Registration No. 333--
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              CELGENE CORPORATION
             (Exact name of Registrant as specified in its charter)

                                ---------------

            DELAWARE                         8731                22-2711928
(State or other jurisdiction of        (Primary Standard      (I.R.S. Employer
incorporation or organization)    Industrial Classification  Identification No.)
                                         Code Number)

                 7 Powder Horn Drive, Warren, New Jersey 07059
                                 (732) 271-1001
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                ---------------

                                JOHN W. JACKSON
               Chairman of the Board and Chief Executive Officer

                              Celgene Corporation
                              7 Powder Horn Drive
                            Warren, New Jersey 07059
                                 (732) 271-1001
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                ---------------

                         Copies of Communications to:

      Robert A. Cantone, Esq.                    Richard R. Plumridge, Esq.
         Proskauer Rose LLP                    Brobeck, Phleger & Harrison LLP
            1585 Broadway                              1633 Broadway
   New York, New York 10036-8299                  New York, New York 10019
           (212) 969-3000                              (212) 581-1600
         Fax (212) 969-2900                          Fax (212) 586-7878

                                ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                      Proposed Maximum     Proposed Maximum      Amount of
   Title of each class of          Amount to be        Offering Price         Aggregate         Registration
 Securities To Be Registered      Registered(1)         Per Share(2)        Offering Price          Fee
------------------------------------------------------------------------------------------------------------
 Common Stock,
  par value $.01 per share      2,990,000 shares           $10.06            $30,086,875        $9,117.24
------------------------------------------------------------------------------------------------------------

(1) Includes 390,000 shares of Common Stock, par value $.01 per share (the "Common Stock") which the Underwriters have an option to purchase to cover over-allotments, if any.

(2) Based on the average high and low trading price on the Nasdaq National Market on October 27, 1997. Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

                ----------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS                        Subject to Completion, Dated October 27, 1997
-------------------------------------------------------------------------------

                                    2,600,000


[Celgene Logo]                 Celgene Corporation


                                   Common Stock


--------------------------------------------------------------------------------

All of the 2,600,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by Celgene Corporation ("Celgene" or the "Company").

The Common Stock is quoted on the Nasdaq National Market under the symbol "CELG." On October 24, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $10-15/16 per share. See "Price Range of Common Stock."

FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 6-10.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       Price to     Underwriting Discounts    Proceeds to
                         Public         and Commissions(1)     Company(2)
--------------------------------------------------------------------------------
Per Common Share      $                   $                    $
--------------------------------------------------------------------------------
Total(3)              $                   $                    $
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $600,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 390,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public will be $ , total Underwriting Discounts and Commissions will be $ and the Proceeds to the Company will be $ . See "Underwriting."

The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the delivery of the certificates therefor will be made at the offices of SBC Warburg Dillon Read Inc., New York,
New York, on or about    , 1997. The Underwriters include:

SBC Warburg Dillon Read Inc.

                       Prudential Securities Incorporated

                                                            Loewenbaum & Company
                                                                  Incorporated

[CELGENE LOGO]             IMMUNOTHERAPEUTIC PLATFORM

[Photo of Thalomid  THALOMID, Celgene's formulation of thalidomide,
blister pack and    is an effective inhibitor of excess production of
STEPS educational   TNF[alpha].
literature]
                    An approvable letter from the FDA has been received for THALOMID in the treatment of inflammatory complications of leprosy. In addition, Celgene expects to file an NDA in early 1998 for the treatment of AIDS cachexia (wasting).

          ------------------------------------------------------------

                      [PHOTO OF "Celgene SelCID Molecule"]

                    SelCIDs[TM], (Selective Cytokine
                    Inhibitory Drugs) a new family of
                    proprietary compounds, have been shown
                    to be highly specific for the
                    suppression of TNF[alpha] in in vitro
                    studies. The Company is currently
                    conducting a Phase I trial.

                                              Diseases Involving
                                I             Excess TNF[alpha]
                                N             --------------------------
                --------------  H  -----      Diabetes (Non-Insulin Dependent)
                                I        -    Alzheimer's
[PHOTO of       TNF[alpha]      B          -  Rheumatoid Arthritis
TNF[alpha]                      I        -    Inflammatory Bowel Disease
molecule]       --------------  T  -----      Cancer Cachexia
                                O             Parkinson's Disease
                                R             Multiple Sclerosis
                                              Lupus

TNF[alpha], a protein essential
to the mounting of a normal                   It is widely believed that
immune response, can be                       selective inhibition of TNF[alpha]
overproduced leading to                       represents a promising new
chronic inflammatory                          strategy for treating chronic
diseases and other disorders.                 inflammatory diseases and
                                              other disorders caused by
                                              excess production of TNF[alpha].

All of the products under development by the Company and the products under development by other companies in which the Company's chirally pure intermediates are being used will require further development, testing, and/or regulatory approval. There can be no assurance that commercially viable products will result from these efforts or that resulting products that receive regulatory approval will achieve market acceptance.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS IN THE COMMON STOCK AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

Celgro[TM], SelCIDs[TM] and THALOMID[TM] are trademarks of the Company. Ritalin[RegTM] is a registered trademark of Novartis AG. All other trademarks, service marks, and tradenames referred to in this Prospectus are the property of their owners.


--------------------------------------------------------------------------------
2

                              PROSPECTUS SUMMARY
---------------------------------------------------------------------------
The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus or incorporated herein by reference, including the information under "Risk Factors." Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

Celgene Corporation ("Celgene" or the "Company") is engaged in the development and commercialization of human pharmaceuticals and agrochemicals, and is employing two broad technology platforms: (i) small molecule immunotherapeutic compound development and (ii) biocatalytic chiral chemistry synthesis. The initial therapeutic focus of the immunology program is the development of small molecule pharmaceuticals that have the potential to selectively regulate Tumor Necrosis Factor[alpha] ("TNF[alpha]"), a protein whose overproduction has been linked to many chronic inflammatory and immunological diseases. The Company's lead compound in immunology is THALOMID[TM], its formulation of thalidomide, a potent yet selective inhibitor of TNF[alpha]. On September 19, 1997, the Company received an approvable letter from the U.S. Food and Drug Administration ("FDA") for THALOMID for the treatment of erythema nodosum leprosum ("ENL"), an inflammatory complication of leprosy. The Company expects to submit an additional New Drug Application ("NDA") in early 1998 for THALOMID in the treatment of cachexia (wasting) in patients with Acquired Immune Deficiency Syndrome ("AIDS"). Celgene has further applied its expertise in small molecule chemistry to develop a class of novel and proprietary thalidomide analogues, as well as a class of proprietary immunotherapeutic pharmaceutical compounds called SelCIDs[TM] ("Selective Cytokine Inhibitory Drugs"). These two classes of compounds are orally administered small molecules that are highly specific for the suppression of TNF[alpha] and are intended to treat chronic inflammatory diseases and other disorders.

The initial therapeutic focus of the biocatalytic chiral chemistry synthesis program is the development of chirally pure pharmaceuticals designed to have greater efficacy and fewer side effects than existing racemic versions. The Company's lead compound in this area is chirally pure dl-methylphenidate (currently marketed under the trade name Ritalin[RegTM]). The Company recently completed a Phase I/II trial and announced that its chirally pure version demonstrated statistically significant efficacy versus a placebo and preliminary indications of longer duration of action relative to the racemic version. The Company is also employing its biocatalytic chiral chemistry synthesis technology to develop chirally pure agrochemicals with superior attributes and/or lower manufacturing costs than the conventional, non-chirally pure equivalent, as well as to support its established business of supplying chirally pure intermediates to other pharmaceutical companies for drug development.

The Company is currently developing THALOMID for the treatment of a variety of serious disease states for which there are currently no adequate therapies. The Company recently received an approvable letter from the FDA for THALOMID to treat ENL. In April 1997, the Company announced that data from its Phase II/III trial of thalidomide for the treatment of cachexia in patients with AIDS showed a statistically significant positive result in the primary endpoint, weight gain. The Company expects to submit an NDA for this indication by early 1998. Celgene is also studying thalidomide in clinical trials for the treatment of three other disease states:

  [bullet] AIDS--Recurrent Aphthous Stomatitis ("RAS"): Phase II/III Trial [bullet] AIDS--Chronic Diarrhea: Phase II Trial
  [bullet] Behcet's disease/Complex Aphthosis: Phase II/III Trial.

In addition, the Company expects to commence clinical trials in 1998 to study thalidomide for the treatment of graft versus host disease and various oncological applications. Working with the FDA, Celgene has proposed a comprehensive education program and distribution system designed to support the safe and appropriate use of thalidomide due to the drug's history of teratogenicity (capacity to cause birth defects).

Celgene is employing its small molecule immunotherapeutics platform to develop compounds with the objective of producing an array of novel, highly potent, selective, safe, orally administered drugs to combat chronic inflammatory and immunological diseases. Chronic inflammatory diseases collectively afflict millions of patients, and are inadequately addressed with existing therapies. The Company has developed two classes of compounds, thalidomide analogues and SelCIDS, which have been demonstrated in in vitro tests using human cells to be significantly more capable than thalidomide at suppressing TNF[alpha] production and, in preclinical tests, have not demonstrated teratogenicity. The initial therapeutic indications targeted for the thalidomide analogues are rheumatoid arthritis and oncological applications, and for the SelCIDs, inflammatory bowel disease and oncological applications. The Company recently commenced a Phase I clinical trial in the United Kingdom to test the safety in humans of its first SelCID compound. The United States Patent and Trademark Office ("U.S. PTO") has issued composition of matter patents to the Company relating to certain of its novel thalidomide analogues and SelCIDs.

Celgene's core chiral technology involves a biocatalytic process. Biocatalysis involves the identification and manipulation of enzymes to perform specialized chemical reactions to produce chirally pure compounds. Chirality refers to the property of many chemical compounds to exist in two or more different conformations that are mirror images of each other. While one conformation may have beneficial effects, the other or others may be inactive or produce undesirable effects. Chirally pure compounds contain only one of these conformations, and thus may have attributes superior to those of the racemic mixture.

Since 1991, Celgene has manufactured and sold chirally pure intermediates to major pharmaceutical companies for use in the development of chirally pure pharmaceuticals, and a number of these companies are conducting advanced clinical trials of pharmaceuticals that incorporate the Company's chirally pure intermediates.

The Company is employing its biocatalytic chiral chemistry synthesis technology to develop its own chirally pure versions of existing pharmaceutical products that may demonstrate greater efficacy and/or fewer side effects than existing racemic products. The Company filed Investigational New Drug applications ("INDs") in the United States and Canada for a chirally pure version of dl-methylphenidate, which has been used for decades in formulations such as Ritalin[RegTM], for the treatment of Attention Deficit Hyperactivity Disorder ("ADHD") in children. The Company recently completed its Phase I/II clinical trial of the drug and announced that its chirally pure version demonstrated statistically significant efficacy versus a placebo and preliminary indications of longer duration of action relative to the racemic version. The Company is also developing a chirally pure formulation of mexiletine for the treatment of neuropathic pain, a chronic pain state frequently associated with trauma, spinal cord injury, and complications of diabetes. Celgene recently reported that its chirally pure formulation of mexiletine substantially reduced severe neuropathic pain in established animal models.

Celgene, through its Celgro[TM] subsidiary, is also applying its chiral technology to the production of chirally pure agrochemicals, in which the Company's biocatalytic process can add significant value by substantially lowering manufacturing costs and reducing environmental impact. Since 1994, the Company has been developing a process to manufacture a chirally pure version of a currently marketed crop protection agent under a research and development agreement, initially with Sandoz and subsequently with BASF AG ("BASF"), which acquired Sandoz' agrochemical business. The Company has successfully scaled up its process technology to demonstrate ability to produce commercial quantities of the BASF product, and a commercial agreement is being negotiated.

Celgene has established a small sales and marketing organization to market THALOMID, subject to regulatory approval of the product. The Company intends to develop and market on its own pharmaceuticals for indications with smaller patient populations. For drugs with indications with larger patient populations, the Company anticipates partnering with pharmaceutical companies. The Company also anticipates partnering with companies for the development and commercialization of the Company's chirally pure pharmaceutical and agrochemical products. Celgene expects that these arrangements typically will include milestone payments, reimbursement of research and development expenses and royalty arrangements.
                               ---------------
The Company was incorporated in Delaware in 1986. The Company's principal executive offices are located at 7 Powder Horn Drive, Warren, New Jersey 07059. Its telephone number is (732) 271-1001 and its fax number is (732) 271-4184.

                                 RISK FACTORS
An investment in the Common Stock offered hereby involves a high degree of risk. See "Risk Factors," beginning on page 6.

                                 THE OFFERING

Common Stock Offered ............................   2,600,000 shares

Common Stock Outstanding after the Offering .....   15,768,390 shares (1)

Use of Proceeds .................................   Development and commercialization of the Company's
                                                    immunotherapeutic products and chiral products, the
                                                    introduction of THALOMID, and for other working capital and general corporate purposes.

Nasdaq National Market Symbol ...................   CELG

                             Summary Financial Data
                      (in thousands, except per share data)

                                                                                     Years Ended December 31,
                                                                   --------------------------------------------------------------
Statement of Operations Data:                                        1992         1993         1994         1995         1996
-----------------------------                                     ----------- ------------ ------------ ------------ ------------
Total revenues ..................................................   $   722     $  1,807     $  2,256     $  1,173     $  2,502
Total expenses ..................................................     7,548        9,615       10,720       11,833       21,305
                                                                    -------     --------     --------     --------     --------
Loss from operations ............................................    (6,826)      (7,808)      (8,464)     (10,660)     (18,803)
Other income, net ...............................................     1,597          800          587          143          984
                                                                    -------     --------     --------     --------     --------
Loss from continuing operations .................................    (5,229)      (7,008)      (7,877)     (10,517)     (17,819)
Loss from discontinued operations ...............................    (1,918)      (3,318)      (2,336)          --           --
                                                                    -------     --------     --------     --------     --------
Net loss ........................................................    (7,147)     (10,326)     (10,213)     (10,517)     (17,819)
Accretion of premium payable on preferred stock and warrants ....        --           --           --           --        1,013
Deemed dividend for preferred stock conversion discount .........        --           --           --           --        2,778
                                                                    -------     --------     --------     --------     --------
Net loss applicable to common stockholders ......................   $(7,147)    $(10,326)    $(10,213)    $(10,517)    $(21,610)
                                                                    =======     ========     ========     ========     ========
Per share net loss applicable to common stockholders ............   $ (0.92)    $  (1.32)    $  (1.30)    $  (1.30)    $  (2.29)
                                                                    =======     ========     ========     ========     ========
Weighted average number of shares of common stock outstanding ...     7,789        7,841        7,853        8,073        9,450

                                                                      Nine Months Ended
                                                                        September 30,
                                                                  -------------------------
                                                                        (Unaudited)
                                                                        -----------
Statement of Operations Data:                                         1996         1997
-----------------------------                                     ------------  ------------
Total revenues ..................................................   $  1,808     $  1,816
Total expenses ..................................................     14,403       19,708
                                                                    --------     --------
Loss from operations ............................................    (12,595)     (17,892)
Other income, net ...............................................        734          337
                                                                    --------     --------
Loss from continuing operations .................................    (11,861)     (17,555)
Loss from discontinued operations ...............................         --           --
                                                                    --------     --------
Net loss ........................................................    (11,861)     (17,555)
Accretion of premium payable on preferred stock and warrants ....        764          475
Deemed dividend for preferred stock conversion discount .........      2,778          953
                                                                    --------     --------
Net loss applicable to common stockholders ......................   $(15,403)    $(18,983)
                                                                    ========     ========
Per share net loss applicable to common stockholders ............   $  (1.67)    $  (1.63)
                                                                    ========     ========
Weighted average number of shares of common stock outstanding ...      9,227       11,647

                                                         September 30, 1997
                                                     ---------------------------
Balance Sheet Data:                                    Actual     As Adjusted(2)
-------------------                                  -----------  --------------
Cash, cash equivalents, and marketable securities ..  $   5,003        30,992
Total assets .......................................      8,410        34,399
Accumulated deficit ................................   (111,582)     (111,582)
Total stockholders' equity .........................      5,103        31,092

(1) Excludes as of September 30, 1997: an aggregate of 488,926 shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred Stock; 903,286 shares of Common Stock issuable upon exercise of warrants, and 2,332,747 shares of Common Stock issuable upon exercise of currently outstanding stock options granted under the Company's 1986 Stock Option Plan, 1992 Long-Term Incentive Plan, 1992 Non-Employee Directors' Stock Option Plan, and 1995 Non-Employee Directors' Incentive Plan (collectively, the "Stock Plans"). See "Description of Capital Stock" and Notes 6 and 7 to the Financial Statements.

(2) Adjusted to give effect to the receipt of the net proceeds from the sale of 2,600,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $10-15/16 per share, after deduction of underwriting discounts and commissions and estimated expenses payable by the Company in connection with the Offering).

                                 RISK FACTORS
--------------------------------------------------------------------------------
Prospective investors in the shares of Common Stock offered hereby should carefully consider the following risk factors, as well as the other information contained in the Prospectus, or incorporated by reference herein before purchasing any of the Common Stock offered hereby.

Uncertainty of Product Development. Many of the Company's products and processes are in the early or mid-stages of development and will require the commitment of substantial resources, extensive research, development, preclinical testing, clinical trials, manufacturing scale-up, and regulatory approval prior to commercialization. To date, the Company has produced and sold only small quantities of chirally pure intermediates and has not yet commercialized any immunotherapeutic pharmaceuticals, chirally pure pharmaceuticals, or chirally pure agrochemicals. All of the products under development by the Company, and the products under development by other companies in which the Company's chirally pure intermediates are being used, will require further development, clinical testing, and regulatory approvals, and there can be no assurance that commercially viable products will result from these efforts. See "Business."

Uncertainty Associated with Clinical Trials; Extensive Government
Regulation. The preclinical development, clinical trials, manufacturing, marketing, and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. There can be no assurance that the Company will be able to obtain the necessary approvals required to market its products in any of these markets. Substantially all of the Company's current chirally pure intermediates may be components of pharmaceutical and agrochemical products developed and marketed by others. The testing, marketing, and manufacturing of such pharmaceutical and agrochemical products, as well as of the Company's proprietary products, will require regulatory approval, including approval from the FDA, and, in certain cases, from the U.S. Environmental Protection Agency (the "EPA"), or governmental authorities outside of the United States that perform roles similar to those of the FDA and EPA. It is not possible to predict how long the approval processes for any of the Company's products will take or whether any such approvals ultimately will be granted. Positive results in preclinical testing and/or early phases of clinical studies are no assurance of success in later phases of the approval process. In general, preclinical tests and clinical trials can take many years, and require the expenditure of substantial resources, and the data obtained from such tests and trials can be susceptible to varying interpretation that could delay, limit, or prevent regulatory approval. Also, delays or rejections may be encountered during any stage of the regulatory approval process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, the regulatory agency's requirements for safety, efficacy, and quality or, in the case of a product seeking an orphan drug indication, because another designee received approval first; and those requirements may become more stringent due to changes in regulatory agency policy, or the adoption of new regulations. Clinical trials may also be delayed due to unanticipated side effects, the inability to locate, recruit and qualify sufficient numbers of patients, lack of funding, the inability to locate or recruit scientists, the redesign of clinical trial programs, the inability to manufacture or acquire sufficient quantities of the particular product candidate or any other components required for clinical trials, changes in focus of the Company's or its collaborative partner's development focus, and the disclosure of trial results by competitors. Even if regulatory approval is obtained for any of the Company's pharmaceutical products or products manufactured with the Company's chirally pure intermediates or using the Company's biocatalytic chiral processes, the scope of the approval may significantly limit the indicated uses for which such products may be marketed. Further, in connection with its NDA application for THALOMID, the Company is conducting a Phase IV trial. Approved drugs and agrochemicals, as well as their manufacturers, are subject to on-going review, and discovery of previously unknown problems with such products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market. Delays in obtaining, or the failure to obtain and maintain, necessary approvals from the FDA, EPA, or other regulatory agencies for the Company's proprietary products, or the products in which the Company's products are to be included, would have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business--Governmental Regulation."

No Assurance of Market Acceptance. There can be no assurance that those of the Company's products which receive regulatory approval, or for which no regulatory approval is required, will achieve market acceptance. A number of factors render the degree of market acceptance of the Company's products uncertain, including the extent to which the Company can demonstrate such products' efficacy, safety, and advantages over competing products, as well as the reimbursement policies of third party payors, such as government and private insurance plans. In addition, there can be no assurance that the Company's Celgro subsidiary will be able to negotiate a licensing agreement with BASF or any other agrochemical manufacturer on terms acceptable to the Company, or at all. Failure of the Company's products to achieve market acceptance would have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business--Competition."


--------------------------------------------------------------------------------
6

Risks of Product Liability and Availability of Insurance. The Company may be subject to product liability or other claims based on allegations that the use of its technology or products has resulted in adverse effects, whether by participants in the Company's clinical trials or by patients (if and when such products are approved). Thalidomide, when used by pregnant women, has resulted in serious birth defects. Therefore, necessary and strict precautions must be taken by physicians prescribing the drug to women with childbearing potential, and there can be no assurance that such precautions will be observed in all cases or, if observed, will be effective. Use of thalidomide has also been associated, in a limited number of cases, with other side effects, including nerve damage. Although the Company has product liability insurance in force that it believes to be appropriate, there can be no assurance that it will be able to obtain additional coverage as required, or that such coverage will be adequate to protect the Company in the event claims are asserted against it. The obligation to defend against or pay any product liability claim may have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business."

Dependence on Patent and Proprietary Rights. The Company's success will depend, in part, on its ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties when necessary, and conduct its business without infringing the proprietary rights of others. The patent positions of pharmaceutical and biotechnology firms, including the Company, can be uncertain and involve complex legal and factual questions. In addition, the coverage sought in a patent application can be significantly reduced before the patent is issued. Consequently, the Company does not know whether any of its pending applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage, or will be circumvented by others. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications, or that it was the first to file patent applications for such inventions. In the event a third party has also filed a patent for any of its inventions, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in the loss of any opportunity to secure patent protection for the invention and the loss of any right to use the invention, and even if the eventual outcome is favorable to the Company, such interference proceedings could result in substantial cost to the Company. Protection of patent applications and litigation to establish the validity and scope of patents, to assert patent infringement claims against others and to defend against patent infringement claims by others can be expensive and time-consuming. There can be no assurance that in the event that any claims with respect to any of the Company's patents, if issued, are challenged by one or more third parties, that any court or patent authority ruling on such challenge will determine that such patent claims are valid and enforceable. An adverse outcome in such litigation could cause the Company to lose exclusivity relating to such patent claims. If a third party is found to have rights covering products or processes used by the Company, then the Company could be forced to cease using the technologies covered by the disputed rights, could be subject to significant liabilities to such third party, and could be required to license technologies from such third party. Also, different countries have different procedures for obtaining patents, and patents issued by different countries provide different degrees of protection against the use of a patented invention by others. There can be no assurance, therefore, that the issuance to the Company in one country of a patent covering an invention will be followed by the issuance in other countries of patents covering the same invention, or that any judicial interpretation of the validity, enforceability, or scope of the claims in a patent issued in one country will be similar to the judicial interpretation given to a corresponding patent issued in another country. Furthermore, even if the Company's patents are determined to be valid, enforceable, and broad in scope, there can be no assurance that competitors will not be able to design around such patents and compete with the Company using the resulting alternative technology. The Company does not currently have, nor does it intend to seek, patent protection relating to the use of THALOMID to treat erythema nodosum leprosum, an inflammatory complication of leprosy, which is the only indication with respect to which the Company has received an approvable letter from the U.S. Food and Drug Administration. The Company also relies upon unpatented proprietary and trade secret technology that it seeks to protect, in part, by confidentiality agreements with its collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. There can be no assurance that these agreements provide meaningful protection or that they will not be breached, that the Company would have adequate remedies for any such breach, or that the Company's trade secrets, proprietary know-how, and technological advances will not otherwise become known to others. In addition, there can be no assurance that, despite precautions taken by the Company, others have not and will not obtain access to the Company's proprietary technology. See "Business--Patents and Proprietary Technology."

History of Operating Losses; Capital Requirements; Uncertainty of Additional Funding. The Company has sustained losses in each year since its incorporation in 1986. The Company sustained a net loss of approximately $17.6 million for the nine months ended September 30, 1997 and $17.8 million for the year ended December 31, 1996, and had an accumulated deficit of approximately $111.6 million at September 30, 1997. The Company expects to make substantial expenditures to further


--------------------------------------------------------------------------------
develop its immunotherapeutic and chiral products, and, based on these expenditures, it is probable that losses will continue for at least the next 18 to 24 months. The Company expects that its rate of spending generally will remain high as the result of increased clinical trial costs and expenses associated with the regulatory approval process and commercialization of products now in development. In order to assure funding for the Company's future operations the Company needs to seek additional capital resources. If the Company is unable to raise additional funds the Company believes that its current financial resources could fund operations based on reduced levels of research and development and administrative activities through the end of 1997. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the results of the Company's development and commercialization programs, the timing and results of preclinical and clinical trials, the timing and costs of obtaining regulatory approvals, the level of resources that the Company commits to the development of manufacturing, marketing, and sales capabilities, the ability of the Company to license its biocatalytic chiral process technology to agrochemical companies, the technological advances and activities of competitors, and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Intense Competition and Rapid Technological Change. The pharmaceutical and agrochemical businesses in which the Company operates are highly competitive and subject to rapid and profound technological change. The Company's present and potential competitors include major chemical and pharmaceutical companies, as well as specialized biotechnology firms in the United States and in other countries. Most of these companies have considerably greater financial, technical, and marketing resources than the Company. The Company also experiences competition in the development of its products and processes from universities and other research institutions and, in some instances, competes with others in acquiring technology from such sources. The pharmaceutical and agrochemical industries have undergone, and are expected to continue to undergo, rapid and significant technological change, and the Company expects competition to intensify as technical advances in each field are made and become more widely known. There can be no assurance that others will not develop products or processes with significant advantages over the products and processes that the Company is seeking to develop. Any such development could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business--Competition."

Dependence on Sole Supplier of Raw Material and Sole Encapsulator for
THALOMID. The Company obtains all of its bulk drug material for THALOMID from a single source. In addition, the Company currently relies on a single manufacturer to encapsulate THALOMID. Because the FDA requires that all suppliers of pharmaceutical bulk material and all manufacturers of pharmaceuticals for sale in the United States achieve and maintain compliance with current Good Manufacturing Practice regulations and guidelines ("GMP"), if the operations of the sole supplier or the sole encapsulator were to become unavailable for any reason, the required FDA review of the operations of a new supplier or new encapsulator could cause a delay in the manufacture of THALOMID. Such a delay could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business--Government Regulation" and "Business--Manufacturing."

Dependence on Collaborative Partners and Other Third Parties. The Company's ability to fully commercialize its proprietary products, if developed, may depend to some extent upon the Company's ability to enter into joint ventures or other arrangements with established pharmaceutical companies with the requisite experience and financial and other resources to obtain regulatory approval, and to manufacture and market such products. Accordingly, the Company's success will depend, in part, upon the subsequent success of such third parties in performing preclinical testing and clinical trials, obtaining the requisite regulatory approvals, scaling up manufacturing, successfully commercializing the licensed product candidates and otherwise performing their obligations. There can be no assurance that the Company will be able to enter into acceptable collaborative and licensing arrangements on acceptable terms, if at all, that such arrangements will be successful, that the parties with which the Company may establish arrangements will perform their obligations, or that potential collaborators will not compete with the Company by seeking alternative means of developing therapeutics for the diseases targeted by the Company. There can be no assurance that the Company's existing or future arrangements will lead to the development of product candidates or compounds with commercial potential, that the Company will be able to obtain or maintain proprietary rights or licenses for the proprietary rights with respect to any technology or product candidates or compounds developed in connection with these arrangements, or that the Company will be able to ensure the confidentiality of any proprietary rights and information developed in such arrangements or prevent the public disclosure thereof.

Under an agreement with The Rockefeller University ("Rockefeller"), the Company has obtained certain exclusive rights and licenses to manufacture, use, and sell products that are based on compounds identified in research carried out by Rockefeller and the Company that can be used for treating toxicity associated with high concentrations of TNF[alpha] (the "Rockefeller License"). The Rockefeller License is terminable by Rockefeller in the event of a material breach of the agreement's terms by Celgene, which breach shall fail to be remedied for more than sixty days after notice thereof. In addition, the Company's chirally pure intermediates are components of pharmaceutical or agrochemical products that are developed and marketed by others,


--------------------------------------------------------------------------------
8
and therefore the success of the Company's chirally pure intermediates is dependent upon the efforts of third parties over which the Company has no control. Such third parties may fail to pursue or fund those products that include the Company's chirally pure intermediates. See "Business--Patents and Proprietary Technology."

Lack of Manufacturing Capabilities. The manufacture of large quantities of pharmaceuticals is a complex process, and all pharmaceutical manufacturing facilities must comply with applicable regulations of the FDA. While the Company has developed expertise in the production of certain of its chirally pure intermediates in developmental quantities, the Company currently has no experience in, or its own facilities for, manufacturing any products on a commercial scale. The Company currently utilizes an outside manufacturer for the production of THALOMID, and currently intends to utilize outside manufacturers if and when needed to produce the Company's other products on a commercial scale. There can be no assurance that such manufacturers will meet the Company's requirements for quality, quantity, or timeliness, or that these manufacturers will achieve and maintain compliance with all applicable regulations.

Limited Marketing Capabilities. The Company has established a sales and marketing organization to commercialize THALOMID (subject to regulatory approval of the product), and with respect to certain other products, it may seek a corporate partner to provide such services. Any delay in developing these resources for THALOMID may have an adverse impact on potential sales of THALOMID. The Company has contracted with a specialty distributor to distribute THALOMID if and when approved. Failure of such specialty distributor to properly and continuously perform its obligations under such agreement could have a material adverse effect on the Company. In addition, the Company has a direct sales force, comprised of three sales persons, which markets its chirally pure intermediates. See "Business--Sales and Marketing."

Dependence on Reimbursement; Uncertainty of Product Pricing. Sales of the Company's pharmaceutical products, and sales of pharmaceutical products of other companies of which the Company's chirally pure intermediates may be a component, will depend, in part, on the extent to which the costs of such products will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, private health coverage insurers, and other third party payors. These health care management organizations and third party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority, and the prices of pharmaceutical and biotechnology drugs have been targeted in this effort. If the Company succeeds in bringing any pharmaceutical products to market, there can be no assurance that such products will be considered cost effective by payors, that reimbursement will be available or, if available, that the level of reimbursement will be sufficient to allow the Company to sell its products on a profitable basis.

Dependence on Key Personnel. The success of the Company will depend, in large part, on its ability to continue to attract and retain highly skilled scientific and management personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract and retain such persons. The loss of the Company's executive officers or scientific personnel, or the failure of the Company to attract and retain other highly skilled personnel would have a material adverse effect on the Company's business, financial condition, and results of operations. The Company does not maintain key man life insurance coverage on the lives of any of its officers or key employees. See "Management."

Environmental/Safety Hazards. The Company uses certain hazardous materials in its research and development activities. While the Company believes it is currently in substantial compliance with the federal, state, and local laws and regulations governing such use, there can be no assurance that accidental injury or contamination will not occur. Any such accident or contamination could result in substantial liabilities, which could exceed the Company's resources. Additionally, there can be no assurance that the cost of compliance with environmental and safety laws and regulations will not be greater than currently expected.

Shares Eligible for Future Sale. Future sales of substantial amounts of Common Stock could adversely affect the prevailing market price of the Company's Common Stock. If all of the shares of the Series A Convertible Preferred Stock outstanding on September 30, 1997 (including shares issuable in payment of accretion through that date) had been converted on that date at conversion prices based on the closing price of the Common Stock for the seven trading days preceding September 30, 1997, approximately 488,926 shares of Common Stock would have been issued. Furthermore, should the trading price of the Common Stock decline prior to the conversion of all shares of the Preferred Stock, the number of shares of Common Stock issuable upon conversion thereof may increase proportionately. In addition, as of September 30, 1997, there were outstanding stock options for approximately 2,332,747 shares of Common Stock, of which approximately 1,436,019 were currently exercisable, and warrants either outstanding or issuable upon demand that are exercisable for 903,286 shares of Common


--------------------------------------------------------------------------------

Stock. All shares of Common Stock referred to in this paragraph would be freely tradeable upon issuance. See "Description of Capital Stock."

Potential Fluctuations in Quarterly Operating Results. The Company has historically experienced, and expects to continue for the foreseeable future to experience, significant fluctuations in its quarterly operating results. This fluctuation is due to a number of factors, many of which are outside the Company's control, including the timing of orders for chirally pure intermediates and the timing of receipt of certain research and development payments. Such quarterly fluctuations in operating results may result in increased volatility of the Company's stock price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

Volatility of Stock Price. There has been significant volatility in the market prices for publicly traded shares of specialty pharmaceuticals companies, including those of the Company. There can be no assurance that the price of the Common Stock will remain at or exceed current levels. Factors such as announcements of technical or product developments by the Company or its competitors, market conditions for specialty pharmaceuticals stocks in general, governmental regulation, healthcare legislation, public announcements regarding medical advances in the treatment of the disease states that the Company is targeting, or patent or proprietary rights developments may have a significant impact on the market price of the Common Stock. See "Price Range of Common Stock."

Anti-Takeover Effects of Shareholder Rights Plan; Certain Charter and By-law Provisions; Delaware Law. The Board of Directors has adopted a shareholder rights plan (the "Rights Plan"), the purpose of which is to protect stockholders against unsolicited attempts to acquire control of the Company that do not offer a fair price to all stockholders. The Plan is not intended to prevent, and should not prevent, an offer to acquire the Company at a price and on terms that are in the best interests of all stockholders, or a negotiated transaction to sell the Company for a purchase price determined by the Board to be in the Company's and its stockholders' best interests, nor should it have a material adverse affect on the ability of a person or group to obtain representation on or control of the Board through a proxy contest. Nonetheless, the Rights Plan may have the effect of dissuading a potential acquiror from making an offer for all the outstanding shares of Common Stock at a price that represents a premium to the then current trading price.

Moreover, the Board of Directors has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges, and preferences of those shares. Such issuance could adversely affect the holders of Common Stock, and could discourage a third party from acquiring a majority of the Company's outstanding voting stock.

Additionally, the Board of Directors of the Company has adopted certain amendments to the Company's By-laws intended to strengthen the Board's position in the event of a hostile takeover attempt. The By-law provisions have the following effects: (1) they provide that only persons who are nominated in accordance with the procedures set forth in the By-laws shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the By-laws; (2) they provide that only business brought before the annual meeting by the Board of Directors or by a stockholder who complies with the procedures set forth in the By-laws may be transacted at an annual meeting of stockholders; (3) they provide that only members of the Board of Directors may call special meetings of the stockholders of the Company; (4) they establish a procedure for the Board of Directors to fix the record date whenever stockholder action by written consent is undertaken, and (5) they require a vote of holders of two-thirds of the outstanding shares of Common Stock to amend certain By-law provisions.

Furthermore, Section 203 of the Delaware General Corporation Law prohibits a purchaser who acquires more than 15% of a target corporation's stock without the approval of the corporation's board of directors from completing a business combination with the target for three years unless the purchaser (i) increases its stake from less than 15% to at least 85% of the corporation's outstanding stock in a single transaction, such as a tender offer, (ii) obtains the approval of both the target corporation's board of directors and the holders of two-thirds of the outstanding shares it does not already own, or (iii) benefits from certain other exceptions. See "Description of Capital Stock."

Dilution. The offering price of the securities issued in this offering is substantially higher than the book value per share of Common Stock. Investors purchasing securities in this offering therefore will incur immediate, substantial dilution. See "Dilution."

Absence of Cash Dividends on Common Stock. The Company has never declared or paid cash dividends on its Common Stock, and does not anticipate doing so in the foreseeable future. See "Dividend Policy."


--------------------------------------------------------------------------------
10

Forward-Looking Statements

This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such things as the attainment of pharmaceutical development milestones or the receipt of regulatory approval or the entering into of licensing or partnership arrangements and other similar matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from the Company's expectations, including the risk factors discussed in this Prospectus and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. The Company assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.


--------------------------------------------------------------------------------

                                USE OF PROCEEDS
--------------------------------------------------------------------------------
The net proceeds to the Company from the sale of shares of Common Stock offered by the Company hereby are estimated to be approximately $25,989,000
($29,977,000 if the Underwriters' over-allotment option is exercised in full), based on the assumed public offering price of $10-15/16 per share, and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Company intends to use the net proceeds for the further development and commercialization of the Company's immunotherapeutic products, including THALOMID, and the Company's chiral products and for other working capital and general corporate purposes, including administrative and overhead expenses. The Company may also use a portion of the net proceeds to acquire or license products or technologies complementary to the Company's business, although the Company has no agreements or commitments for any such acquisition or license. Pending such use, the Company expects to invest the net proceeds in short-term, interest-bearing, investment grade securities.

The Company anticipates that its current resources, together with the proceeds of the Offering, continued revenue from sales of chirally pure intermediates at present levels and revenues under existing research contracts, will be sufficient to meet the Company's operating and capital requirements for approximately 12 months. However, there can be no assurance that the Company will not need to obtain additional financing prior to such time, or that such financing will be available on terms acceptable to the Company, or at all. The Company's actual cash requirements may vary materially from those now planned, and will depend upon numerous factors, including the results of the Company's development and commercialization programs, the timing and results of preclinical and clinical trials, the timing and costs of obtaining regulatory approvals, the level of resources that the Company commits to the development of manufacturing, marketing, and sales capabilities, the ability of the Company to license its biocatalytic chiral process technology to agrochemical companies, the technological advances and activities of competitors, and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Risk Factors -- History of Operating Losses; Capital Requirements; Uncertainty of Additional Funding."

                          PRICE RANGE OF COMMON STOCK
--------------------------------------------------------------------------------
The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CELG." The following table sets forth, for the periods, indicated the intra-day high and low sale prices per share of Common Stock on the Nasdaq National Market:

                                                       High       Low
                                                     --------   -------
1997
Fourth Quarter (through October 24, 1997)   ......    $13-3/8     $10-7/8
Third Quarter    .................................     12-1/2       6-3/4
Second Quarter   .................................      7-7/8       4-7/8
First Quarter    .................................     12-3/8       7

1996
Fourth Quarter   .................................     12-1/4       7-7/8
Third Quarter ....................................     11-7/8       6
Second Quarter   .................................     18-1/8      11-1/8
First Quarter    .................................     19          11-1/8

1995
Fourth Quarter   .................................     13-1/2       8-1/4
Third Quarter ....................................     11-1/4       7-1/4
Second Quarter   .................................     11-1/2       4-7/8
First Quarter    .................................      6-1/4       4-3/8

The last reported sales price per share for the Common Stock on the Nasdaq National Market on October 24, 1997 was $10-15/16. As of October 24, 1997, there were approximately 467 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY
--------------------------------------------------------------------------------
The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain any future earnings for funding growth and therefore, does not anticipate paying any cash dividends on its Common
Stock in the foreseeable future.


--------------------------------------------------------------------------------
12

                                CAPITALIZATION
--------------------------------------------------------------------------------
The following table sets forth at September 30, 1997 (i) the actual capitalization of the Company, and (ii) the capitalization as adjusted to reflect the receipt of the estimated net proceeds, based on an assumed public offering price of $10-15/16 per share, from the sale of 2,600,000 shares of Common Stock being offered by the Company hereby after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.

                                                                                       September 30, 1997
                                                                              ------------------------------------
                                                                                    Actual           As Adjusted
                                                                              -----------------   ----------------
Stockholders' equity:
 Preferred stock, $.01 par value per share; authorized 5,000,000 shares:
  Series A convertible, redeemable 4.9% cumulative preferred; authorized
  520 shares; issued and outstanding 80 shares; includes $306,633 accretion
  premium.  ...............................................................         4,306,633         4,306,633
  Series B convertible redeemable 9% cumulative preferred; authorized
  20,000 shares; issued and outstanding, 0 shares. ........................                --                --

 Common stock, $.01 par value per share; authorized 20,000,000 shares;
 13,191,278 shares issued and outstanding; 15,791,278 shares issued and
 outstanding as adjusted (1)  .............................................           131,913           157,913

 Additional paid-in capital   .............................................       112,322,889       138,285,889

 Common stock in treasury, at cost; 22,888 shares  ........................           (76,534)          (76,534)

 Accumulated deficit ......................................................      (111,581,674)     (111,581,674)

 Net unrealized gain (loss) on marketable securities available for sale....               128               128
                                                                               --------------     --------------

  Total stockholders' equity  .............................................         5,103,355        31,092,355
                                                                               --------------     --------------

   Total capitalization    ................................................    $    5,103,355     $  31,092,355
                                                                               ==============     ==============

-----------
(1) Excludes shares of Common Stock reserved for issuance upon conversion of the Company's Series A Convertible Preferred Stock, upon exercise of warrants, and upon exercise of stock options granted under the Stock Plans. See "Description of Capital Stock" and Notes 6 and 7 to the Financial Statements.


--------------------------------------------------------------------------------

                                   DILUTION
--------------------------------------------------------------------------------
As of September 30, 1997, the Company had a net tangible book value of $5.1 million, or $0.39 per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value (tangible assets less liabilities) of the Company by the 13,168,390 shares of Common Stock outstanding at such date. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of Common Stock in this Offering, and the net tangible book value per share of Common Stock immediately after the completion of this Offering. Without taking into account any changes in net tangible book value after September 30, 1997 other than to give effect to the sale by the Company of the 2,600,000 shares of Common Stock offered hereby (based upon an assumed offering price of $10-15/16 per share), and the receipt by the Company of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of September 30, 1997 would have been $1.97 per share. This represents an immediate increase in the pro forma net tangible book value of $1.58 per share to existing investors, and an immediate dilution in net tangible book value of $8.97 per share to new investors purchasing shares of Common Stock in this Offering.

The following table presents this per share dilution:

   Assumed public offering price per share   ...........................               $ 10.94
    Net tangible book value per share as of September 30, 1997    ......    $ 0.39
    Increase per share attributable to this Offering  ..................      1.58
                                                                            -------
  Pro forma net tangible book value per share after this Offering    ...                  1.97
                                                                                       --------
  Dilution per share to new investors  .................................               $  8.97
                                                                                       ========

The preceding table excludes shares of Common Stock reserved for issuance upon conversion of the Company's Series A Convertible Preferred Stock, upon exercise of warrants, and upon exercise of stock options granted under the Stock Plans. To the extent that the conversion price or exercise price of the Preferred Stock, warrants or stock options is less than the offering price for the shares of Common Stock offered hereby, furth dilution will result. See "Description of Capital Stock" and Notes 6 and 7 to the Financial Statements.


--------------------------------------------------------------------------------
14

                            SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------
The following Selected Financial Data should be read in conjunction with the Company's Financial Statements and the Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus. The data set forth below with respect to the Company's Statement of Operations for the years ended December 31, 1994, 1995 and 1996, are derived from the Company's financial statements which have been audited by KPMG Peat Marwick LLP, independent accountants, and which are included elsewhere in this Prospectus and are qualified by reference to such Financial Statements and Notes thereto. Other information has been derived from other audited financial statements. The data set forth below with respect to the Company's Statement of Operations for the nine months ended September 30, 1996 and 1997, and the balance sheet data as of September 30, 1997 have been derived from the Company's unaudited financial statements which are included elsewhere in this Prospectus and are qualified by reference to such Financial Statements and Notes thereto. The historical results are not necessarily indicative of future results of operations.

                                                                     Year Ended December 31,
                                                  -------------------------------------------------------------
Statement of Operations Data:                        1992        1993        1994         1995         1996
-----------------------------                     ----------- ----------- ----------- ------------ ------------
                                                            (in thousands, except per share amounts)
                                                  -------------------------------------------------------------
Revenues:
  Chirally pure intermediates  ..................  $    272   $  1,652    $  1,998     $     658    $   1,466
  Research contracts  ...........................       450        155         258           515        1,036
                                                   --------   ---------   ---------    ---------    ---------
  Total Revenues   ..............................       722      1,807       2,256         1,173        2,502
Expenses:
  Cost of goods sold  ...........................       304      1,445       1,097           792          981
  Research and development  .....................     3,876      4,762       6,492         8,183       16,323
  Selling, general and administrative   .........     3,368      3,408       3,131         2,858        4,001
                                                   --------   ---------   ---------    ---------    ---------
  Total Expenses   ..............................     7,548      9,615      10,720        11,833       21,305
                                                   --------   ---------   ---------    ---------    ---------
  Loss from operations   ........................    (6,826)    (7,808)     (8,464)      (10,660)     (18,803)
Other Income and Expense:
  Interest income  ..............................     1,597        993         587           568        1,308
  Interest expense ..............................        --        193          --           425          324
                                                   --------   ---------   ---------    ---------    ---------
Loss from continuing operations   ...............    (5,229)    (7,008)     (7,877)      (10,517)     (17,819)
Loss from discontinued operations ...............    (1,918)    (3,318)     (2,336)           --           --
                                                   --------   ---------   ---------    ---------    ---------
Net loss  .......................................    (7,147)   (10,326)    (10,213)      (10,517)     (17,819)
Accretion of premium payable on preferred
 stock and warrants   ...........................        --         --          --            --        1,013
Deemed dividend for preferred stock
 conversion discount  ...........................        --         --          --            --        2,778
                                                   --------   ---------   ---------    ---------    ---------
Net loss applicable to common stockholders ......  $ (7,147)  $(10,326)   $(10,213)    $ (10,517)   $ (21,610)
                                                   ========   =========   =========    =========    =========
Per share of Common Stock:
  Loss from continuing operations ...............     (0.67)     (0.89)      (1.00)        (1.30)       (1.89)
  Loss from discontinued operations  ............     (0.25)     (0.43)      (0.30)           --           --
  Net loss applicable to
   common stockholders   ........................  $  (0.92)  $  (1.32)   $  (1.30)    $   (1.30)   $   (2.29)
                                                   ========   =========   =========    =========    =========
Weighted average number of shares of
 common stock outstanding   .....................     7,789      7,841       7,853         8,073        9,450



                                                      Nine Months Ended
                                                        September 30,
                                                  -------------------------
Statement of Operations Data:                         1996         1997
-----------------------------                     ------------ ------------
                                                         (Unaudited)
                                                  -------------------------
Revenues:
  Chirally pure intermediates  ..................  $   1,096    $     897
  Research contracts  ...........................        712          919
                                                   ---------    ---------
  Total Revenues   ..............................      1,808        1,816
Expenses:
  Cost of goods sold  ...........................        683          642
  Research and development  .....................     10,982       13,285
  Selling, general and administrative   .........      2,738        5,781
                                                   ---------    ---------
  Total Expenses   ..............................     14,403       19,708
                                                   ---------    ---------
  Loss from operations   ........................    (12,595)     (17,892)
Other Income and Expense:
  Interest income  ..............................        990          442
  Interest expense ..............................        256          105
                                                   ---------    ---------
Loss from continuing operations   ...............    (11,861)     (17,555)
Loss from discontinued operations ...............         --           --
                                                   ---------    ---------
Net loss  .......................................    (11,861)     (17,555)
Accretion of premium payable on preferred
 stock and warrants   ...........................        764          475
Deemed dividend for preferred stock
 conversion discount  ...........................      2,778          953
                                                   ---------    ---------
Net loss applicable to common stockholders ......  $ (15,403)   $ (18,983)
                                                   =========    =========
Per share of Common Stock:
  Loss from continuing operations ...............      (1.29)       (1.51)
  Loss from discontinued operations  ............         --           --
  Net loss applicable to
   common stockholders   ........................      (1.67)       (1.63)
                                                   =========    =========
Weighted average number of shares of
 common stock outstanding   .....................      9,227       11,647


                                                                     December 31,
                                           ----------------------------------------------------------------
Balance Sheet Data:                             1992         1993         1994         1995         1996
------------------                         ----------- ------------ ------------ ------------ ------------
                                                                    (in thousands)
Cash and cash equivalents, and marketable
 securities    ........................... $  28,266    $  17,900    $   8,500    $  11,713    $  17,815
Total assets   ...........................    31,751       21,822       11,548       14,211       20,938
Convertible debentures  ..................        --           --           --        4,592        2,026
Accumulated deficit  .....................   (39,934)     (50,260)     (60,473)     (70,989)     (92,599)
Stockholders' equity    ..................    30,375       20,296       10,004        7,143       16,065

                                                September 30, 1997
                                           -----------------------------
Balance Sheet Data:                            Actual     As Adjusted(1)
-------------------                        ------------- ---------------
Cash and cash equivalents, and marketable
 securities    ........................... $    5,003     $    30,992
Total assets   ...........................      8,410          34,399
Convertible debentures  ..................         --              --
Accumulated deficit  .....................   (111,582)       (111,582)
Stockholders' equity    ..................      5,103          31,092

-----------
(1) Adjusted to give effect to the receipt of the net proceeds from the sale of 2,600,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $10-15/16 per share, after deduction of underwriting discounts and commissions and estimated expenses payable by the Company in connection with the Offering).


--------------------------------------------------------------------------------
                                                                              15

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
The following discussion of the financial condition and results of operations of Celgene should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

OVERVIEW
Celgene was organized in 1980 as a unit of Celanese, a major chemical company. Celgene's initial mandate was to apply biotechnology to the production of fine and specialty chemicals. Following the 1986 merger of Celanese Corporation with Hoechst AG, Celgene was spun out as a separate company. In 1987, Celgene completed an initial public offering of its common stock, and commenced the development of biotreatment processes for the chemical industry. Celgene discontinued these operations in 1994 to focus on its targeted small molecule immunotherapeutic compound development and biocatalytic chiral chemistry synthesis platforms.

Since 1990, the Company's revenues have been generated primarily through the research and development relating to, and supply of, chirally pure intermediates to pharmaceutical companies for use in new drug development and, to a lesser degree, from an agrochemical research and development contract. The Company believes that sales of chirally pure intermediates will account for a less significant portion of the Company's overall revenues as the Company continues to develop, and, subject to receipt of required regulatory approvals, begins to generate revenues from THALOMID[TM] and from its chirally pure pharmaceutical and agrochemical products.

The Company has sustained losses in each year since its incorporation in 1986. The Company had a net loss of $17,600,000 for the nine months ended September 30, 1997, and an accumulated deficit of $111,600,000 at September 30, 1997. The Company expects to make substantial expenditures to further its immunotherapeutic program, to commercialize THALOMID and to expand its chiral business, and, based on these expenditures, it is likely that losses will continue for at least the next 18 to 24 months.

Subject to the risks described elsewhere in this Prospectus, the Company believes that there are significant market opportunities for the products and processes under development by the Company. To address these opportunities in a timely and effective manner, the Company intends to rely on collaborations and licensing arrangements with third parties. To date, the Company has entered into agreements covering the manufacture for the Company of certain compounds, such as THALOMID, and research and development by the Company covering chirally pure intermediates for use in new drug development and processes for producing chirally pure crop protection agents for license to agrochemical manufacturers. The Company intends to develop its own marketing and sales resources for commercializing its pharmaceutical products under development that address limited or geographically concentrated patient populations, and intends to enter into collaborative and licensing arrangements for commercializing those products that address large and geographically dispersed patient populations. The Company is currently developing a small marketing and sales organization for THALOMID.

Future operating results will depend on many factors, including demand for the Company's products, regulatory approvals, the timing of the introduction and market acceptance of new products by the Company or competing companies, the Company's ability to control costs, and its ability to attract and retain highly qualified scientific and management personnel.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 1997 vs. Nine Month Period Ended September 30, 1996

Total Revenues; Revenue Backlog. Revenues for the nine months ended September 30, 1997 were $1,816,000, which was an increase of $8,000, or less than 1%, as compared to the same period in 1996. The Company's order backlog for chirally pure intermediates and research contracts at September 30, 1997 was approximately $797,000.

Sales of Chirally Pure Intermediates. Sales of chirally pure intermediates for the nine months ended September 30, 1997 were $897,000, which was a decrease of $200,000, or 18%, as compared to the same period in 1996. The decrease in revenues for chirally pure intermediates was due primarily to the variant nature of orders resulting from the cyclicality of customer research programs.


--------------------------------------------------------------------------------
16

Research Contracts. Chiral research contract revenues for the nine months ended September 30, 1997 were $919,000, which was an increase of $207,000, or 29%, as compared to the same period in 1996. The increase in research contract revenues was due to the Company entering into research contracts to expand development of existing compounds. During the 1997 period, the Company received increased research and development support payments from BASF, a major multinational agrochemical customer.

Cost of Goods Sold. Costs of goods sold (which includes certain fixed manufacturing costs) for the nine months ended September 30, 1997 were $642,000, which was a decrease of $41,000, or 6%, as compared to the same period in 1996, due to decreased sales of chirally pure intermediates.

Research and Development Expenses. Research and development expenses for the nine months ended September 30, 1997 were $13,300,000, which was an increase of $2,300,000 or 21%, as compared to the same period in 1996. This increase was due to an increase in expense of $787,000 associated with the Company's immunotherapeutic and THALOMID programs, $1,100,000 of expenses associated with the new Celgro subsidiary and $687,000 of expenses associated with the chiral pharmaceutical development program. The increased cost of the Company's immunotherapeutic and THALOMID programs included increases in manufacturing costs for developmental quantities of THALOMID of $990,000 and personnel related expenses of $625,000. These expenses were partially offset by the absence of expenses associated with preparing the NDA filed in 1996 and by lower preclinical and clinical trial expenses ($828,000). Major components contributing to the increased costs of the new Celgro[TM] subsidiary are personnel related expenses of $464,000; facilities-related spending of $303,000; and other ongoing research expenses of $333,000. The higher costs associated with the Company's chiral pharmaceutical program are due primarily to higher preclinical and clinical trial expenses of $282,000; personnel related costs of $148,000 and other ongoing research expenses of $257,000.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended September 30, 1997 were $5,800,000, which was an increase of $3,100,000, or 115%, as compared to the same period in 1996, due to the formation of a small sales and marketing group and associated expenses for market research and the development of a launch program and materials, all in anticipation of approval of thalidomide by the FDA, of approximately $1,600,000; development of a Medical Affairs Department costing $230,000 (in anticipation of the THALOMID launch upon approval by the FDA); higher legal fees of $269,000; costs associated with the formation of the Celgro subsidiary of approximately $374,000; and higher personnel related expenses of $676,000.

Interest Income and Interest Expense. Interest income for the nine months ended September 30, 1997 was $441,000, which was a decrease of $549,000, or 55%, as compared to the same period in 1996. This decrease was attributable to lower average cash balances in 1997. Interest expense for the nine months ended September 30, 1997 was $105,000, which was a decrease of $151,000, or 59%, as compared to the same period in 1996. This decrease was due to the conversion to equity of the remaining 8% Convertible Debentures.

Net Loss. The net loss for the nine months ended September 30, 1997 was $17,600,000, which was an increase of $5,700,000, or 48%, as compared to the same period in 1996. This increase was due primarily to higher spending on THALOMID and the immunotherapeutics program, the creation of the Celgro subsidiary, and the continued development of the chiral pharmaceutical programs.

Years Ended December 31, 1996, 1995 and 1994
Total Revenues; Revenue Backlog. Revenues for the year ended December 31, 1996 were $2,502,000, which was an increase of $1,329,000, or 113%, as compared to the same period in 1995. Revenues for the year ended December 31, 1995 were $1,173,000, which was a decrease of $1,083,000, or 48%, as compared to the same period in 1994. Revenue backlog for chirally pure intermediates and research contracts amounted to $742,000, $777,000, and $0 at December 31, 1996, 1995 and 1994, respectively.

Sales of Chirally Pure Intermediates. Sales of chirally pure intermediates for the year ended December 31, 1996 were $1,466,000, which was an increase of $808,000, or 123%, as compared to the same period in 1995. The increase in sales of chirally pure intermediates was due primarily to the addition of new customers and the increased volume of orders from existing customers for their ongoing clinical trials. Sales of chirally pure intermediates for the year ended December 31, 1995 were $658,000, which was a decrease of $1,340,000 or 67%, as


--------------------------------------------------------------------------------
compared to the same period in 1994. The decrease in sales was due primarily to the halting of clinical trials of a major pharmaceutical product that incorporated the Company's chirally pure intermediates.

Research Contracts. Chiral research contract revenues for the year ended December 31, 1996 were $1,037,000, which was an increase of $522,000, or 101%, as compared to the same period in 1995. The increase in research contract revenues was due to the Company entering into research contracts to expand development of existing compounds. Chiral research contract revenues for the year ended December 31, 1995 were $515,000, which was an increase of $257,000, or 100%, as compared to the same period in 1994. This increase in research contract revenues was also due to the Company entering into research contracts for new compounds and for expanding development of existing compounds.

Cost of Goods Sold. Costs of goods sold (which includes certain fixed manufacturing costs) for the year ended December 31, 1996 were $981,000, an increase of $189,000, or 24%, as compared to the same period in 1995, due to increased sales of chirally pure intermediates. Costs of goods sold for the year ended December 31, 1995 were $792,000, a decrease of $304,000, or 28%, as compared to the same period in 1994, due to reduced sales of chirally pure intermediates.

Research and Development Expenses. Research and development expenses for the year ended December 31, 1996 were $16,323,000, which was an increase of $8,140,000, or 99%, as compared to the same period in 1995. This increase was due to an increase of approximately $6,500,000 in expenses associated with THALOMID and the immunotherapeutics program and $1,700,000 of expenses associated with the Company's chiral pharmaceutical development initiative. The increased costs in THALOMID and the immunotherapeutics program was attributable to preclinical and clinical trial expenses, which increased by approximately $2,900,000; regulatory and compliance expenses, which rose by approximately $1,300,000; manufacturing costs for developmental quantities of THALOMID, which increased $925,000; and other ongoing research expenses, which increased by $1,400,000. Research and development expenses for the year ended December 31, 1995 were $8,183,000, which was an increase of $1,691,000, or 26%, as compared to the same period in 1994. This increase was due to an increase of approximately $2.3 million in expenses associated with THALOMID and the immunotherapeutics program, partially offset by a decrease of $600,000 in personnel and related expenses for the chiral research group. The increase in expenses associated with THALOMID and the immunotherapeutics program was attributable to preclinical and clinical trial expenses, which increased by approximately $1 million; regulatory and compliance expenses, which rose by approximately $600,000; other ongoing research expenses, which increased by $450,000, and expenses associated with The Rockefeller University program and other university immunotherapeutic research programs, which increased by approximately $250,000.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1996 were $4,001,000, which was an increase of $1,144,000, or 40%, as compared to the same period in 1995, due to the formation of a small sales and marketing group in anticipation of the THALOMID product launch, the addition of product liability insurance, recruiting expenses and higher consulting and legal expenses associated with the shareholder rights agreement. Selling, general and administrative expenses for the year ended December 31, 1995 were $2,858,000, which was a decrease of $273,000, or 9%, as compared to the same period in 1994 due to generally lower spending across most expense categories, partially offset by amortization of debt offering costs.

Interest Income and Interest Expense. Interest income for the year ended December 31, 1996 was $1,308,000, which was an increase of $740,000, or 130%, as compared to the same period in 1995, due to the increase of funds available from the proceeds of the Series A Preferred Stock offering in March 1996. Interest expense for the year ended December 31, 1996 was $324,000, which was a decrease of $101,000, or 24%, as compared to the same period in 1995 due to fewer convertible debentures outstanding. Interest income for the year ended December 31, 1995 was $569,000, which was a decrease of $18,000, or 3%, as compared to the same period in 1994 due to the decrease in funds available for investment during the first half of 1995. Interest expense for the year ended December 31, 1995 was $425,000, due to the issuance of convertible debentures in July 1995. There was no interest expense in 1994.

Net Loss. The net loss for the year ended December 31, 1996 was $17,819,000, an increase of $7,302,000 or 69%, over the year ended December 31, 1995. The increased net loss was due primarily to higher spending on THALOMID and the immunotherapeutics program. The net loss for the year ended December 31, 1995 was $10,517,000, an increase of $303,000, or 3%, over the year ended December 31, 1994. Net loss for the year ended December 31, 1994 included the operating loss


--------------------------------------------------------------------------------
18
of the Company's discontinued biotreatment operations of $2,336,000. Loss from continuing operations during 1995 increased $2,639,000 due primarily to lower sales of chirally pure intermediates and higher spending on THALOMID.


Quarterly Results
The following table presents selected unaudited quarterly statement of operations data for each of the seven quarters in the period ended September 30, 1997. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in the Prospectus, and all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results. The results for any quarter are not necessarily indicative of results to be expected in any future period.

                                                               Quarter Ended
                                              -----------------------------------------------
                                                                   1996
                                              -----------------------------------------------
                                               March 31    June 30     Sept. 30    Dec. 31
                                              ---------- ------------ ---------- ------------
                                                              (in thousands)
                                                                (Unaudited)
Revenues:
 Chirally pure intermediates  ............... $   517     $    502    $    78     $    369
 Research contracts  ........................     150          185        376          325
                                              --------    --------    --------    --------
  Total revenues  ...........................     667          687        454          694
Expenses:
 Cost of goods sold  ........................     270          179        234          298
 Research and development  ..................   2,738        3,582      4,662        5,341
 Selling, general and administrative   ......     659          805      1,274        1,263
                                              --------    --------    --------    --------
  Total expenses  ...........................   3,667        4,566      6,170        6,902
                                              --------    --------    --------    --------
 Loss from operations   .....................  (3,000)      (3,879)    (5,716)      (6,208)
Other Income and Expense:
 Interest Income  ...........................     152          478        359          319
 Interest expense    ........................     110           77         68           69
                                              --------    --------    --------    --------
  Net loss  .................................  (2,958)      (3,478)    (5,425)      (5,958)
Accretion of premium payable on preferred
  stock and warrants ........................      76          306        382          249
Deemed dividend for preferred stock
  conversion discount   .....................      --           --      2,778           --
                                              --------    --------    --------    --------
Net loss applicable to common stockholders    $(3,034)    $ (3,784)   $(8,585)    $ (6,207)
                                              ========    ========    ========    ========

                                                          Quarter Ended
                                              ------------------------------------
                                                              1997
                                              ------------------------------------
                                               March 31    June 30      Sept. 30
                                              ---------- ------------ ------------
                                                        (in thousands)
                                                         (Unaudited)
Revenues:
 Chirally pure intermediates  ............... $   505     $    255     $    137
 Research contracts  ........................     250          385          284
                                              --------    --------     --------
  Total revenues  ...........................     755          640          421
Expenses:
 Cost of goods sold  ........................     211          251          180
 Research and development  ..................   4,273        4,837        4,175
 Selling, general and administrative   ......   1,366        2,161        2,254
                                              --------    --------     --------
  Total expenses  ...........................   5,850        7,249        6,609
                                              --------    --------     --------
 Loss from operations   .....................  (5,095)      (6,609)      (6,188)
Other Income and Expense:
 Interest Income  ...........................     208          135           99
 Interest expense    ........................      68           26           10
                                              --------    --------     --------
  Net loss  .................................  (4,955)      (6,501)      (6,099)
Accretion of premium payable on preferred
  stock and warrants ........................     137          179          159
Deemed dividend for preferred stock
  conversion discount   .....................      --           60          893
                                              --------    --------     --------
Net loss applicable to common stockholders    $(5,092)    $ (6,739)    $ (7,151)
                                              ========    ========     ========

The Company's quarterly results have fluctuated significantly due to the sporadic nature of orders for chiral intermediates, which historically have been the Company's principal source of revenues, as well as due to extraordinary expenses associated with the development of pharmaceuticals. Future operating results will depend on many factors, including demand for the Company's products, regulatory approvals, the timing of the introduction and market acceptance of new products by the Company or competing companies, the Company's ability to control costs and its ability to attract and retain highly qualified scientific and management personnel.

LIQUIDITY AND CAPITAL RESOURCES
Since inception, the Company has financed its working capital requirements primarily through private and public sales of its debt and equity securities, income earned on the investment of the proceeds from the sale of such securities, and revenues from product sales. The Company has raised approximately $81,000,000 through the net proceeds of two public and three private offerings, including its initial public offering in July 1987.

In July 1995, the Company issued and sold in a private placement offering $12,000,000 aggregate principal amount of 8% Convertible Debentures due July 31, 1997 for total net proceeds, after offering costs, of approximately $11,000,000. As of September 30, 1997, the entire $12,000,000 principal amount of the 8% Convertible Debentures had been converted into Common Stock.

In March 1996, the Company issued and sold in a private placement offering 503 shares of Series A Convertible Preferred Stock at $50,000 per share, for total gross proceeds of $25,200,000. The Company received net proceeds, after offering costs, of approximately $23,800,000. (See Footnote 6 to the Financial Statements).


--------------------------------------------------------------------------------

In June 1997, the Company issued and sold in a private placement offering 5,000 shares of Series B Convertible Preferred Stock at $1,000 per share, for total gross proceeds of $5,000,000 and net proceeds, after offering costs, of approximately $4.8 million. See Note 6 to the Financial Statements.

On September 30, 1997, the Company had available cash, cash equivalents and marketable securities of approximately $5,000,000. In the nine months ended September 30, 1997, working capital decreased approximately $13,500,000, or 82%, from December 31, 1996, which was attributable to the cash used in operations which more than offset receipt of funds from the sale of Series B Convertible Preferred Stock.

During the nine months ended September 30, 1997, capital expenditures totaled approximately $1,200,000, primarily for equipment and leasehold improvements to expand its research development and manufacturing capabilities.

In September 1997, the Company received from the FDA an approvable letter for its NDA for THALOMID for the treatment of ENL, a disease state associated with leprosy. At present, the Company cannot estimate the impact of potential sales of THALOMID on future revenues.

The Company expects to make substantial expenditures to further its immunotherapeutic program, to commercialize THALOMID and to expand its chiral business and, based on these expenditures, it is likely that losses will continue for at least the next 18 to 24 months.

The Company is currently utilizing its cash resources at a rate of approximately $2,000,000 per month. In order to assure funding for the Company's future operations the Company is seeking additional capital resources. These may include the sale of additional securities under appropriate market conditions, alliances or other partnership agreements with entities interested in and possessing resources to support the Company's immunotherapeutic or chiral programs, or other business transactions which would generate sufficient resources to assure continuation of the Company's operations and research programs in the long-term. In particular, each of the persons who purchased Series B Preferred also agreed to purchase, at the option of the Company and subject to the satisfaction of certain conditions, an aggregate of up to 15,000 additional shares of Series B Preferred Stock for an aggregate purchase price of $15 million at subsequent closings. However, no assurances can be given that the Company will be successful in raising such additional capital or entering into a business alliance. Further, there can be no assurance, assuming the Company successfully raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow.

If the Company is unable to raise additional funds, the Company believes that its current financial resources, including its option to issue and sell $5,000,000 of Series B preferred stock at a second closing (which is subject to the satisfaction of certain customary conditions), could fund operations through early 1998.

As of September 30, 1997, the Company had for Federal income tax purposes a net operating loss carryforward of approximately $104,000,000. If not utilized to offset future taxable income, such loss carryforward will expire between 2001 and 2012. Certain events, including any sales by the Company of shares of its stock, including pursuant to this Offering, and/or transfers of a substantial number of shares of Common Stock by the current stockholders, may partially restrict the ability of the Company to utilize its net operating loss carryforward.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("EPS"), which is effective as of December 31, 1997. This standard changes the way companies compute EPS to require all companies to show "basic" and "dilutive" EPS and is to be retroactively applied, including each 1997 interim quarter. The statement is not expected to have a material effect on the Company's calculation of EPS.


--------------------------------------------------------------------------------
20

                                   BUSINESS
--------------------------------------------------------------------------------
OVERVIEW

Celgene Corporation ("Celgene" or the "Company") is engaged in the development and commercialization of human pharmaceuticals and agrochemicals, and is employing two broad technology platforms: (i) small molecule immunotherapeutic compound development and (ii) biocatalytic chiral chemistry synthesis. The initial therapeutic focus of the immunology program is the development of small molecule pharmaceuticals that have the potential to selectively regulate Tumor Necrosis Factor[alpha] ("TNF[alpha]"), a protein whose overproduction has been linked to many chronic inflammatory and immunological diseases. The Company's lead compound in immunology is THALOMID[TM], its formulation of thalidomide, a potent yet selective inhibitor of TNF[alpha]. On September 19, 1997, the Company received an approvable letter from the U.S. Food and Drug Administration ("FDA") for THALOMID for the treatment of erythema nodosum leprosum ("ENL"), an inflammatory complication of leprosy. The Company expects to submit an additional New Drug Application ("NDA") in early 1998 for THALOMID in the treatment of cachexia (wasting) in patients with Acquired Immune Deficiency Syndrome ("AIDS"). Celgene has further applied its expertise in small molecule chemistry to develop novel and proprietary thalidomide analogues, as well as a class of proprietary immunotherapeutic pharmaceutical compounds called SelCIDs[TM] ("Selective Cytokine Inhibitory Drugs"). These two classes of compounds are orally administered small molecules that are highly specific for the suppression of TNF[alpha] and are intended to treat chronic inflammatory diseases and other disorders.

The initial therapeutic focus of the biocatalytic chiral chemistry synthesis program is the development of chirally pure pharmaceuticals designed to have greater efficacy and fewer side effects than existing racemic versions. The Company's lead compound in this area is chirally pure dl-methylphenidate (currently marketed under the trade name Ritalin[RegTM]). The Company recently completed a Phase I/II trial and announced that its chirally pure version demonstrated statistically significant efficacy versus a placebo and preliminary indications of longer duration of action relative to the racemic version. The Company is also employing its biocatalytic chiral chemistry synthesis technology to develop chirally pure agrochemicals with superior attributes and/or lower manufacturing costs than the conventional, non-chirally pure equivalent, as well as to support its established business of supplying chirally pure intermediates to other pharmaceutical companies for drug development.

The Company is currently developing THALOMID for the treatment of a variety of serious disease states for which there are currently no adequate therapies. The Company recently received an approvable letter from the FDA for THALOMID to treat ENL. In April 1997, the Company announced that data from its Phase II/III trial of thalidomide for the treatment of cachexia (wasting) in patients with AIDS showed a statistically significant positive result in the primary endpoint, weight gain. The Company expects to submit an NDA for this indication by early 1998. Celgene is also studying thalidomide in clinical trials for the treatment of three other disease states:

 [bullet] AIDS--Recurrent Aphthous Stomatitis ("RAS"): Phase II/III Trial [bullet] AIDS--Chronic Diarrhea: Phase II Trial
 [bullet] Behcet's disease/Complex Aphthosis: Phase II/III Trial.

In addition, the Company expects to commence clinical trials in 1998 to study thalidomide for the treatment of graft versus host disease and various oncological applications. Working with the FDA, Celgene has proposed a comprehensive education program and distribution system designed to support the safe and appropriate use of thalidomide due to the drug's history of teratogenicity (capacity to cause birth defects).

Celgene is employing its small molecule immunotherapeutics platform to develop compounds with the objective of producing an array of novel, highly potent, selective, safe, orally administered drugs to combat chronic inflammatory diseases. Chronic inflammatory and immunological diseases collectively afflict millions of patients, and are inadequately addressed with existing therapies. The Company has developed two classes of compounds, thalidomide analogues and SelCIDS, which have been demonstrated in in vitro tests using human cells to be significantly more capable than thalidomide at suppressing TNF[alpha] production and, in preclinical tests, have not demonstrated teratogenicity. The initial therapeutic indications targeted for the thalidomide analogues are rheumatoid arthritis and oncological applications, and for the SelCIDs, inflammatory bowel disease and oncological applications. The Company recently commenced a Phase I clinical trial in the United Kingdom to test the safety in humans of its first SelCID compound.The United States Patent and Trademark Office ("U.S. PTO") has issued composition of matter patents to the Company relating to certain of its novel thalidomide analogues and SelCIDs.

Celgene's core chiral technology involves a patented biocatalytic process. Biocatalysis involves the identification and manipulation of enzymes to perform specialized chemical reactions to produce chirally pure compounds. Chirality refers to the property of many chemical compounds to exist in two or more different conformations that are mirror images of each


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                                                                              21
other. While one conformation may have beneficial effects, the other or others may be inactive or produce undesirable effects. Chirally pure compounds contain only one of these conformations, and thus may have attributes superior to those of the racemic mixture.

Since 1991, Celgene has manufactured and sold chirally pure intermediates to several major pharmaceutical companies for use in the development of chirally pure pharmaceuticals, and a number of these companies are conducting advanced clinical trials of pharmaceuticals that incorporate the Company's chirally pure intermediates.

The Company is employing its biocatalytic chiral chemistry synthesis technology to develop its own chirally pure versions of existing pharmaceutical products that may demonstrate greater efficacy and/or fewer side effects than existing racemic products. The Company filed Investigational New Drug applications ("INDs") in the United States and Canada for a chirally pure version of dl-methylphenidate, which has been used for decades in formulations such as Ritalin[RegTM], for the treatment of Attention Deficit Hyperactivity Disorder ("ADHD") in children. The Company recently completed its Phase I/II clinical trial of the drug and announced that its chirally pure version demonstrated statistically significant efficacy versus a placebo and preliminary indications of longer duration of action relative to the racemic version. The Company is also developing a chirally pure formulation of mexiletine for the treatment of neuropathic pain, a chronic pain state frequently associated with trauma, spinal cord injury, and complications of diabetes. Celgene recently reported that its chirally pure formulation of mexiletine substantially reduced severe neuropathic pain in established animal models.

Celgene, through its Celgro[TM] subsidiary, is also applying its chiral technology to the production of chirally pure agrochemicals, in which the Company's biocatalytic process can add significant value by substantially lowering manufacturing costs and reducing environmental impact. Since 1994, the Company has been developing a process to manufacture a chirally pure version of a currently marketed crop protection agent under a research and development agreement, initially with Sandoz and subsequently with BASF, which acquired Sandoz' agrochemical business. The Company has successfully scaled up its process technology to demonstrate ability to produce commercial quantities of the BASF product, and a commercial agreement is being negotiated.

Celgene has established a sales and marketing organization to commercialize THALOMID, subject to regulatory approval of the product. The Company intends to develop and market on its own pharmaceuticals for indications with smaller patient populations. For drugs with indications with larger patient populations, the Company anticipates partnering with pharmaceutical companies. The Company also anticipates partnering with companies for the development and commercialization of the Company's chirally pure pharmaceutical and agrochemical products. Celgene expects that these arrangements typically will include milestone payments, reimbursement of research and development expenses and royalty arrangements.


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22

Products
The Company has exploited its expertise in both small molecule immunotherapeutic and biocatalytic chiral chemistry to develop a series of products that the Company believes are approaching commercialization either by the Company or through partnering arrangements. Celgene's portfolio of products and product candidates currently under development is set forth in the following table and further described below:

Product                               Indication/ Intended Use                            Status(1)
------------------------------------- --------------------------------------------------- ----------------------------------
IMMUNOTHERAPEUTIC PLATFORM

THALOMID[TM]                          Erythema Nodosum Leprosum ("ENL") in leprosy        Approvable Letter received
                                      AIDS--Cachexia                                      Phase II/III Trial completed
                                      AIDS--Recurrent Aphthous Stomatitis ("RAS")         Phase II/III Trial
                                      AIDS--Chronic diarrhea                              Phase II Trial
                                      Behcet's disease/Complex aphthosis                  Phase II/III Trial
                                      Graft versus host disease                           Protocol in development
                                      Various oncological applications                    Protocols in development

Novel Thalidomide Analogues           Rheumatoid arthritis and oncological applications   Preclinical development

SelCIDs[TM] (Selective Cytokine       Inflammatory bowel disease and oncological          Phase I Trial
Inhibitory Drugs)                     applications

CHIRAL CHEMISTRY PLATFORM


Chirally Pure Intermediates           Building blocks for active ingredients for drugs    Sales to pharmaceutical companies
                                      under development by pharmaceutical companies

Chirally Pure Pharmaceuticals

d-MPH (Chirally pure version of       Attention Deficit Hyperactivity Disorder ("ADHD")   Phase I/II Trial completed

dl-methylphenidate)(2)

Chirally pure version of mexiletine   Neuropathic pain                                    Preclinical Testing

Chirally Pure Agrochemicals

Chiral biocatalytic synthesis         Reduced manufacturing costs and reduced             First application in advanced
technology                            environmental impact                                stage of evaluation by BASF

-----------
(1) See--"Government Regulation" for a description of the meaning of terms used to describe the status of the Company's product development activities.


(2) One commercial formulation of dl-methylphenidate is Ritalin[RegTM].

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                                                                              23

IMMUNOLOGY

General
Celgene is applying its small molecule immunotherapeutic expertise to the development of a family of orally available, small molecule pharmaceuticals that have the potential to regulate the overproduction of TNF[alpha]. The Company believes that it is close to commercialization of THALOMID, its first pharmaceutical product, for the treatment of ENL, and has made significant progress in the clinical trial study of thalidomide for several other indications. The Company is also developing two new classes (novel thalidomide analogues and SelCIDs) of orally available small molecules that are intended to treat chronic inflammatory diseases and other disorders through the suppression of TNF[alpha].

TNF[alpha], produced primarily by certain white blood cells, is one of a number of proteins called cytokines, which act as chemical messengers throughout the body to regulate many aspects of the immune system. TNF[alpha] is essential to the mounting of an inflammatory response, which is the normal immune system reaction to infection or injury, and rids the body of foreign agents and promotes tissue repair. However, chronic or excessive production of TNF[alpha] has been implicated in the pathophysiology of a number of acute and chronic inflammatory diseases including inflammatory bowel disease, rheumatoid arthritis, non-insulin dependent diabetes, asthma, lupus, and multiple sclerosis. Collectively, these disease states afflict millions of patients, and are inadequately treated with existing therapies.

The following table sets forth the estimated U.S. patient populations for several common inflammatory diseases and other disorders whose pathophysiologies are believed to be associated with excess levels of TNF[alpha]:

                                                Estimated U.S.
Disease                                        Patient Population
   Diabetes (non-insulin dependent)  ......       13,500,000
   Alzheimer's Disease   ..................        2,500,000
   Inflammatory Bowel Disease  ............        2,000,000
   Rheumatoid Arthritis  ..................        2,000,000
   Cancer Cachexia ........................          500,000
   Parkinson's Disease   ..................          500,000
   Multiple Sclerosis .....................          300,000
   Lupus  .................................          250,000

Traditional therapies for these disease states include anti-inflammatory drugs and immunosuppressive agents. These therapies, however, often fail to achieve significant clinical benefits and can cause serious side effects such as severe drops in certain blood counts, liver toxicity, osteoporosis, teratogenicity, and various endocrine abnormalities. Newer therapies, which include monoclonal antibodies and receptor-based therapies, also have not adequately addressed these diseases. It is widely believed that selective inhibition of TNF[alpha] represents a promising new strategy for treating chronic inflammatory diseases. In pursuit of this strategy, two broad classes of compounds have been investigated: proteins and small synthetic molecules.

Investigational anti-TNF[alpha] proteins, including anti-TNF[alpha] antibodies and TNF[alpha] receptors, have demonstrated efficacy in such chronic inflammatory diseases as rheumatoid arthritis, inflammatory bowel disease, Crohns' disease (a severe manifestation of inflammatory bowel disease), and graft versus host disease. While initial doses of these anti-TNF[alpha] proteins have been well tolerated and reduced disease activity has been observed in clinical studies, they do exhibit certain shortcomings linked to their nature as proteins. First, they are relatively larger molecules that must be injected. Second, the period of efficacy of a given dosage of a protein-based drug often declines with repeated administration, rendering protein-based drugs more suitable for treatment of acute pathological conditions rather than chronic disease states. This limitation is due in part to increasing production by the patient's immune system of antibodies that neutralize administered proteins. Varying degrees of this immunogenic response have been observed in clinical trials of anti-TNF[alpha] antibodies for the treatment of rheumatoid arthritis and Crohn's disease.

There are a number of large protein based therapeutic products under development for TNF[alpha] modulation. Several pharmaceutical and biotechnology companies have either antibody or receptor-based products under development for rheumatoid arthritis, Crohn's disease, asthma, and non-insulin dependent diabetes mellitus. However, small molecule drugs exhibit important advantages in the treatment of chronic inflammatory diseases, including oral dosing versus injection, avoiding the undesirable immune response leading to side effects and reduced efficacy, and lower cost of therapy. The Company believes its small molecule immunotherapeutic compounds have the potential to selectively modulate TNF[alpha] while affording these benefits.


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24

In addition, preliminary research has indicated that Celgene's small molecule immunotherapeutic compounds may be anti-angiogenic. Angiogenesis is the fundamental biological process by which new blood vessels are formed. Cancer cells require oxygen and nutrients which they receive from the body's blood supply. Cancer cells initiate a biochemical mechanism that stimulates angiogenesis, which in turn provides the cancerous cells with the blood supply that they need. Celgene's small molecule immunotherapeutic compounds appear to have the potential to inhibit such angiogenesis.

Thalidomide
The Company is currently developing THALOMID, its formulation of thalidomide, a potent yet selective inhibitor of TNF[alpha], for the treatment of a variety of serious disease states for which there are currently no adequate therapies. The Company's work with thalidomide is based on a scientific collaboration with The Rockefeller University's Laboratory of Cellular Physiology and Immunology ("Rockefeller"). In the early 1990s, researchers at Rockefeller discovered that thalidomide is a selective modulator of TNF[alpha], and therefore could be of potential benefit in many serious immune related disease states, including AIDS-related conditions. The Company believes that, in serious and debilitating disease states, the risk of thalidomide's teratogenicity is outweighed by the gravity of the disease and the drug's potential clinical benefits. Rockefeller has granted Celgene the exclusive license of its U.S. patent to manufacture, use and sell thalidomide for treating the toxicity associated with high concentrations of TNF[alpha] in HIV infection, cachexia and septic shock.

Thalidomide was developed initially as a sedative, and was also widely prescribed by doctors in Europe in the late 1950s and early 1960s to pregnant women for relief of morning sickness. After severe birth defects were later observed with use of the drug, it was virtually removed from the world market. Thalidomide was later discovered to have therapeutic effects in the treatment of ENL in leprosy, a disease that is rare in the United States but common in many parts of the developing world. Although the FDA has never approved the marketing of thalidomide, the U.S. Public Health Service has been dispensing the drug for the treatment of ENL for the past 25 years.

STEPS Program
In conjunction with the FDA and other governmental agencies as well as certain advocacy groups, the Company has taken measures to institute a program, known as System for Thalidomide Education and Prescription Safety ("STEPS") for the safe and effective dispensing of thalidomide. This program will include comprehensive physician, pharmacist, and patient education. No patient will be prescribed the drug unless the patient is fully participating in the system, which includes pregnancy testing and contraception for women, as well as informed consent and participation in a mandatory and confidential outcomes registry managed by an academic epidemiology research group. No physician will be able to prescribe thalidomide unless he or she has agreed to comply with the educational, contraception counseling, informed consent, and pregnancy testing requirements. No pharmacy will be able to purchase the drug unless the pharmacy has agreed to confirm that the physician is a registered participant in the program, and that the patient has signed an informed consent form. The program does not allow for automatic refills, and no prescription will be filled for more than four weeks dosing. Every prescription will be recorded to promote complete compliance.


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                                                                              25

Target Disease States for Thalidomide
The primary indications for which the Company is currently testing or about to commence testing THALOMID are set forth in the following table. The table summarizes the completed, ongoing and planned clinical trials for THALOMID. There can be no assurance that the Company will eventually commercialize or pursue regulatory approval for THALOMID for any of these indications.

Indication                                        Status                               Trial Endpoint
------------------------------ -------------------------------------------- -------------------------------------
AIDS-related

 Cachexia                      Phase II/III trial completed; NDA            Increase in body weight at 8 weeks
                               expected to file early 1998

 Recurrent aphthous            Phase II/III trial commenced                 Complete healing of all ulcers
 stomatitis ("RAS")            first half 1997

 Chronic diarrhea              Phase II/III trial commenced 1996            Reduction in frequency of bowel
                                                                            movements (>50%)

Non AIDS-related

 Erythema nodosum              Approvable Letter received
 leprosum in leprosy ("ENL")   September 1997

 Behcet's disease/             Phase II/III expected to commence 1998       Reduction in existing ulcers;
 complex aphthosis                                                          inhibition of new ulcerations

 Cancer cachexia               Protocols in design                          Increase in body weight and
                                                                            improve quality of life

 Graft versus host             Phase II/III trial protocol in development   Under discussion with FDA
 disease

 Various oncological           Protocols in design
 applications

AIDS-Related Conditions
The Company is studying thalidomide in the treatment of several AIDS-related conditions, including cachexia, RAS and chronic diarrhea. Competing therapies have demonstrated beneficial effects in some of these conditions, but only thalidomide has shown indications of efficacy in each of these indications. The Company believes that thalidomide's broad applicability may result in patients taking fewer pharmaceuticals each day, thus reducing side effects and potential drug interaction problems.

Cachexia. Cachexia is clinically defined as the involuntary loss of more than 10% of baseline body weight in the previous six months. Based on available information, the Company believes that an estimated 50% of AIDS patients (or approximately 50,000 to 100,000 persons in the United States) suffer from cachexia at some point in the progression of AIDS. The condition can result from HIV infection itself, or as a consequence of AIDS-related illnesses. Cachexia markedly diminishes a patient's quality of life, may contribute directly to disease progression, the continuing loss of immune function, and to the development of opportunistic infections and even death.

The Company announced in April 1997 that data from its Phase II/III trial of THALOMID in HIV-associated weight loss showed "a statistically significant positive result" in reaching the trial's primary endpoint, i.e. increase in body weight after eight weeks of therapy. The double-blind placebo-controlled trial evaluated 102 AIDS patients who had lost an average of more than 10 percent of their body weight. The Company is in advanced discussions with the FDA regarding the submission of an NDA for this indication which is expected in early 1998. In December 1995, the FDA permitted the Company to commence an expanded-access program to dispense thalidomide for the treatment of cachexia. This program is still ongoing and permits persons with AIDS cachexia access to the drug.

Recurrent Aphthous Stomatitis. RAS, which is characterized by lesions of the oral cavity, esophagus, and gastrointestinal tract, which the Company believes afflicts an estimated 10,000 AIDS patients and may interfere with normal eating. Positive results have been reported in a study conducted by the AIDS Clinical Trials Group of the National Institutes of Health using a formulation of thalidomide manufactured by a third party. In mid-1997, the Company began a pivotal clinical trial involving 84 patients for the evaluation of thalidomide in the treatment of RAS, using the same principal investigator as the AIDS Clinical Trials Group study.


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26

Chronic Diarrhea. Frequent intractable diarrhea is a clinically important condition in AIDS patients. There currently is no effective treatment for this condition, which results in restricted lifestyle and significant morbidity, such as weight loss, and which the Company believes may afflict as many as 50,000 patients in the United States. The Company is currently sponsoring a double-blind, placebo controlled Phase II/III clinical trial involving 120 AIDS patients at three centers in London, the U.S. and Mexico, for 28 days of therapy, to determine the safety and efficacy of a single dose of 100 mg of thalidomide in the symptomatic treatment of AIDS patients with severe diarrhea in the presence of two common bowel pathogens.

Effect of Protease Inhibitors and Triple Combination Therapy on Need for THALOMID. Triple combination therapy, which involves the use of a protease inhibitor in conjunction with two reverse transcriptase inhibitors, has proven effective at reducing the HIV viral load in HIV+ or AIDS patients and may also reduce the number of complications per patient. However, the Company believes there will be continuing need for THALOMID among AIDS patients because: (i) triple combination therapy does not lead to a short-term restoration of the immune system, and thus many patients receiving triple combination therapy, especially those who have suffered from AIDS for an extended period of time, continue to be prone to opportunistic infections, and (ii) there is growing evidence that mutations of the AIDS virus may render protease inhibitors less effective. This is supported by empirical evidence recently presented at scientific conferences which suggest that protease inhibitors may become less effective over an extended period of time.

Non AIDS-Related Conditions
Erythema Nodosum Leprosum. ENL, a complication of leprosy, is a chronic bacterial disease. Leprosy afflicts millions worldwide, although the disease is relatively rare in the United States. Celgene does not plan to market THALOMID outside the United States and Canada in the near term. ENL occurs in about 30% of leprosy patients, and is characterized by cutaneous lesions, acute inflammation, fever, and anorexia. On September 19, 1997, the Company received an "approvable" letter from the FDA with respect to the Company's NDA for THALOMID in the treatment of ENL, setting forth certain prerequisites, upon the satisfaction of which the FDA will approve the NDA.

Behcet's Disease and Complex Aphthosis. In September 1997, the Company filed an IND with the FDA for the study of thalidomide for potential use in the treatment of Behcet's disease and complex aphthosis, which are chronic autoimmune disorders that together affect approximately 15,000 people in the United States, and are characterized by eye inflammation, oral and genital ulcers and other skin lesions. The disease can also damage joints, blood vessels, the central nervous system and the gastrointestinal tract. Investigators at the Bowman Gray School of Medicine and the Mayo Clinic will conduct the two-phase, double-blind study, to determine whether there is a statistically significant reduction in existing ulcers and whether the drug inhibits the formation of new ulcerations. Thalidomide is generally regarded as the treatment of choice for severe Behcet's disease and complex aphthosis.

Graft Versus Host Disease. Graft versus host disease is a disorder of the immune system that is the most common complication and cause of death following bone marrow transplants. There have been individual cases in which comprehensive and intensive thalidomide therapy at high doses has successfully reversed this disease. The Company is developing a protocol for a study of thalidomide in the treatment of graft versus host disease.

Various Oncological Applications. Wasting is a prevalent complication of late stage cancer and is often associated with the after-effects of chemotherapy. The Company is currently evaluating a number of protocols for studying the effects of thalidomide on wasting associated with several cancer conditions. Celgene's small molecule immunotherapeutic compounds also appear to have the potential to inhibit angiogenesis. The Company is currently evaluating a number of protocols for studying the anti-angiogenic effects of thalidomide in the treatment of various cancers.

Compassionate Use Programs. Since 1995, the Company has been providing thalidomide under physician-directed emergency INDs. The Company has fulfilled over 600 separate requests (each of which may represent a multiple number of patients being treated) for supplies of thalidomide to treat more than 30 different indications.

Novel Thalidomide Analogues
Celgene has designed and synthesized a number of novel structural analogues of thalidomide which have demonstrated in in vitro tests to be substantially more potent than thalidomide, including some with equivalent ability to inhibit TNF[alpha] overproduction but in a dose as low as 1/100,000 of the dose of thalidomide. There can be no assurance, however, that the same effect can be duplicated in in vivo tests. Research on these compounds is now focused on increasing the immunological and anti-angiogenic activity and the potential elimination of thalidomide's side effects including teratogenicity. Certain


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                                                                              27
analogues are now being evaluated in preclinical toxicology. The Company anticipates filing IND applications for novel thalidomide analogues to treat selected inflammatory and oncological disease states in 1998.

SelCIDs
The Company has designed, synthesized and tested several hundred SelCIDs ("Selective Cytokine Inhibitory Drugs"). These compounds have demonstrated the ability to be highly specific suppressors of TNF[alpha] in in vitro bioassays of human cells. In April 1997, the Company announced that its SelCIDs appear to have a highly specific inhibitory effect on the phosphodiesterase type 4 enzyme (PDE-4), which is linked to the overproduction of TNF[alpha]. Studies have determined that many of the SelCIDs decrease synthesis of TNF[alpha] through selective inhibition of PDE-4. The Company believes that control of TNF[alpha] at its source, versus simple removal of circulating levels of the cytokine, may facilitate more effective therapy without immune suppression. There can be no assurance, however, that the same effect can be duplicated in in vivo tests.

The Company's first SelCID entered safety testing in humans in the United Kingdom in 1997. The Company aims to file an IND for inflammatory bowel disease in the United States in 1998. The SelCIDs have not shown any evidence of emesis (nausea and vomiting) in animal tests. If confirmed in humans, this would indicate that they are a unique class of PDE-4 inhibitors. Ths U.S. PTO has issued composition of matter patents to the Company relating to certain of its novel thalidomide analogues and SelCIDs.

CHIRAL CHEMISTRY
Celgene is applying its patented, cost effective biocatalytic chiral chemistry synthesis technology and seven years of experience in developing chirally pure intermediates towards the development of substantial business opportunities in human pharmaceuticals and agrochemicals. The Company believes it has made significant progress over the past two years towards the development of three principal opportunities: (i) the supply of custom chirally pure intermediates to other pharmaceutical companies for use in new drug development; (ii) the development of chirally pure versions of existing racemic drugs (drugs containing equal quantities of the mirror image conformations of an active ingredient that exhibits chirality) whose performance and/or safety profiles may be enhanced by eliminating chiral impurities; and (iii) the development and production of chirally pure agrochemicals.

Chirality
Many human pharmaceuticals and agrochemicals exist in two or more different three dimensional configurations that are identical in chemical structure but are mirror images of each other. These conformations, known as stereoisomers, generally interact differently with biological targets. In clinical applications, one stereoisomer may result in the desired therapeutic effect by stimulating or inhibiting a targeted biological function, while the other stereoisomer may be inactive or cause undesirable side effects. In contrast to racemic pharmaceuticals, the use of chirally pure pharmaceuticals may result in significant clinical benefits such as reduced toxicity and increased efficacy. In agrochemical applications, the use of chirally pure chemicals can result in a substantially reduced volume of product required, thereby lowering manufacturing costs and reducing the environmental burden as compared with racemic chemicals.

The worldwide market value of drugs marketed in their chirally pure form increased from approximately $7 billion in 1985 to approximately $50 billion in 1995. This increase was driven, in large part, by the FDA's movement towards requiring applicants, in connection with the submission of NDAs for racemic compounds, to evaluate the racemic mixture as well as each stereoisomer. In addition, in February 1997 the FDA requested public comment on whether and how it should create incentives, including periods of market exclusivity, for the development of chirally pure drugs. Similarly, agrochemicals are subject to complex and evolving environmental regulation in the United States and abroad, including regulations establishing usage levels. The Company believes that such regulatory constraints increase the commercial opportunity for chirally pure agrochemicals which cause less environmental impact, in terms of both their manufacture and use.

Celgene's Core Chiral Technology: Biocatalysis
Celgene's patented biocatalytic process enables the efficient production of chirally pure compounds. The Company's biocatalytic process is based primarily on the use of enzymes called aminotransaminases, which are optimized by the Company through genetic engineering techniques. These enzymes catalyze the production of only the desired stereoisomer of a chiral compound, and can be used in conventional chemical synthesis reactors at room temperature.

The Company's biocatalytic process for producing chirally pure compounds differs from the more common approach of producing racemic mixtures followed by separation of the desired stereoisomer through resolution techniques such as crystallization or chromatography. These traditional approaches to producing chirally pure compounds can be cumbersome,


--------------------------------------------------------------------------------
28
result in low yields, use more raw materials, and are generally less economical than the Company's process. The Company believes that its biocatalytic process can be applied to the manufacture of a wide variety of organic chemicals, and provides the Company with three business opportunities.

Chirally Pure Intermediates
Since 1990, the Company has applied its chiral technology to the development and supply of chirally pure intermediates as building blocks to make active ingredients for use in new drug development. The Company focuses on chemical compounds known as amines, including amino acids and ethanolamines, which are typically critical components of a broad spectrum of pharmaceuticals, including therapeutics for cardiovascular, respiratory, anti-infective, endocrine, cancer, and central nervous system applications. Celgene has developed a substantial knowledge base relating to transaminases. These two factors facilitate the rapid production of a wide variety of chirally pure compounds to meet individual customer requirements. In addition, the Company's biocatalytic process technology can be implemented on a commercial scale using equipment common to the chemical processing industry with limited additional capital expenditures.

Celgene's principal customers in 1997 for chirally pure intermediates included Sanofi SA, Novartis AG, Johnson and Johnson, Sepracor, Inc. and Smith-Kline Beecham Pharmaceuticals plc. Several of these companies are conducting advanced clinical trials of chirally pure pharmaceuticals that incorporate chirally pure intermediates supplied by Celgene.

Chirally Pure Pharmaceuticals
Celgene believes there is a significant opportunity in developing chirally pure versions of approved drugs sold in racemic form. Compounds that have been approved and marketed have a significant body of information regarding their safety and efficacy, and consequently: (i) the cost and duration of clinical trials may be reduced if reference may be made to data used in the course of obtaining regulatory approval for the racemic parent compound; (ii) the risk of not obtaining regulatory approval may be reduced, and (iii) marketing risks may be reduced due to the established market for the parent compound.

The Company is developing chirally pure versions of currently marketed racemic drugs as potentially improved pharmaceuticals with reduced side effects, lower dosage requirements, enhanced specificity, and applications in new indications. The Company filed IND applications with the FDA and the Health Protection Branch of Canada and initiated a Phase I/II clinical trial for a chirally pure version of dl-methylphenidate ("dl-MPH"), which has been used for decades in formulations such as Ritalin for the treatment of ADHD in children. One million American children are estimated to be treated with dl-MPH in its racemic form. Total U.S. sales in 1997 of the racemic version of the drug are projected to be greater than $400 million. The Company's study was designed to evaluate the pharmacokinetics and potential benefits of its chirally pure version of dl-MPH. The Company recently completed this trial of its chirally pure version of dl-MPH and announced that its chirally pure version demonstrated statistically significant efficacy versus a placebo and preliminary indications of longer duration of action relative to the racemic version. In addition, the Company has commenced development of a controlled release version of its chirally pure version of dl-MPH, which may substantially improve administration of the drug. The Company has applied for use and process patents for both its chirally pure and controlled release versions of dl-MPH.

The Company is also developing a chirally pure formulation of mexiletine for the treatment of neuropathic pain, a chronic pain state frequently associated with trauma, spinal cord injury, and complications of diabetes. Neuropathic pain generally arises from injury to the peripheral or central nervous tissue. In most cases, chronic neuropathic pain responds poorly to treatment with opiates or nonsteroidal anti-inflammatory analgesics. High doses of racemic oral mexiletine are sometimes used by physicians as an adjuvant pain treatment for the condition, presumably due to its ability to block sodium channels that communicate pain signals through the nervous system. However, this off-label use has been limited, due to the racemate's effect on sodium channels in the heart and the central nervous system that can lead to significant side effects.

Celgene recently reported that its chirally pure formulation of mexiletine substantially reduced severe neuropathic pain in established animal models. The study examined the effect of each of the two isomers of mexiletine, racemic mexiletine, and lidocaine, a prototypical sodium channel blocker, on allodynia (pain response elicited by light touch stimuli), in two established preclinical models. Celgene, in collaboration with researchers at the Anesthesiology Research Laboratory at the University of California in San Diego, determined that one isomer of mexiletine is active in the reduction of neuropathic pain. Formulation of a pharmaceutical with this single, selective isomer may help avoid adverse effects on cardiac and other tissues. A racemic formulation of mexiletine is marketed by several companies as an orally active anti-arrhythmic agent. Celgene's preliminary research indicates that the anti-arrhythmic effect is resident in one stereoisomer and the pain suppression capability in the other. The Company has filed for appropriate patent coverage for chirally pure mexiletine for neuropathic pain.


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                                                                              29

Chirally Pure Agrochemicals
In June 1996, the Company announced the formation of its Celgro subsidiary, which is marketing the Company's proprietary biocatalytic synthesis technology to agrochemical companies. Celgro's approach is to work with agrochemical companies to adapt the Company's biocatalytic technology to the manufacture of chirally pure versions of these companies' crop protection agents, and then license the technology to these companies in exchange for royalties. Celgro will also seek to develop chirally pure versions of existing agrochemicals on its own, and then enter into license agreements with third parties, who will manufacture and sell the agrochemicals and pay the Company royalties. The Company believes that the agrochemical market presents a substantial opportunity because many agrochemicals produced in racemic form, with annual worldwide sales totaling $5 billion, could be manufactured in chirally pure form.

Since 1994, the Company has been developing a process to manufacture a chirally pure version of a currently marketed racemic crop protection agent under a research and development agreement with BASF, and presently is successfully scaling up the process to produce commercial quantities of the products. The Company has received milestone research and development payments in excess of $2 million under this agreement, and a commercial licensing agreement is under negotiation. The Company is also actively pursuing several similar arrangements with other major agrochemical companies.

The Company also believes that its chiral technology is enabling in agrochemical applications because it has the potential to significantly lower manufacturing costs compared to conventional technologies and other chiral technologies. Compared to the Company's biocatalytic process, conventional technologies require more raw materials and greater plant capacity to produce the same effective quantity of product, while other chiral technologies require specialized equipment, more expensive chiral agents, more raw material, and greater capacity for handling hazardous wastes produced in the separation process. In addition, it is anticipated that the required application amount of a chirally pure form of an agrochemical is substantially less than the racemic form, thereby reducing environmental burden. Agrochemicals are highly price sensitive, and, therefore, a process that produces chirally pure products at significant cost savings could be in substantial demand.

PATENTS AND PROPRIETARY TECHNOLOGY
Patents and other proprietary rights are important to the Company's business.
It is the Company's policy to seek patent protection for its inventions, and also to rely upon trade secrets, know-how, continuing technological innovations, and licensing opportunities to develop and maintain its competitive position.

Under an agreement with The Rockefeller University ("Rockefeller"), the Company has obtained certain exclusive rights and licenses to manufacture, use, and sell products that are based on compounds identified in research carried out by Rockefeller and the Company that can be used for treating toxicity associated with high concentrations of TNF[alpha] (the "Rockefeller License"). Rockefeller has identified a method of using thalidomide and certain thalidomide-like compounds to treat certain symptoms associated with abnormal concentrations of TNF[alpha], including those manifested in septic shock, cachexia and HIV infection, and in 1995 was issued U.S. Patent No. 5,385,901 which claims such methods. This U.S. Patent expires in 2012 and is included in the patent rights licensed to the Company under the Rockefeller License. However, Rockefeller did not seek corresponding patents in any other countries in respect of this invention. Under the Rockefeller License, the Company is obligated to pay certain specified royalties to Rockefeller on net sales of licensed products. The Rockefeller License is coterminous with the last to expire of the licensed patents and is terminable by Rockefeller only in the event of a breach of the agreement's terms by Celgene which breach shall fail to be remedied for more than sixty days after notice thereof. Any termination of the Rockefeller License could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company has been issued 26 U.S. patents and has filed 11 U.S. patent applications. Of the issued U.S. patents, 15 relate to immunotherapeutic and chiral amine processes, compounds and uses. The Company's U.S. patents expire between 2001 and 2016. The Company has obtained patents in certain other countries which correspond to some, but not all, of the Company's U.S. patents. The Company expects to continue to file patent applications covering the use of its proprietary inventions.

Prior to the enactment in the United States of new laws adopting certain changes mandated by the General Agreement on Tariffs and Trade ("GATT"), the exclusive rights afforded by a U.S. patent were for a period of 17 years measured from the date of grant. Under these new laws, the term of any U.S. patent granted on an application filed subsequent to June 8, 1995, will terminate 20 years from the date on which the patent application was filed in the United States or the first priority date, whichever occurs first. Future patents granted on an application filed before June 8, 1995, will have a term that terminates 20 years from such date, or 17 years from the date of grant, whichever date is later.


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30

Under the Drug Price Competition and Patent Term Restoration Act of 1984, a U.S. product patent or use patent may be extended for up to five years under certain circumstances to compensate the patent holder for the time required for FDA regulatory review of the product. The benefits of this act are available only to the first approved use of the active ingredient in the drug product and may be applied only to one patent per drug product. There can be no assurance that the Company will be able to take advantage of this law.

The Company's success will depend, in part, on its ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties when necessary, and conduct its business without infringing the proprietary rights of others. The patent positions of pharmaceutical and biotechnology firms, including the Company, can be uncertain and involve complex legal and factual questions. In addition, the coverage sought in a patent application can be significantly reduced before the patent is issued. Consequently, the Company does not know whether any of its pending applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage, or will be circumvented by others. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications, or that it was the first to file patent applications for such inventions. In the event a third party has also filed a patent for any of its inventions, the Company may have to participate in interference proceedings declared by the U.S. PTO to determine priority of invention, which could result in the loss of any opportunity to secure patent protection for the invention and the loss of any right to use the invention, and even if the eventual outcome is favorable to the Company, such interference proceedings could result in substantial cost to the Company. Protection of patent applications and litigation to establish the validity and scope of patents, to assert patent infringement claims against others and to defend against patent infringement claims by others can be expensive and time-consuming. There can be no assurance that in the event that any claims with respect to any of the Company's patents, if issued, are challenged by one or more third parties, that any court or patent authority ruling on such challenge will determine that such patent claims are valid and enforceable. An adverse outcome in such litigation could cause the Company to lose exclusivity relating to such patent claims. If a third party is found to have rights covering products or processes used by the Company, then the Company could be forced to cease using the technologies covered by the disputed rights, could be subject to significant liabilities to such third party, and could be required to license technologies from such third party. Also, different countries have different procedures for obtaining patents, and patents issued by different countries provide different degrees of protection against the use of a patented invention by others. There can be no assurance, therefore, that the issuance to the Company in one country of a patent covering an invention will be followed by the issuance in other countries of patents covering the same invention, or that any judicial interpretation of the validity, enforceability, or scope of the claims in a patent issued in one country will be similar to the judicial interpretation given to a corresponding patent issued in another country. Furthermore, even if the Company's patents are determined to be valid, enforceable, and broad in scope, there can be no assurance that competitors will not be able to design around such patents and compete with the Company using the resulting alternative technology. The Company does not currently have, nor does it intend to seek, patent protection relating to the use of THALOMID to treat erythema nodosum leprosum, an inflammatory complication of leprosy, which is the only indication with respect to which the Company has received an approvable letter from the U.S. Food and Drug Administration.

The Company also relies upon unpatented proprietary and trade secret technology that it seeks to protect, in part, by confidentiality agreements with its collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. There can be no assurance that these agreements provide meaningful protection or that they will not be breached, that the Company would have adequate remedies for any such breach, or that the Company's trade secrets, proprietary know-how, and technological advances will not otherwise become known to others. In addition, there can be no assurance that, despite precautions taken by the Company, others have not and will not obtain access to the Company's proprietary technology.

GOVERNMENTAL REGULATION
Regulation by governmental authorities in the United States and non-U.S. countries is a significant factor in the manufacture and marketing of pharmaceuticals and in the Company's ongoing research and development activities. All of the Company's therapeutic products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical testing and clinical trials and other pre-market approval requirements by the FDA and regulatory authorities in other countries. In the United States, various federal, and in some cases state, statutes and regulations also govern or impact upon the manufacturing, safety, labeling, storage, record keeping, and marketing of such products. The lengthy process of seeking required approvals, and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. Even if regulatory approval is obtained for any of the pharmaceutical products manufactured by or for the Company, or with the Company's chirally pure


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                                                                              31
intermediates, or using the Company's biocatalytic chiral processes, the scope of the approval may significantly limit the indicated uses for which such products may be marketed. Further, approved drugs, as well as their manufacturers, are subject to ongoing review, and discovery of previously unknown problems with such products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market. Any failure by the Company or its collaborators or licensees to obtain or maintain, or any delay in obtaining regulatory approvals could adversely affect the marketing of any products developed by the Company, and its ability to receive product revenue, royalty revenue, or profit sharing payments.

The activities required before a pharmaceutical may be marketed in the United States begin with preclinical testing not involving human subjects. Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of product and its formulations. The results of these studies must be submitted to the FDA as part of an Investigational New Drug Application ("IND"), which must be reviewed by the FDA primarily for safety considerations before proposed clinical trials in humans can begin. Typically, clinical trials involve a three-phase process.

In Phase I, clinical trials are conducted with a small number of individuals to determine the early safety and tolerability profile and the pattern of drug distribution and metabolism within the body. In Phase II, clinical trials are conducted with groups of patients in order to determine preliminary efficacy, dosing regimes, and expanded evidence of safety. In Phase III, large-scale, multi-center, adequate and well-controlled, comparative clinical trials are conducted with patients in order to provide enough data for the statistical proof of efficacy and safety required by the FDA and others, however in some limited circumstances Phase III trials may be modified to allow evaluation of safety and efficacy in a less regimented manner, which may allow the Company to rely on historical data relating to the previous use of certain pharmaceuticals. In Phase IV, confirmatory trials are conducted after the FDA's approval of an NDA or issuance of an approvable letter in order to resolve any open issues. Monitoring of all aspects of the study to minimize risks is a continuing process. Reports of all adverse events must be made to the FDA.

The results of the preclinical testing and clinical trials are then submitted to the FDA in the form of an NDA for approval to commence commercial sales. In responding to an NDA, the FDA may grant marketing approval, request additional information, or deny the application if it determines that the application does not satisfy its regulatory approval criteria. If an NDA is approved, the Company will have to establish a system for obtaining reports of experience and side effects that are associated with the drug and make appropriate submissions to the FDA.

Pursuant to the Orphan Drug Act, a sponsor may request the FDA to designate a drug intended to treat a "rare disease or condition" as an "orphan drug." A "rare disease or condition" is defined as one which affects less than 200,000 people in the United States, or which affects more than 200,000 people, but for which the cost of development and making available the drug is not expected to be recovered from sales of the drug in the United States. Upon the approval of the first NDA for a drug designated as an orphan drug for a specified indication, the sponsor of the NDA is entitled to exclusive marketing rights in the United States for such drug for that indication for seven years. Orphan drugs may also be eligible for federal income tax credits for costs associated with the drug's development. Possible amendment of the Orphan Drug Act by the United States Congress and possible reinterpretation by the FDA are the subject of frequent discussion. FDA regulations reflecting certain definitions, limitations and procedures went into effect in January 1993. Therefore, there is no assurance as to the precise scope of protection that may be afforded by orphan drug status in the future, or that the current level of exclusivity and tax credits will remain in effect. The Company has received from the FDA orphan drug designation for thalidomide for the treatment of ENL, AIDS cachexia, mycobacterial infections and RAS. However, there can be no assurance that another company also holding orphan drug designation will not receive approval prior to Celgene for the use of thalidomide for the treatment of one or more of these indications. If such were to happen, Celgene's applications for that indication could not be approved until the competing company's seven year period of exclusivity expired.

Among the conditions for NDA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures continually conform with the FDA's current Good Manufacturing Practice regulations and guidelines ("GMP"). In complying with GMP, manufacturers must devote extensive time, money, and effort in the area of production and quality control and quality assurance to maintain full technical compliance. Manufacturing facilities and company records are subject to periodic inspections by the FDA to ensure compliance.

Steps similar to those in the United States must be undertaken in virtually every other country comprising the market for the Company's products before any such product can be commercialized in those countries. The approval procedure and the time required for approval varies from country to country and may involve additional testing. There can be no assurance that approvals will be granted on a timely basis, or at all. In addition, regulatory approval of prices is required in most countries other than the United States. There can be no assurance that the resulting prices would be sufficient to generate an acceptable return to the Company.

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

COMPETITION
The pharmaceutical and agrochemical businesses in which the Company competes are each highly competitive. The Company's competitors include major pharmaceutical and chemical companies, many of which have considerably greater financial, technical, and marketing resources than the Company. The Company also experiences competition in the development of its products and processes from universities and other research institutions and, in some instances, competes with others in acquiring technology from such sources.

Competition in the pharmaceutical industry, and specifically in the immunotherapeutic areas being addressed by the Company, is particularly intense. Numerous companies, including Immunex Corp., and Centocor Corp., are pursuing techniques to modulate TNF[alpha] production through various combinations of monoclonal antibodies, TNF[alpha] receptors, and small molecule approaches. In addition, a number of other companies are attempting to address, with other technologies and products, the disease states currently being targeted by the Company. Other companies are attempting to develop thalidomide for AIDS-related and non AIDS-related indications. EntreMed, Inc. is researching the effectiveness of thalidomide and its own proprietary thalidomide analogues as anti-angiogenic agents in the treatment of retinal disease and cancer. Andrulis Pharmaceuticals Corp., a small privately held company, is attempting to develop thalidomide for the treatment of AIDS-related complications.

Several companies have established chiral products and chiral technologies. Companies that develop and manufacture chirally pure intermediates include:
Chiroscience Group Plc ("Chiroscience"); DSM Andeno B.V.; Lonza Ltd.; Kanegafuchi Chemical Industry Co., Ltd.; Cambrex Corporation, and ChiRex Inc. Several of these companies have established commercial scale manufacturing facilities that are believed to be in compliance with GMP, which provides these companies with a competitive advantage. In addition, Sepracor and Chiroscience are actively developing chirally pure versions of pharmaceuticals currently marketed in racemic form. Chiroscience has completed Phase I trials in the United Kingdom for a chirally pure version of dl-MPH and is working with Medeva Plc, the lead supplier of dl-MPH in the United States, towards full clinical development. Chiroscience has also taken certain steps to assert patent and proprietary rights with respect to its formulation of a chirally pure version of dl-MPH. The agrochemical market is large and, within this market, efforts are underway by the in-house development staffs of agrochemical companies to produce chirally pure versions of their existing racemic crop protection agents.

The pharmaceutical and agrochemical industries have undergone, and are expected to continue to undergo, rapid and significant technological change, and competition is expected to intensify as technical advances in each field are made and become more widely known. In order to compete effectively, the Company will be required to continually upgrade its scientific expertise and technology, identify and retain capable management, and pursue scientifically feasible and commercially viable opportunities.

The Company's competition will be determined in part by the indications for which the Company's products are developed and ultimately approved by regulatory authorities. An important factor in competition will be the timing of market introduction of the Company's or competitors' products. Accordingly, the relative speed with which the Company can develop products, complete clinical trials and approval processes, and supply commercial quantities of products to the market will be expected to be important competitive factors. Competition among products approved for sale will be based, among other things, on product efficacy, safety, convenience, reliability, availability, price, and patent position.

MANUFACTURING
THALOMID is encapsulated for the Company by Penn Pharmaceuticals Ltd. of Great Britain ("Penn") in a special facility devoted exclusively to the production of THALOMID capsules. Both the bulk manufacturing facility that produces the drug substance for THALOMID and the Penn facility have been certified as GMP compliant. The Company currently produces chirally pure intermediates in its own facilities, which are adequate to produce the developmental quantities of product currently used by the Company and its current customers. However, the Company's existing facilities will not be adequate for the manufacture of large scale developmental and commercial quantities of the Company's chiral products. In order to obtain such larger quantities, the Company expects to engage third parties through licensing agreements with customers, or by entering into an alliance, joint venture, or other arrangement with one or more contract manufacturers. In certain instances, the Company may be required to make substantial capital expenditures to access additional manufacturing capacity.


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                                                                              33

SALES AND MARKETING
Celgene has established a sales and marketing organization to commercialize THALOMID (subject to regulatory approval of the product), and intends to employ approximately 25 persons in this capacity. The Company believes that a direct sales force for THALOMID can be effective because of the relatively small, concentrated patient population, of which 70% resides in 20 major metropolitan areas. Celgene has engaged a specialty contract distributor to distribute THALOMID in strict accordance with the Company's program to promote the safe and effective dispensing and use of the product. This program will include comprehensive physician, pharmacist and patient education, informed consent procedures, appropriate labeling, and frequent pregnancy testing. The Company also employs a three person direct sales staff to market and provide technical support to customers for its chirally pure intermediates.

EMPLOYEES
At October 24, 1997, the Company had 115 full time employees, 73 of whom were engaged primarily in research and development activities, 23 of whom were engaged in sales and marketing activities, and the remainder of whom were engaged in executive and administrative activities. Of the Company's employees, 58 have advanced degrees, including 28 who have Ph.D. degrees. The Company also maintains consulting arrangements with a number of scientists at various universities and other research institutions in Europe and the United States.

PROPERTIES
The Company leases a 44,500 square foot laboratory and office facility in Warren, New Jersey under a lease with an unaffiliated party which has a term ending in May 2002 with one five-year renewal option. The Company also sub-leases 17,500 square feet in a facility located in Annandale, New Jersey that houses the Company's Celgro unit. The facility consists of office and laboratory space and is leased under a sub-lease which expires in February 1999. The Company believes that its laboratory facilities are adequate for its research and development activities for at least the next 12 months.

LEGAL PROCEEDINGS
The Company is not engaged in any legal proceedings. The Company believes it is currently in substantial compliance with all federal, state and local environmental laws.


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34

                                   MANAGEMENT
--------------------------------------------------------------------------------
Directors, Officers, and Key Employees

Name                               Age                         Position
-------------------------------   -----   --------------------------------------------------
John W. Jackson                    53     Chairman of the Board and Chief Executive Officer

Sol J. Barer, Ph.D.                50     President, Chief Operating Officer, Director

Robert C. Butler                   67     Senior Vice President and Chief Financial Officer

David I. Stirling, Ph.D.           44     Executive Vice President -- Pharmaceutical R&D

Maghsoud M. Dariani                44     Vice President -- Chiral Pharmaceuticals

Steven D. Thomas, Ph.D.            36     Vice President -- Pharmaceutical Development

Bruce A. Williams                  43     Vice President -- Marketing & Sales

Jerome B. Zeldis, M.D., Ph.D.      47     Vice President -- Director of Medical Affairs

R. N. "Sam" Dryden                 47     Chairman of the Board of Celgro Corporation

Steven Hayford                     43     President of Celgro Corporation

George W.J. Matcham, Ph.D.         45     Vice President -- R&D of Celgro Corporation

Frank T. Cary                      76     Director

Arthur Hull Hayes, Jr., M.D.       64     Director

Richard C.E. Morgan                52     Director

Walter L. Robb, Ph.D.              69     Director

Lee J. Schroeder                   68     Director

-----------
John W. Jackson has been Chairman of the Board and Chief Executive Officer of the Company since January 1996. Mr. Jackson was founder and President of Gemini Medical, a consulting firm which specialized in services and investment advice to start-up medical device and biotechnology companies, from February 1991 to January 1996. Previously, Mr. Jackson had been President of the worldwide Medical Device Division of American Cyanamid Company, a major pharmaceutical company, from February 1986 to January 1991, and served in various international positions, including Vice President -- International for American Cyanamid from 1978 to 1986. Previously, Mr. Jackson served in several human health marketing positions at Merck & Company, a major pharmaceutical company, from 1971 to 1978.

Sol J. Barer has been President of the Company since October 1993 and Chief Operating Officer of the Company since March 1994. Dr. Barer was Senior Vice President -- Science and Technology and Vice President/General Manager -- Chiral Products of the Company from October 1990 to October 1993, and Vice President -- Technology of the Company from September 1987 to October 1990. Dr. Barer received a Ph.D. in organic and physical chemistry from Rutgers University.

Robert C. Butler has been Chief Financial Officer of the Company since July 1996. From 1988 to 1995, Mr. Butler served as Senior Vice President and Chief Financial Officer of International Paper Co., a manufacturer of paper, wood, and allied products. From 1979 to 1987, Mr. Butler served as Group Executive Vice President of the National Broadcasting Company. Mr. Butler is also a member of the Board of Directors of Carter Holt Harvey Ltd., a major New Zealand forest products company.

David I. Stirling has been Executive Vice President--Pharmaceutical R&D of Celgene since 1996. Dr. Stirling has served Celgene as Senior Vice President -- Biological and Pharmaceutical R&D from 1993 to 1996, as Vice President -- New Technology Chiral Products from 1991 to 1993, and in a variety of other research positions from 1986 to 1991. Previously, Dr. Stirling was employed by Celanese Research Company, a major chemical company, from 1980 to 1986. Dr. Stirling received a Ph.D. in biochemistry from the University of Warwick.

Maghsoud M. Dariani has been Vice President -- Chiral Pharmaceuticals of Celgene since 1996. From 1986 to 1996 Mr. Dariani served Celgene as a Director -- Manufacturing & Engineering/Chiral Products. Previously, Mr. Dariani was a Senior Development Engineer at Celanese Corporation, a major chemical company. Mr. Dariani received an M.S. in Chemistry from the University of Massachusetts.

Steven D. Thomas has been Vice President -- Pharmaceutical Development of the Company since 1992. Previously, Dr. Thomas was a Business Unit Manager for Enzymatix Ltd. (Chiroscience PLC), a pharmaceutical and fine chemicals company, from 1987 to 1992. Dr. Thomas received a Ph.D. in molecular enzymology from Southampton University.

Bruce A. Williams has been Vice President -- Marketing and Sales of Celgene since 1996. Previously, Mr. Williams was employed by Ortho Biotech Inc., a subsidiary of Johnson & Johnson, a major pharmaceutical and consumer products company,


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

where he held various positions from 1989 to 1996 including Executive Director -- Marketing. From 1984 to 1989, Mr. Williams held several posts at American Cyanamid Company.

Jerome B. Zeldis has been Vice President--Medical Affairs of Celgene since February 1997. Since 1996, Dr. Zeldis has also been Associate Attending Physician at New York Hospital. Since 1995, Dr. Zeldis has also been a Clinical Associate Professor of Medicine, Cornell University Medical School. From 1990 to 1994, Dr. Zeldis was Clinical Research Physician, Sacramento Medical Foundation, Center for Blood Research and Associate Professor of Medicine at the University of California at Davis. From 1988 to 1990, Dr. Zeldis was Assistant Professor of Medicine at the University of California at Davis. From 1986 to 1988, Dr. Zeldis was Assistant Professor of Medicine, Harvard Medical School. Dr. Zeldis was a director of Sandoz Research Foundation and Janssen Research Foundation. Dr. Zeldis received a Ph.D. in Molecular Biophysics and Biochemistry from Yale University. Dr. Zeldis also received an M.D. degree from Yale Medical School.

R. N. "Sam" Dryden has been Chairman of the Board of Celgro Corporation, a subsidiary of Celgene, since December 1996. He is also currently President of Big Stone Inc., a private venture investment and development firm, and Managing Partner of Big Stone Partners, a management advisory firm. Previously, Mr. Dryden was a founder as well as a President and CEO of Agrigenetics Corporation, a biotechnology company focusing on seeds, plants, and biocontrol. He has also served in management positions with Union Carbide Corporation, a diversified manufacturer of chemicals and plastics.

Steven Hayford has been President of Celgro Corporation since June 1997. Previously, Mr. Hayford held several key management positions during a 17 year career with Monsanto Corporation, a major chemical manufacturer, including Senior Managing Director in Japan for Monsanto Crop Protection. Mr. Hayford received both an M.B.A. and an M.S.B.A. from the University of Southern California.

George W.J. Matcham has been Vice President -- R&D for the Celgro subsidiary since 1996. Dr. Matcham joined Celgene in 1988, and became Vice President of Chiral Amine Technology in 1991 and Vice President and General Manager of Chiral Products in 1993. Previously, Dr. Matcham was a Senior Scientist and Project Leader for Shell Research Ltd., UK, the physical and biological research subsidiary of Royal Dutch/Shell, from 1981 to 1988. Dr. Matcham received a Ph.D. in microbial enzymology from the University of Wales, and was Director of Studies in Chemistry, and a fellow of Emmanuel College of the University of Cambridge from 1979 to 1980.

Frank T. Cary has been Chairman of the Executive Committee of the Board of Directors of the Company since July 1990. From 1973 to 1981, Mr. Cary was Chairman of the Board and Chief Executive Officer of International Business Machines Corporation, a computer and business equipment manufacturer. Mr. Cary is also a director of: Cygnus Therapeutic Systems Inc., a manufacturer of diagnostic and drug delivery systems; ICOS Corporation, a biotechnology company; Lincare Inc., a provider of oxygen and other respiratory services; SPS Transaction Services, Inc., a provider of technology outsourcing services; Lexmark International Inc., a manufacturer of computer printers; SEER Technologies, Inc., a software and computer services consulting company; Vion Pharmaceuticals Inc., a biopharmaceutical company developing oncology and antiviral products, and Teltrend, Inc., a manufacturer of telecommunications equipment.

Arthur Hull Hayes, Jr. has been President and Chief Operating Officer of MediScience Associates, Inc., a consulting organization that works with pharmaceutical firms, biomedical companies, and foreign governments, since July 1991. Dr. Hayes has also been a partner in IssueSphere, a public affairs firm that focuses on health science issues, since November 1995, as well as a professor in medicine, pharmacology, and family and community medicine at New York Medical College, and clinical professor of medicine and pharmacology at the Pennsylvania State University College of Medicine. From 1986 to 1990, Dr. Hayes was President and Chief Executive Officer of E.M. Pharmaceuticals, a developer of pharmaceuticals and medical devices and a unit of E. Merck AG, and from 1981 to 1983 was Commissioner of the U.S. Food and Drug Administration. Dr. Hayes also is a director of: Myriad Genetics, Inc., a gene discovery and genetic testing company; NaPro BioTherapeutics, Inc., a natural product pharmaceutical company, and Premier Research Worldwide, a clinical research organization.

Richard C.E. Morgan is a founding member of Jackson Hole Management Company, Inc., and has been the Managing General Partner of Wolfensohn Partners, L.P., a venture capital partnership, since 1986. Mr. Morgan also is Chairman of the Board of Directors and Chief Executive Officer of Lasertechnics, Inc., a director of: SEQUUS Pharmaceuticals, Inc., a pharmaceutical development company; Chairman of the Board of Directors of Quidel Corp., a manufacturer of rapid immuno-diagnostic products, and a director of Indigo, N.V.

Walter L. Robb has been a private consultant and President of Vantage Management Inc., a consulting and investor services company, since January 1993. Mr. Robb was Senior Vice President for Corporate Research and Development of General


--------------------------------------------------------------------------------
36

Electric Company, a consumer and industrial products company and broadcaster, and a member of its Corporate Executive Council from 1986 to December 1992. Mr. Robb also is Chairman of the Board of Directors of Neopath, Inc., and a director of Marquette Medical Systems, Inc., an electronic medical equipment company, Cree Research Inc.,a developer of silicon carbide-based semiconductors, and Mechanical Technology, Inc., a manufacturer of test equipment.

Lee J. Schroeder has been President of Lee Schroeder & Associates, Inc., a pharmaceutical business consulting company, since 1985. Mr. Schroeder was President of Fox Meyer Lincoln, from 1983 to 1985. Mr. Schroeder was Executive Vice President of Sandoz, Inc., a major pharmaceutical company, from 1981 to 1983. Mr. Schroeder is also a director of: Bryan Memorial Hospital; MGI Pharmaceutical, Inc., a pharmaceutical company; Ascent Pediatrics, Inc., a developer of pediatric pharmaceutical products, and Interneuron Pharmaceuticals, Inc., a diversified biopharmaceutical company.


--------------------------------------------------------------------------------

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------------------------
The table below sets forth the beneficial ownership of the Common Stock as of September 30, 1997 (i) by each director, (ii) by each of the executive officers of the Company, (iii) by all directors and executive officers of the Company as a group, and (iv) by the persons known by the Board of Directors to be beneficial owners of more than five percent of the outstanding shares of Common Stock.

                                                                                                      Percent of
                                                                                                       Class(1)
                                                                                                ----------------------
                                                                        Amount and Nature of      Before       After
                Name                              Position              Beneficial Ownership     Offering     Offering
-------------------------------------   ----------------------------   ----------------------   ----------   ---------
John W. Jackson                         Chairman of the Board and             189,066(2)(3)        1.4%        1.2%
                                        Chief Executive Officer

Sol J. Barer, Ph.D                      President, Chief Operating            199,501(2)(3)        1.5%        1.2%
                                        Officer, Director

Robert C. Butler                        Senior Vice President and              17,500(2)            *            *
                                        Chief Financial Officer

Frank T. Cary                           Director                               91,000(2)            *            *

Arthur Hull Hayes, Jr., M.D.            Director                               20,000(2)            *            *

Richard C.E. Morgan                     Director                              315,055(2)(4)        2.4%        2.0%

Walter L. Robb, Ph.D.                   Director                               77,000(2)            *            *

Lee J. Schroeder                        Director                               26,000(2)            *            *

Donald P. Moriarty
c/o McGrath, Doyle & Phair
150 Broadway, #1703
New York, New York 10038                                                    1,199,000(5)           9.1%        7.6%

All directors and current executive
officers of the Company as a
group (eight persons)                                                         935,122(6)           6.8%        5.7%

-----------
* Less than one percent (1%).

(1) Based on 13,168,390 shares outstanding as of September 30, 1997.

(2) Includes shares of Common Stock which the directors and executive officers have the right to acquire through the exercise of options within 60 days of September 30, 1997, as follows: John W. Jackson -- 166,666; Sol J. Barer -- 199,486; Robert C. Butler -- 12,500; Frank T. Cary -- 61,000;
    Arthur Hull Hayes, Jr. -- 20,000; Richard C.E. Morgan -- 56,000 shares; Walter L. Robb -- 34,000, and Lee J. Schroeder -- 26,000. Does not include shares of Common Stock which the directors and executive officers have the right to acquire through the exercise of options not exercisable within 60 days of September 30, 1997, as follows: John W. Jackson -- 83,334; Sol J. Barer -- 48,334; Robert C. Butler -- 37,500; Frank T. Cary -- 20,000;
    Arthur Hull Hayes, Jr. -- 20,000; Richard C.E. Morgan -- 20,000; Walter L. Robb -- 20,000, and Lee J. Schroeder -- 20,000.

(3) Includes with respect to Mr. Jackson 400 shares owned by the son of Mr. Jackson, as to which shares Mr. Jackson disclaims beneficial ownership; includes with respect to Dr. Barer 15 shares owned by the daughter of Dr. Barer, as to which shares Dr. Barer disclaims beneficial ownership.

(4) Includes 252,055 shares of Common Stock owned by Wolfensohn Associates L.P., of which Wolfensohn Partners L.P. is the general partner. Mr. Morgan is a general partner of Wolfensohn Partners L.P. Mr. Morgan's indirect pecuniary interest in these shares of Common Stock, within the meaning of Rule 16a-1(a)(2)(ii)(B) under the Securities Exchange Act of 1934, is significantly less than the amount disclosed. Mr. Morgan otherwise disclaims beneficial ownership of such shares of Common Stock owned by Wolfensohn Associates L.P.

(5) Information regarding Donald P. Moriarty was obtained from a Schedule 13D, as amended, filed by him with the Securities and Exchange Commission. Such
    Schedule 13D states that Mr. Moriarty is deemed to be the beneficial owner of and to have sole dispositive power over all such shares of Common Stock, and that such shares are held by Mr. Moriarty, his family members, and Twin Oaks Partners, a partnership in which he is a general partner.

(6) Includes or excludes, as the case may be, shares of Common Stock as indicated in the preceding footnotes.


--------------------------------------------------------------------------------
38

                         DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------
The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01, and 5,000,000 shares of Preferred Stock, par value $.01, of which 520 shares have been designated Series A Convertible Preferred Stock and 20,000 shares have been designated as Series B Convertible Preferred Stock. At the close of business on September 30, 1997, there were 13,168,390 shares of Common Stock outstanding, 80 shares Series A Convertible Preferred Stock outstanding and no shares of Series B Convertible Preferred Stock outstanding.

COMMON STOCK
The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid, and non-assessable.

PREFERRED STOCK
General. The Company is authorized to issue 5,000,000 shares of preferred stock, par value $.01 per share. The Board of Directors of the Company has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights, and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Delaware.

The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the Common Stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on Common Stock. Holders of preferred stock would typically be entitled to receive a preference payment.

Series A Convertible Preferred Stock. On March 13, 1996, in a private placement, the Company issued and sold 503 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred"), at an issue price of $50,000 per share. The Series A Preferred, plus accretion at a rate of 4.9% per year, is convertible into Common Stock of the Company at the option of the holders thereof at a conversion price per share of Common Stock equal, generally, to the lesser of (i) $18.81 or (ii) 90% of the average closing price per share of the Common Stock for the seven trading days immediately prior to the date of conversion. The Company may redeem the shares in increments of no less than $1.5 million on thirty business days' written notice to preferred stockholders, at a price that equals a specified premium, ranging from 120% to 130%, of the purchase price plus accretion. Under certain conditions, upon receipt of a conversion notice from a holder, the Company has the right (i) to redeem shares presented for conversion, or (ii) to defer conversion once, for 90 days (a "lock-up"), in which case the Company must issue two-year warrants, exercisable at $11.50, to any holder of Preferred Stock affected by the deferral of the conversion. As of September 30, 1997, there were 80 shares of Series A Preferred outstanding. A holder of 58 shares were locked-up for a period ending on December 1, 1997, pursuant to an agreement with the Company whereby the maximum conversion price for shares held by such holders was permanently reduced to $8.50; a holder of 1 share was potentially subject to lock-up pursuant to the above provision upon presentation of a notice of conversion, and holders of the remaining 21 shares are no longer subject to involuntary lock-up. Upon the liquidation, dissolution, or winding up of the affairs of the Company, holders of the Series A Preferred would be entitled to receive the sum of $50,000 per share of Preferred plus unpaid accretion at the rate of 4.9% per annum. Any shares of Series A Preferred outstanding on March 13, 1998 shall be converted automatically into Common Stock on such date at the conversion price then in effect. The holders of Series A Preferred have no voting rights. The Company granted registration rights to the subscribers of Series A Preferred. A shelf registration statement with respect to holders' resales of Common Stock upon conversion of the Series A Preferred was filed and declared effective on June 10, 1996 and a second shelf registration statement with respect to additional shares was filed and declared effective on August 6, 1997.


--------------------------------------------------------------------------------

Series B Convertible Preferred Stock. On June 9, 1997, in a private placement, the Company completed the sale of 5,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred"), par value $.01 per share, at an issue price of $1,000 per share. A shelf registration statement with respect to holders' resales of Common Stock issuable upon conversion of Series B Preferred was filed and declared effective on August 6, 1997. As of September 30, 1997, all shares of Series B Preferred had been converted into Common Stock. Each of the persons who purchased Series B Preferred also agreed to purchase, at the option of the Company and subject to the satisfaction of certain conditions, an aggregate of up to 15,000 additional shares of Series B Preferred Stock for an aggregate purchase price of $15 million at subsequent closings.

OTHER SECURITIES OF THE COMPANY
Warrants. As of September 30, 1997, the Company had outstanding warrants to purchase an aggregate of 384,056 shares of the Company's Common Stock. Warrants for 50,000 shares are exercisable at a price of $6.50 per share of Common Stock until September 1, 1999; warrants for 105,000 shares are exercisable at a price of $9.60 per share of Common Stock until July 31, 2000; warrants for 66,853 shares are exercisable at a price of $20.52 per share of Common Stock until March 11, 2001; and warrants for 162,203 shares are exercisable at a price of $11.50 per share of Common Stock until various expiration dates between July 1998 and May 1999. The exercise price of all of these warrants is subject to proportional adjustment in the event that the Company undertakes a stock split, stock dividend, or recapitalization.

In addition, upon request of the purchasers of the Series B Preferred (but no later than June 1, 1998) (in either case, the "Issuance Date"), the Company will issue warrants to acquire a number of shares of Common Stock equal to (i) 1,500,000 divided by the Conversion Price (or determined in accordance with the Certificate of Designations of Series B Preferred) in effect on the Issuance Date (230,769 warrants as of September 30, 1997 based on a Conversion Price of $6.50) plus (ii) 37.5% of the Conversion Shares issuable on such Issuance Date upon conversion of all shares of Series B Preferred issued through the Issuance Date (288,461 warrants as of September 30, 1997 based on a Conversion Price of $6.50). All such warrants will have a term of four years from the Issuance Date and an exercise price equal to 115% of the Conversion Price in effect on the Issuance Date. Each purchaser of Series B Preferred has agreed to enter into lock-up agreements in connection with this Offering with respect to all shares issuable upon the exercise of these warrants. The Company granted certain registration rights to the purchasers of Series B Preferred with respect to these warrants upon issuance.

Stock Options. The Company has issued options to purchase shares of Common Stock, restricted stock, and/or other stock-based performance awards under the 1995 Non-Employee Directors' Incentive Plan, the 1992 Long-Term Incentive Plan, the 1992 Non-Employee Directors' Stock Option Plan, and the 1986 Stock Option Plan (collectively, the "Stock Plans"). At September 30, 1997, options to purchase an aggregate of 2,332,747 shares of Common Stock were outstanding under the Stock Plans (or pursuant to grants outside the Stock Plans) with exercise prices between $5.44 and $17.75 per share; of such options, 1,436,019 were exercisable within 60 days of September 30, 1997.

Shareholder Rights Plan. The Board of Directors has adopted a shareholder rights plan (the "Plan"). The Plan was adopted to give the Board increased power to negotiate in the best interests of the Company, and to discourage appropriation of control of the Company at a price that is unfair to the stockholders. It is not intended to prevent fair offers for acquisition of control determined by the Board to be in the best interests of the Company and its stockholders, nor is it intended to prevent a person or group from obtaining representation on or control of the Board through a proxy contest, or to relieve the Board of its fiduciary duty to consider any proposal for acquisition of the Company in good faith.

The Plan involved the distribution of one "Right" as a dividend on each outstanding share of the Company's Common Stock to all holders of record on September 26, 1996. Each Right shall entitle the holder to purchase one-tenth of a share of Common Stock. The Rights trade in tandem with the Common Stock until, and become exercisable upon, the occurrence of certain triggering events, and the exercise price is based on the estimated long-term value of the Company's Common Stock. The exercise of these rights becomes economically attractive upon the triggering of certain "Flip-In" or "Flip-Over" Rights which work in conjunction with the Plan's basic provisions. The Flip-In Rights will permit their holders to purchase shares of Common Stock at a discounted rate, resulting in substantial dilution of an acquiror's voting and economic interests in the Company. The Flip-Over element of the Plan involves certain mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The Plan contains a "Permitted Offer" exception to allow offers determined by the Board to be in the best interests of the Company and its stockholders to take place free of the diluting effects of the Plan's mechanisms.

The Board of Directors retains the right (at all times prior to acquisition of 15% of the voting common stock of the Company by an acquiror) to discontinue the Plan through redemption of all Rights, or to amend the Plan in any respect.


--------------------------------------------------------------------------------
40

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS
The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

The Company's Certificate of Incorporation and By-Laws provide that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders, and that special meetings may be called only by the Chairman of the Board of Directors, if any, the Chief Executive Officer, the President, the Secretary, or a majority of the Board of Directors of the Company. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of the Company, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired all or a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

TRANSFER AGENT AND REGISTRAR
The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company. It is located at 40 Wall St., 46th Floor, New York, NY, 10005, and its telephone number is (718) 921-8200.

                        SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------
Future sales of substantial amounts of Common Stock could adversely affect the prevailing market price of the Company's Common Stock. If all of the shares of the Series A Convertible Preferred Stock outstanding on September 30, 1997 (including shares issuable in payment of accretion through that date) had been converted on that date at conversion prices based on the closing price of the Common Stock for the seven trading days preceding September 30, 1997, approximately 488,926 shares of Common Stock would have been issued. Furthermore, should the trading price of the Common Stock decline prior to the conversion of all shares of the Preferred Stock, the number of shares of Common Stock issuable upon conversion thereof may increase proportionately. In addition, as of September 30, 1997, there were outstanding stock options for approximately 2,332,747 shares of Common Stock, of which approximately
1,436,019 were currently exercisable, and warrants either outstanding or issuable upon demand that are exercisable for 903,286 shares of Common Stock. All shares of Common Stock referred to in this paragraph would be freely tradeable upon issuance. See "Description of Capital Stock."


--------------------------------------------------------------------------------

                                 UNDERWRITING
--------------------------------------------------------------------------------
The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares of Common Stock which each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

                                                              Number
                Underwriters                                of Shares
                ------------------------------------------- ----------
                SBC Warburg Dillon Read Inc.   ............
                Prudential Securities Incorporated   ......
                Loewenbaum & Company Incorporated    ......
                                                             ---------
                  Total   .................................  2,600,000
                                                             =========

The Managing Underwriters are SBC Warburg Dillon Read Inc., Prudential Securities Incorporated and Loewenbaum & Company Incorporated.

If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase such shares and if the aggregate obligations of the Underwriters so defaulting do not exceed ten percent of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

The Underwriters propose to offer the shares of Common Stock to the public initially at the offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not to exceed $
per share. The Underwriters may allow, and such dealers may re-allow, a
concession not to exceed $     per share on sales to certain other dealers. The
offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the shares are released for sale to the public, the public offering price, the concession and the reallowance may be changed by the Managing Underwriters.

The Company has granted to the Underwriters an option for 30 days from the date of the Underwriting Agreement to purchase up to an additional 390,000 shares of Common Stock from them at the offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments made of the shares in connection with this Offering. To the extent the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase the number of additional shares proportionate to such Underwriter's initial commitment.

The Company, each of its directors and officers and certain of its stockholders have agreed that they will not sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exchangeable for Common Stock or warrants or other rights to purchase Common Stock, for a period of at least 90 days after the date of this Prospectus, without the prior written consent of SBC Warburg Dillon Read Inc., except for (i) the issuance of shares of Common Stock by the Company upon the purchase of outstanding warrants or the exercise of outstanding options, provided that the Company shall have obtained an agreement substantially to the effect set forth in this paragraph from each such person to whom such shares of Common Stock are issued and (iii) the grant of options and other rights by the Company to purchase up to an aggregate of 476,037 shares of Common Stock to the Company's employees, officers and directors pursuant to the Stock Plans.

The Company has agreed to indemnify the Underwriters against certain liabilities, including any liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

In connection with this Offering, the Managing Underwriters, on behalf of the Underwriters, may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Managing Underwriters may overallot


--------------------------------------------------------------------------------
42
the Offering, creating a syndicate short position. In addition, the Managing Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the Managing Underwriters may reclaim selling concessions from syndicate members in the Offering if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Managing Underwriters are not required to engage in these activities, and may end any of these activities at any time.

In connection with this Offering, the Managing Underwriters, on behalf of the Underwriters, may engage in passive market making on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during the one day period before the commencement of the offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered before the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the Common Stock above independent market levels and, if commenced, may be discontinued at any time.


--------------------------------------------------------------------------------

                                 LEGAL MATTERS
--------------------------------------------------------------------------------
The validity of the Common Stock offered hereby is being passed upon for the Company by Proskauer Rose LLP, New York. Certain legal matters in connection with the Offering are being passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York.

                                    EXPERTS
--------------------------------------------------------------------------------
The financial statements of Celgene Corporation as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements in this Prospectus under the captions "Risk Factors -- Dependence on Patent and Proprietary Rights" and "Business -- Patents and Proprietary Technology" have been reviewed and approved by Mathews, Collins, Shepherd and Gould, P.A., as experts in such matters, and are included herein in reliance upon such review and approval.

The statements in this Prospectus under the captions "Risk Factors -- Uncertainty Associated with Clinical Trials; Extensive Governmental Regulation" and "Business -- Government Regulation" have been reviewed and approved by Kleinfeld, Kaplan & Becker, as experts in such matters, and are included herein in reliance upon such review and approval.


--------------------------------------------------------------------------------
44

                            ADDITIONAL INFORMATION
--------------------------------------------------------------------------------
The Company has filed with the Commission, through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus by reference as to the contents of any contract, agreement, or other document referred to are not necessarily complete and in each such instance, reference is made to the copy of such contract, agreement, or other document filed as an exhibit to the Registration Statement for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at the prescribed rates from the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic registration statements filed through EDGAR may also be accessed electronically through the Commission's home page on the World Wide Web at http://www.sec.gov.

The Company is subject to the periodic reporting requirements of the Exchange Act, and in accordance therewith, it files reports, proxy statements, and other information required thereby to the Commission via EDGAR. Copies of such material may be inspected and copied at the offices of the Commission and accessed electronically through the Commission's home page on the World Wide Web. Reports, proxy statements, other required information statements, and other information concerning the Company may also be inspected at the Nasdaq Stock Market, 1735 K. St., Washington, D.C. 20006-1500.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
--------------------------------------------------------------------------------
The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A, its Definitive Proxy Statement dated May 30, 1997, filed in connection with the Company's 1997 Annual Meeting of Stockholders, its Current Reports on Form 8-K dated June 10, 1997, September 19, 1997 and September 23, 1997, its Quarterly Reports on Form 10-Q for the periods ending March 31, 1997 and June 30, 1997, and the description of the Company's Common Stock contained in its registration statement on Form 8-A, File No. 0-16132, including any amendment or report filed for the purpose of updating such description, are hereby incorporated by reference in this Prospectus, except as superseded or modified herein. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

All documents filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

The Company will provide, upon written or oral request, without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Secretary, Celgene Corporation, 7 Powder Horn Drive, Warren, New Jersey 07059, (732) 271-1001.


--------------------------------------------------------------------------------
                                                                              45

                              CELGENE CORPORATION


                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report .............................................   F-2

Balance Sheets as of December 31, 1996 and 1995 and
 September 30, 1997 (Unaudited) ..........................................   F-3

Statements of Operations--Years Ended December 31, 1996, 1995 and 1994
 and Nine Months Ended September 30, 1996 and 1997 (Unaudited) ...........   F-4

Statements of Stockholders' Equity--Years Ended
 December 31, 1996, 1995 and 1994 ........................................   F-5

Statements of Stockholders' Equity--Nine Months Ended
 September 30, 1997 (Unaudited) ..........................................   F-6

Statements of Cash Flows--Years Ended December 31, 1996, 1995 and 1994
 and Nine Months Ended September 30, 1996 and 1997 (Unaudited) ...........   F-7

Notes to Financial Statements ............................................   F-9

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
CELGENE CORPORATION:


  We have audited the accompanying balance sheets of Celgene Corporation as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


  We conducted our audits in accordance with generally accepted audited standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Celgene Corporation as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.





Short Hills, New Jersey
February 27, 1997

                              CELGENE CORPORATION


                                BALANCE SHEETS

                                                                                                        (Unaudited)
                                                                          December 31,                 September 30,
                                                               -----------------------------------   -----------------
                                                                     1995               1996               1997
                                                               ----------------   ----------------   -----------------
                           ASSETS
Current assets:
  Cash and cash equivalents ................................    $     337,165      $     922,961      $      475,638
  Marketable securities available for sale .................       11,375,740         16,892,023           4,527,139
  Accounts receivable ......................................          397,241            378,595             168,426
  Other current assets .....................................          404,011            635,841             638,017
                                                                -------------      -------------      --------------
    Total current assets ...................................       12,514,157         18,829,420           5,809,220
Plant and equipment, net ...................................        1,207,805          1,940,615           2,521,901
Other assets ...............................................           41,250             41,250              79,167
Deferred debt costs ........................................          448,006            126,577                  --
                                                                -------------      -------------      --------------
Total assets ...............................................    $  14,211,218      $  20,937,862      $    8,410,288
                                                                =============      =============      ==============
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .........................................    $     607,206      $   1,552,674      $    1,308,110
  Accrued expenses .........................................        1,610,846            881,604           1,367,327
  Capitalized lease obligation .............................               --                 --             210,499
                                                                -------------      -------------      --------------
    Total current liabilities ..............................        2,218,052          2,434,278           2,885,936
Capitalized lease obligation--net of current portion .......               --                 --             420,997
Convertible debentures .....................................        4,592,366          2,026,043                  --
Convertible debentures-accrued interest ....................          258,299            412,532                  --
                                                                -------------      -------------      --------------
Total liabilities ..........................................        7,068,717          4,872,853           3,306,933
                                                                -------------      -------------      --------------
Stockholders' equity:
 Preferred stock, $.01 par value per share; 5,000,000 shares authorized, Series A convertible, redeemable 4.9%
  cumulative preferred; 267 shares issued and outstanding
  at December 31, 1996; includes $533,416 accretion
  premium. 80 shares issued and outstanding at September
  30, 1997, includes 306,633 accretion .....................               --         13,883,416           4,306,633
 Series B Convertible, redeemable, 9% cumulative preferred,
  par value $.01 per share. Authorized 20,000 shares; issued
  5,000 shares; outstanding at September 30, 1997-0 ........               --                 --                  --
 Common stock, $.01 par value per share;
  20,000,000 shares authorized; 8,807,863 and 10,611,422
  shares issued and outstanding at December 31, 1995 and
  1996, respectively. 13,191,278 issued and outstanding at
  September 30, 1997 .......................................           88,079            106,114             131,913
 Common stock in treasury, at cost -- 24,271 and 29,985
  shares at December 31, 1995 and December 31, 1996,
  respectively. 22,888 shares at September 30, 1997 ........             (243)          (100,239)            (76,534)
 Additional paid-in capital ................................       78,064,288         94,770,176         112,322,889
 Unamortized deferred compensation-restricted stock ........           (7,085)            (1,133)                 --
 Accumulated deficit .......................................      (70,989,400)       (92,599,039)       (111,581,674)
 Net unrealized gain (loss) on marketable securities
  available for sale .......................................          (13,138)             5,714                 128
                                                                -------------      -------------      --------------
  Total stockholders' equity ...............................        7,142,501         16,065,009           5,103,355
                                                                -------------      -------------      --------------
Total liabilities and stockholders' equity .................    $  14,211,218      $  20,937,862      $    8,410,288
                                                                =============      =============      ==============

                See Accompanying Notes to Financial Statements.

                              CELGENE CORPORATION


                           STATEMENTS OF OPERATIONS

                                                                                                      (Unaudited)
                                                                                                 For Nine Months Ended
                                                   For Years Ended December 31,                      September 30,
                                         ------------------------------------------------- ---------------------------------
                                              1994             1995             1996             1996             1997
                                         --------------- ---------------- ---------------- ---------------- ----------------
Revenues:
 Chirally pure intermediates ........... $  1,997,636     $     657,753    $   1,465,715    $   1,096,605    $     896,870
 Research contracts ....................      258,000           515,000        1,036,665          711,666          919,068
                                         -------------    -------------    -------------    -------------    -------------
 Total revenues ........................    2,255,636         1,172,753        2,502,380        1,808,271        1,815,938
Expenses:
 Cost of goods sold ....................    1,096,687           792,251          981,448          683,005          641,862
 Research and development ..............    6,492,468         8,183,045       16,322,825       10,981,813       13,285,060
 Selling, general and
   administrative ......................    3,130,551         2,857,758        4,001,419        2,738,528        5,780,827
                                         -------------    -------------    -------------    -------------    -------------
 Total expenses ........................   10,719,706        11,833,054       21,305,692       14,403,346       19,707,749
                                         -------------    -------------    -------------    -------------    -------------
Loss from operations ...................   (8,464,070)      (10,660,301)     (18,803,312)     (12,595,075)     (17,891,811)
Other Income and Expense:
 Interest income .......................      586,931           568,516        1,308,244          989,751          441,436
 Interest expense ......................           --           424,738          323,913          255,535          104,866
                                         -------------    -------------    -------------    -------------    -------------
Loss from continuing operations ........   (7,877,139)      (10,516,523)     (17,818,981)     (11,860,859)     (17,555,241)
Discontinued operations (note 9):
 Loss from operations ..................   (1,497,088)               --               --               --               --
 Loss on disposal ......................     (839,000)               --               --               --               --
                                         -------------    -------------    -------------    -------------    -------------
 Loss from
 discontinued operations ...............   (2,336,088)               --               --               --               --
                                         -------------    -------------    -------------    -------------    -------------
 Net loss ..............................  (10,213,227)      (10,516,523)     (17,818,981)     (11,860,859)     (17,555,241)
Accretion of premium payable on
 preferred stock and warrants
 (note 6) ..............................           --                --        1,012,881          764,138          474,317
Deemed dividend for preferred
 stock conversion discount Series
 A&B (note 6) ..........................           --                --        2,777,777        2,777,777          953,077
                                         -------------    -------------    -------------    -------------    -------------
Net loss applicable to
 common stockholders ................... $(10,213,227)    $ (10,516,523)   $ (21,609,639)   $ (15,402,774)   $ (18,982,635)
                                         =============    =============    =============    =============    =============
 Per share of Common Stock
 (note 2):
 Loss from continuing operation ........ $      (1.00)    $       (1.30)   $       (1.89)   $       (1.29)           (1.51)
 Loss from discontinued operation                (.30)               --               --               --               --
 Net loss applicable to
   common stockholders ................. $      (1.30)    $       (1.30)   $       (2.29)           (1.67)           (1.63)
                                         =============    =============    =============    =============    =============
Weighted average number of shares
 of common stock outstanding ...........    7,853,000         8,073,000        9,450,000        9,227,000       11,647,000


                See Accompanying Notes to Financial Statements.

                              CELGENE CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1994, 1995 and 1996

                                               Common Stock            Preferred Stock          Treasury Stock
                                          ----------------------- ------------------------- -----------------------
                                             Shares      Amount    Shares       Amount        Shares      Amount
                                          ------------ ---------- -------- ---------------- ---------- ------------
Balances at December 31, 1993 ........... 7,864,538    $78,646    --       $--              (21,604)   $(217)
Repurchase of shares ....................                                                    (2,667)         (26)
Restricted stock forfeited ..............    (4,000)       (40)
Exercised stock options .................    26,422        264
Amortization of deferred
 compensation ...........................
Change in net unrealized gain (loss)
 on marketable securities ...............
Net loss ................................
                                          ----------   --------     ---    -------------    -------    ---------
Balances at December 31, 1994 ........... 7,886,960     78,870       --               --    (24,271)        (243)
Exercised stock options .................    24,987        250
Amortization of deferred
 compensation ...........................
Discount for convertible debentures to
 adjust to market yield .................
Conversion of convertible debentures ...    895,916      8,959
Cost associated with conversion of
 convertible debentures, net ............
Change in net unrealized gain (loss)
 on marketable securities ...............
Net loss ................................
                                          ----------   --------     ---    -------------    -------    ---------
Balances at December 31, 1995 ........... 8,807,863     88,079       --               --    (24,271)        (243)
Exercised stock options .................    42,069        420
Repurchase of shares ....................                                                    (5,714)     (99,996)
Amortization of deferred
 compensation ...........................
Conversion of convertible debentures ...    372,681      3,727
Issuance of preferred stock, net ........                           503       25,150,000
Conversion of preferred stock ........... 1,388,809     13,888     (236)     (12,141,309)
Preferred stock lock-up warrants ........
Accretion of premium on preferred
 stock ..................................                                        874,725
Deemed dividend for preferred stock
 conversion discount ....................
Change in net unrealized gain (loss)
 on marketable securities ...............
Net loss ................................
                                          ----------   --------     ---    -------------    -------    ---------
Balances at December 31, 1996 ........... 10,611,422   $106,114     267    $  13,883,416    (29,985)   $(100,239)
                                          ==========   ========   ======   ==============   ========   ==========



                                                                                          Net Unrealized
                                                                                          Gain (Loss) on
                                                                                            Marketable
                                                                                            Securities
                                            Additional     Unamortized                      Available
                                              Paid-in        Deferred      Accumulated         For
                                              Capital      Compensation      Deficit           Sale            Total
                                          --------------- -------------- --------------- ---------------- ----------------
Balances at December 31, 1993 ........... $70,554,294       $(77,459)     $(50,259,650)        $--        $20,295,614
Repurchase of shares ....................         (134)                                                            (160)
Restricted stock forfeited ..............      (44,960)        15,627                                           (29,373)
Exercised stock options .................      175,568                                                          175,832
Amortization of deferred
 compensation ...........................                      42,658                                            42,658
Change in net unrealized gain (loss)
 on marketable securities ...............                                                     (267,278)        (267,278)
Net loss ................................                                 (10,213,227)                      (10,213,227)
                                          ------------     ----------    ------------    -------------    -------------
Balances at December 31, 1994 ...........   70,684,768        (19,174)    (60,472,877)        (267,278)      10,004,066
Exercised stock options .................      170,638                                                          170,888
Amortization of deferred
 compensation ...........................                      12,089                                            12,089
Discount for convertible debentures to
 adjust to market yield .................    1,194,434                                                        1,194,434
Conversion of convertible debentures ...     6,370,680                                                        6,379,639
Cost associated with conversion of
 convertible debentures, net ............     (356,232)                                                        (356,232)
Change in net unrealized gain (loss)
 on marketable securities ...............                                                      254,140          254,140
Net loss ................................                                 (10,516,523)                      (10,516,523)
                                          ------------     ----------    ------------    -------------    -------------
Balances at December 31, 1995 ...........   78,064,288         (7,085)    (70,989,400)         (13,138)       7,142,501
Exercised stock options .................      337,521                                                          337,941
Repurchase of shares ....................                                                                       (99,996)
Amortization of deferred
 compensation ...........................                       5,952                                             5,952
Conversion of convertible debentures ...     2,645,388                                                        2,649,115
Issuance of preferred stock, net ........   (1,320,375)                                                      23,829,625
Conversion of preferred stock ...........   12,127,421                                                               --
Preferred stock lock-up warrants ........      138,156                       (138,156)                               --
Accretion of premium on preferred
 stock ..................................                                    (874,725)                               --
Deemed dividend for preferred stock
 conversion discount ....................    2,777,777                                      (2,777,777)              --
Change in net unrealized gain (loss)
 on marketable securities ...............                                                       18,852           18,852
Net loss ................................                                 (17,818,981)                      (17,818,981)
                                          ------------     ----------    ------------    -------------    -------------
Balances at December 31, 1996 ........... $ 94,770,176     $   (1,133)   $(92,599,039)   $       5,714    $  16,065,009
                                          =============    ==========    =============   ==============   ==============

                See Accompanying Notes to Financial Statements.

                              CELGENE CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      Nine Months Ended September 30, 1997
                                  (Unaudited)

                                                Common Stock             Preferred Stock            Treasury Stock
                                           ----------------------- ---------------------------- -----------------------
                                              Shares      Amount     Shares         Amount        Shares      Amount
                                           ------------ ---------- ----------- ---------------- ---------- ------------
      Balances at December 31, 1996         10,611,422   $106,114      267     $ 13,883,416      (29,985)   $(100,239)
Exercised stock options ..................       2,033         20
Issuance of stock award ..................       5,000         50
Amortization of Deferred
 Compensation ............................
Conversion of Convertible
 debentures ..............................     441,248      4,413
Issuance of Preferred Stock (Series B)
 net .....................................                            5,000        4,046,923
Conversion of Preferred Stock ............   2,131,575     21,316    (5,174)     (14,329,813)
Accretion of premium or preferred
 stock, net ..............................                                           474,317
Redemption of Preferred Shares ...........                              (13)        (721,287)
Deemed dividend on Series B
 Preferred and fair value of warrants .....                                          953,077
Change in net unrealized gain (loss)
 on marketable securities ................
Accumulated Deficit ......................
Issuance of Stock for employee
 benefits ................................                                                        7,097        23,705
                                            ----------   --------   -------    -------------    -------     ---------
Balances at September 30, 1997 ...........  13,191,278   $131,913        80    $   4,306,633    (22,888)    $ (76,535)
                                            ==========   ========   =======    =============    =======     =========



                                                                                             Net Unrealized
                                                                                             Gain (Loss) on
                                                                                              Marketable
                                                                                              Securities
                                             Additional    Unamortized                         Available
                                              Paid-in        Deferred       Accumulated           For
                                              Capital      Compensation       Deficit            Sale            Total
                                           -------------- -------------- ------------------ --------------- ----------------
      Balances at December 31, 1996         $94,770,176      $(1,133)      $(92,599,039)        $5,714        $16,065,009
Exercised stock options ..................        12,675                                                           12,695
Issuance of stock award ..................        55,575                                                           55,625
Amortization of Deferred
 Compensation ............................                     1,133                                                1,133
Conversion of Convertible
 debentures ..............................     2,326,891                                                        2,331,304
Issuance of Preferred Stock (Series B)
 net .....................................       793,825                                                        4,840,748
Conversion of Preferred Stock ............    14,308,497                                                               --
Accretion of premium or preferred
 stock, net ..............................                                      (474,317)                              --
Redemption of Preferred Shares ...........                                                                       (721,287)
Deemed dividend on Series B
 Preferred and fair value of warrants .....                                     (953,077)                              --
Change in net unrealized gain (loss)
 on marketable securities ................                                                       (5,586)           (5,586)
Accumulated Deficit ......................                                   (17,555,241)                     (17,555,241)
Issuance of Stock for employee
 benefits ................................        55,250                                                           78,955
                                            ------------     -------      --------------      ---------     -------------
Balances at September 30, 1997 ...........  $112,322,889     $   -0-      $ (111,581,674)     $     128     $   5,103,355
                                            ============     =======      ==============      =========     =============

                See Accompanying Notes to Financial Statements.

                              CELGENE CORPORATION

                           STATEMENTS OF CASH FLOWS

                                                        Years Ended December 31,
                                          ----------------------------------------------------
                                                1994             1995              1996
                                          ---------------- ----------------- -----------------
Cash flows from operating activities:
 Loss from Continuing Operations ........ $  (7,877,139)    $ (10,516,523)   $  (17,818,981)
 Adjustments to reconcile loss from
   continuing operations to net cash
   used in operating activities:
   Depreciation .........................       675,352           776,741           685,351
   Amortization of convertible debt
    costs ...............................            --           173,192           234,540
   Amortization of deferred
    compensation ........................        58,285            12,089             5,952
   Interest on convertible
    debentures ..........................            --           424,738           323,914
 Issuance of stock for employee
  benefits ..............................            --                --                --
 Issuance of stock Award ................            --                --                --
 Change in current assets and liabilities:
   Increase in accounts payable and
    accrued expenses ....................        17,253           674,188           216,226
   (Increase) decrease in accounts
    receivable ..........................      (262,368)          225,843            18,646
   (Increase) decrease in other
    assets ..............................        60,381            24,833          (231,830)
                                          --------------    -------------    ---------------
 Net cash used in continuing
   operations ...........................    (7,328,236)       (8,204,899)      (16,566,182)
 Net cash used in discontinued
   operation ............................    (1,736,054)               --                --
                                          --------------    -------------    ---------------
 Net cash used in operating
   activities ...........................    (9,064,290)       (8,204,899)      (16,566,182)
                                          --------------    -------------    ---------------
Cash flows from investing activities:
 Capital expenditures ...................      (198,964)          (29,880)       (1,418,161)
 Proceeds from sales and maturities
   of marketable securities available
   for sale .............................    19,314,158        22,185,466       137,051,037
 Purchases of marketable securities
   available for sale ...................   (10,678,498)      (25,099,905)     (142,548,468)
                                          --------------    -------------    ---------------
 Net cash provided by (used in)
   investing activities .................     8,436,696        (2,944,319)       (6,915,592)
Cash flows from financing activities:
 Net proceeds from exercise of
   common stock options .................       130,672           170,888           237,945
 Capital lease funding ..................            --                --                --
 Net proceeds from issuance of
   convertible debentures ...............            --        11,022,570                --
 Redemption of Preferred Shares &
  cumulative dividend ...................
 Net proceeds from issuance of
   preferred stock ......................            --                --        23,829,625
                                          --------------    -------------    ---------------
 Net cash provided by financing
   activities ...........................       130,672        11,193,458        24,067,570
                                          --------------    -------------    ---------------
 Net increase (decrease) in cash and
   cash equivalents .....................      (496,922)           44,240           585,796
 Cash and cash equivalents at
   beginning of period ..................       789,847           292,925           337,165
                                          --------------    -------------    ---------------
 Cash and cash equivalents at end
   of period ............................ $     292,925     $     337,165    $      922,961
                                          ==============    =============    ===============



                                                      (Unaudited)
                                                  Nine Months Ended
                                                  September 30, 1997
                                          -----------------------------------
                                                1996              1997
                                          ----------------- -----------------
Cash flows from operating activities:
 Loss from Continuing Operations ........ $  (11,860,859)    $ (17,555,241)
 Adjustments to reconcile loss from
   continuing operations to net cash
   used in operating activities:
   Depreciation .........................        684,983           747,096
   Amortization of convertible debt
    costs ...............................             --                --
   Amortization of deferred
    compensation ........................          4,818             1,133
   Interest on convertible
    debentures ..........................        255,535            68,736
 Issuance of stock for employee
  benefits ..............................             --            78,955
 Issuance of stock Award ................             --            55,625
 Change in current assets and liabilities:
   Increase in accounts payable and
    accrued expenses ....................        187,199            65,152
   (Increase) decrease in accounts
    receivable ..........................        146,969           210,169
   (Increase) decrease in other
    assets ..............................       (317,570)          (40,093)
                                          ---------------    -------------
 Net cash used in continuing
   operations ...........................    (10,898,925)      (16,368,468)
 Net cash used in discontinued
   operation ............................             --                --
                                          ---------------    -------------
 Net cash used in operating
   activities ...........................    (10,898,925)      (16,368,468)
                                          ---------------    -------------
Cash flows from investing activities:
 Capital expenditures ...................     (1,186,284)       (1,201,805)
 Proceeds from sales and maturities
   of marketable securities available
   for sale .............................    117,485,212        41,750,254
 Purchases of marketable securities
   available for sale ...................   (126,698,269)      (29,390,956)
                                          ---------------    -------------
 Net cash provided by (used in)
   investing activities .................    (10,399,341)       11,157,493

Cash flows from financing activities:
 Net proceeds from exercise of
   common stock options .................        237,946            12,695
 Capital lease funding ..................             --           631,496
 Net proceeds from issuance of
   convertible debentures ...............             --                --
 Redemption of Preferred Shares &
  cumulative dividend ...................                         (721,287)
 Net proceeds from issuance of
   preferred stock ......................     23,829,625         4,840,748
                                          ---------------    -------------
 Net cash provided by financing
   activities ...........................     24,067,571         4,763,652
                                          ---------------    -------------
 Net increase (decrease) in cash and
   cash equivalents .....................      2,769,305          (447,323)
 Cash and cash equivalents at
   beginning of period ..................        337,165           922,961
                                          ---------------    -------------
 Cash and cash equivalents at end
   of period ............................ $    3,106,470     $     475,638
                                          ===============    =============

                                                                     (continued)

                See Accompanying Notes to Financial Statements.

                              CELGENE CORPORATION

                                                                                                   (Unaudited)
                                                                                                Nine Months Ended
                                                     Years Ended December 31,                   September 30, 1997
                                           ---------------------------------------------   ----------------------------
                                                1994            1995           1996            1996           1997
                                           --------------   ------------   -------------   ------------   -------------
Non-cash investing activity:
  Change in net unrealizable gain
   (loss) on marketable   securities
   available for sale ..................    $ (267,278)     $  254,140     $    18,852     $   13,791      $    (5,586)
                                            ==========      ===========    ============    ===========     ===========
Non-cash financing activities:
  Issuance of common stock upon
   the conversion of convertible
   debentures and accrued interest
   thereon, net ........................            --      $5,928,907     $ 2,649,115     $2,649,115      $ 2,331,304
                                            ==========      ===========    ============    ===========     ===========
  Accretion of premium payable on
   preferred stock and warrants ........            --              --     $ 1,012,881     $  989,751      $   474,317
                                            ==========      ===========    ============    ===========     ===========
  Deemed dividend for preferred
   stock conversion discount ...........            --              --     $ 2,777,777     $2,777,777      $   953,077
                                            ==========      ===========    ============    ===========     ===========
  Issuance of warrants for services
   rendered in connection
   with the issuance of convertible
   debentures ..........................            --      $   94,500              --             --               --
                                            ==========      ===========    ============    ===========     ===========
  Issuance of common stock upon
   the conversion of convertible
   preferred stock and accrued
   accretion thereon, net ..............            --              --     $12,141,309     $3,818,627      $14,329,813
                                            ==========      ===========    ============    ===========     ===========
  Issuance of common stock upon
   exercise of options
   through the return of common
   stock previously outstanding ........    $       --      $       --     $    99,996     $   99,996      $        --
                                            ==========      ===========    ============    ===========     ===========

                 See Accompanying Notes to Financial Statements.

                              CELGENE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
    December 31, 1994, 1995 and 1996 and September 30, 1997 Data (Unaudited)

(1) NATURE OF BUSINESS AND LIQUIDITY


Celgene Corporation ("Celgene" or the "Company") is engaged in the development and commercialization of human pharmaceuticals and agrochemicals, and is employing two broad technology platforms: (i) small molecule immunotherapeutic compound development and (ii) biocatalytic chiral chemistry synthesis. The initial therapeutic focus of the immunology program is the development of small molecule pharmaceuticals that have the potential to selectively regulate Tumor Necrosis Factor[alpha] ("TNF[alpha]"), a protein whose overproduction has been linked to many chronic inflammatory and immunological diseases. The Company's lead compound in immunology is THALOMID[TM], its formulation of thalidomide, a potent yet selective inhibitor of TNF[alpha]. On September 19, 1997, the Company received an approvable letter from the U.S. Food and Drug Administration ("FDA") for THALOMID for the treatment of erythema nodosum leprosum ("ENL"), an inflammatory complication of leprosy. The Company expects to submit an additional New Drug Application ("NDA") in early 1998 for THALOMID in the treatment of cacexia (wasting) in patients with Acquired Immune Deficiency Syndrome ("AIDS"). Celgene has further applied its expertise in small molecule chemistry to develop novel and proprietary thalidomide analogues, as well as a class of proprietary immunotherapeutic pharmaceutical compounds called SelCIDs[TM] ("Selective Cytokine Inhibitory Drugs"). These two classes of compounds are orally administered small molecules that are highly specific for the suppression of TNF[alpha] and are intended to treat chronic inflammatory diseases and other disorders. The initial therapeutic focus of the biocatalytic chiral chemistry synthesis program is the development of chirally pure pharmaceuticals designed to have greater efficacy and fewer side effects than existing racemic versions. The Company's lead compound in this area is chirally pure dl-methylphenidate (currently marketed under the trade name Ritalin[RegTM]). The Company recently completed a Phase I/II trial and announced that its chirally pure version demonstrated statistically significant efficacy versus a placebo and preliminary indications of longer duration of action relative to the racemic version. The Company is also employing its biocatalytic chiral chemistry synthesis technology to develop chirally pure agrochemicals with superior attributes and/or lower manufacturing costs than the conventional, non-chirally pure equivalent, as well as to support its established business of supplying chirally pure intermediates to other pharmaceutical companies for drug development.

The Company expects that its rate of spending will increase as the result of increased clinical trial costs and expenses associated with the regulatory approval process and commercialization of products now in development. In order to assure funding for the Company's future operations, the Company needs to seek additional capital resources. However, no assurances can be given that the Company will be successful in raising additional capital. If the Company is unable to raise additional funds through these means, the Company believes that its current financial resources including its option to issue and sell $5,000,000 of Series B preferred stock at a second closing, which is subject to certain customary conditions, could fund operations through early 1998.

The preparation of the financial statements requires management to make estimates and assumptions that affect reported amounts and disclosures in these financial statements. Actual results could differ from those estimates. The Company is subject to certain risks and uncertainties such as uncertainty of product development, uncertainties regarding regulatory approval, no assurance of market acceptance of products, risk of product liability, uncertain scope of patent and proprietary rights, intense competition, and rapid technological change.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Cash Equivalents
At December 31, 1995 and 1996 and September 30, 1997, cash equivalents consisted principally of funds invested in overnight repurchase agreements, money market funds, and United States government securities such as treasury bills and notes.

(b) Marketable Securities
The Company has classified all of its marketable securities as securities available for sale. Such securities are to be held for an indefinite period of time and are intended to be used to meet the ongoing liquidity needs of the

                              CELGENE CORPORATION

    December 31, 1994, 1995 and 1996 and September 30, 1997 Data (Unaudited)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company. Realized gains and losses are included in operations and are measured using the specific cost identification method.

(c) Plant and Equipment
Plant and equipment are stated at cost. Depreciation of plant and equipment is provided using the straight-line method. The estimated useful lives of fixed assets are as follows:

   Laboratory equipment and machinery ........   5-10 years
   Furniture and fixtures ....................   5-10 years

Amortization of leasehold improvements is calculated using the straight-line method over the term of the lease or the life of the asset, whichever is shorter. Maintenance and repairs are charged to operations as incurred, while renewals and improvements are capitalized.

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In accordance with SFAS No. 121, the Company reviews long-lived assets for impairment whenever events or changes in business circumstances occur that indicate that the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of long-lived assets held and to be used based on undiscounted cash flows and measures the impairment, if any, using discounted cash flows. Adoption of SFAS No. 121 did not have a material impact on the Company's financial position, operating results or cash flows.

(d) Research and Development Costs
All research and development costs are expensed as incurred.

(e) Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for all years in which the temporary differences are expected to reverse.

Research and development tax credits will be recognized as a reduction of the provision for income taxes when realized.

(f) Revenue Recognition
Revenue from the sale of chemical intermediates is recognized upon product shipment. Revenue under research contracts is recorded as earned under the contracts, generally as services are provided. Revenue is recognized immediately for nonrefundable license fees when agreement terms require no additional performance on the part of the Company.

(g) Stock Options
The Company generally does not record compensation cost for the issuance of employee stock options since the options are generally issued with an exercise price equal to the market price at the date of grant. For the fair value of the employee stock options issued in 1995 and 1996, see note 7.

(h) Share Information
Net loss per share of common stock is based upon the weighted average number of shares of common stock outstanding. The assumed exercise of stock options, conversion of convertible debentures and convertible preferred stock are not considered, as the effect would be anti-dilutive.

                              CELGENE CORPORATION

    December 31, 1994, 1995 and 1996 and September 30, 1997 Data (Unaudited)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i) Presentation
Certain prior year amounts have been reclassified to conform with the current year presentation. In connection with the discontinuation of the Company's biotreatment operation (see note 9), the 1994 financial results applicable to continuing operations exclude amounts from the discontinued operation.

(j) Deferred Debt Costs
Deferred debt costs are amortized over the life of the debt.

(k) Fair Value of Financial Instruments
The fair value, which is the carrying value, of marketable securities available for sale is based on quoted market prices. The convertible debentures approximate fair value due to interest rates approximating market rates. For all other financial instruments their carrying value approximates fair value due to the short maturity of these instruments.

(3) PLANT AND EQUIPMENT

Plant and equipment consists of the following:

                                                                                  (Unaudited)
                                                         December 31,             September 30,
                                                 -----------------------------   --------------
                                                     1995            1996             1997
                                                 -------------   -------------   --------------
   Leasehold improvements ....................   $ 3,113,212     $ 3,731,518     $ 3,867,709
   Laboratory equipment and machinery ........     4,946,764       5,746,619       6,147,041
   Furniture and fixtures ....................       391,370         391,370         425,066
   Leased Equipment ..........................                                       631,496
                                                 -----------     -----------     -----------
                                                   8,451,346       9,869,507      11,071,312
   Less: accumulated depreciation ............     7,243,541       7,928,892       8,549,411
                                                 -----------     -----------     -----------
                                                 $ 1,207,805     $ 1,940,615     $ 2,521,901
                                                 ===========     ===========     ===========

(4) ACCRUED EXPENSES

Accrued expenses consists of the following:

                                                                            (Unaudited)
                                                     December 31,           September 30,
                                               -------------------------   --------------
                                                   1995          1996           1997
                                               ------------   ----------   --------------
   Professional and consulting fees ........   $  912,400     $357,859       $  725,396
   Accrued compensation ....................      610,111      457,849          409,554
   Other ...................................       88,335       65,896          232,377
                                               -----------    ---------      -----------
                                               $1,610,846     $881,604       $1,367,327
                                               ===========    =========      ===========

(5) CONVERTIBLE DEBENTURES

During 1995, the Company issued and sold in an offering pursuant to Regulation S, 8% Convertible Debentures due July 31, 1997 in the aggregate principal amount of $12,000,000, and received net proceeds, after offering costs, of $11,022,570. The recorded value of the debenture at the date of issuance was discounted to produce a market interest rate of approximately 13.5%. Such debentures are convertible into Common Stock at the option of either the holders thereof or the Company. The holders of the convertible debentures may convert the debentures into Common Stock of the Company at a conversion price that varies and is based upon the market price (as defined) of Common Stock for the five trading days preceding the date of conversion.

                              CELGENE CORPORATION

    December 31, 1994, 1995 and 1996 and September 30, 1997 Data (Unaudited)


(5) CONVERTIBLE DEBENTURES (Continued)

The Company may require the conversion of the convertible debentures commencing October 15, 1995 through July 30, 1997 at a conversion price which varies and is based upon the market price of the Common Stock on the date of conversion. The Company also has the right to redeem any convertible debenture upon which it has received notice of intent to convert. The redemption price is the greater of 115% of the principal and the accrued interest on the redeemed debenture or an amount which is based on the appreciation of the Common Stock from the date of issuance of the debentures. The Company has classified the debentures at December 31, 1996 as a long term liability since it has the ability and intent to convert them into Common Stock.

As of December 31, 1996, convertible debentures in the aggregate principal amount of $9,750,000 plus accrued interest, had been converted into a total of 1,268,597 shares of Common Stock. No interest as paid in cash.

As of September 30, 1997, all convertible debentures in the aggregate principal amount of $12,000,000, plus accrued interest, had been converted into a total of 1,709,845 shares of common stock. No interest was paid in cash.

(6) SERIES A CONVERTIBLE PREFERRED STOCK

Series A

On March 13, 1996, in a private placement, the company completed the sale of 503 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), at an issue price of $50,000 per share. The Company received net proceeds, after offering costs, of $23,829,625. The Preferred Stock, plus accretion at a rate of 4.9% per year, is convertible into common stock of the Company at the option of the holders thereof at a conversion price per share of common stock equal, generally, to the lesser of (i) $18.81 or (ii) 90% of the average closing price per share of the common stock for the seven trading days immediately prior to the date of conversion. The Preferred Stock primarily became convertible during the third quarter of 1996. As a result of recent guidance related to the issuance of securities with variable conversion features the Company recognized the value of the discount to market conversion feature as a deemed dividend. Had this been recorded in the third quarter the net loss applicable to common stockholders would have been $(8,584,611) and the related per share amount would have been $(.90). The average closing price per share of common stock for the seven trading days immediately prior to December 31, 1996 was $11.25.

The Company may redeem the shares in increments of not less than $1.5 million plus accretion commencing December 13, 1996, on thirty business days written notice to the preferred stockholders, at a price that equals a specified premium, ranging from 120% to 130%, of the purchase price plus accretion premium. Under certain conditions, upon receipt of a conversion notice from the holder, the Company has the right (i) to redeem shares presented for conversion, or (ii) to defer conversion for 90 days in exchange for warrants to purchase additional shares of common stock as specified in the Certificate of Designation of Series A Convertible Preferred Stock. Any shares of Series A Convertible Preferred Stock outstanding on March 13, 1998 shall be converted automatically into common stock on such date at the conversion price then in effect. The holders of Preferred Stock have no voting rights.

The Company granted registration rights to the subscribers in the Preferred Stock private placement. A registration statement with respect to investor resales of common shares underlying the Preferred Stock was filed and declared effective on June 10, 1996. In connection with the private placement, the Company also granted to certain executives and affiliates of the placement agent warrants, valued at $60,168, to purchase an aggregate of 66,853 shares of common Stock at an exercise price of $20.52, subject to proportional adjustment in the event that the Company undertakes a stock split, stock dividend, recapitalization or similar event. These warrants are exercisable for a period of five years from the date of issuance.

                              CELGENE CORPORATION

    December 31, 1994, 1995 and 1996 and September 30, 1997 Data (Unaudited)


(6) SERIES A CONVERTIBLE PREFERRED STOCK (Continued)

As of December 31, 1996, 236 shares (as of January 31, 1997, 276 shares) of the Series A Preferred Stock, with their respective accrued accretion, had been converted into 1,388,809 (1,590,745 at January 31, 1997) shares of common stock. Through December 31, 1996 the Company had accrued $874,725 representing accretion of the premium on the Preferred Stock of which $533,416 relates to preferred shares not yet tendered for conversion. As of December 31, 1996 the Company had also issued warrants valued at $138,156, that entitle certain stockholders of the Series A Preferred Stock to purchase 153,507 shares of common stock at an exercise price of $11.50. The warrants were issued in exchange for the deferral of conversion for 90 days. These warrants are exercisable for a period of two years from the date of issuance.

As of September 30, 1997, 423 shares of the Series A Preferred Stock, with their respective accrued accretion, had been converted or redeemed into 2,731,915 shares of common stock. Through September 30, 1997 the Company had accrued $1,349,042 representing accretion of the premium on the Preferred Stock of which $306,633 relates to preferred shares not yet tendered for conversion. The company agreed to reduce the maximum conversion price of 58 shares to $8.50 per share of common stock from $18.81 for holders who agreed to a lock-up through December 1, 1997. The previously noted warrants are still outstanding at September 30, 1997.

Series B (Unaudited). On June 9, 1997, in a private placement, the Company completed the sale of 5,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred"), par value $.01 per share, at an issue price of $1,000 per share. A shelf registration statement with respect to holders' resales of Common Stock issuable upon conversion of Series B Preferred was filed and declared effective on August 6, 1997. The Company received net proceeds, after offering costs of $4,840,748. Subject to the satisfaction of certain conditions, the Company may, at its option, during specified periods ending June 9, 1998, issue and sell to such purchasers up to an additional 15,000 shares of Series B Prefered Stock, at an aggregate purchase price of $15 million, in increments of $5 million (5,000 shares). With respect to the third and fourth increments ($10 million) certain FDA approvals are necessary before Chancellor is obligated to buy the additional Series B Preferred Stock. As of September 30, 1997, all shares of Series B Preferred had been converted into Common Stock.

Upon request of the purchasers of the Series B Preferred (but no later than June 1, 1998) (in either case, the "Issuance Date"), the Company will issue warrants to acquire a number of shares of Common Stock equal to (i) 1,500,000 dividend by the Conversion Price in effect on the Issuance Date (230,769 warrans as of September 30, 1997) plus (ii) 37.5% of the Conversion Shares issuable on such Issuance Date upon conversion of all shares of Series B Preferred Stock issued through the Issuance Date (288,461 warrants as of September 30, 1997). All such warrans will have a term of four years from the Issuance Date and an exercise price equal to 115% of the Conversion Price in effect on the Issuance Date. The fair value of warrants at the issuance date was $1.28 per warrant.

Through September 30, 1997, the Company had recorded $953,077 representing accretion of the deemed dividend on the Series B Preferred Stock. The deemed dividend represents the difference between the Series B Preferred Stock conversion price and the Company's Common Stock fair market value at the date of issuance. The deemed dividend and the fair value of the warrants was accreted over the lock-up period subject to acceleration contingencies. Such contingencies were met and the full deemed dividend was recognized at that time.

(7) STOCK BASED COMPENSATION

(a) Stock Options
On June 16, 1995, the stockholders of the Company approved the 1995 Non-Employee Directors' Incentive Plan, which provides for the granting of non-qualified stock options to purchase an aggregate of not more than 250,000 shares of common stock (subject to adjustment under certain circumstances) to directors of the Company who are not officers or employees of the Company ("Non-Employee Directors"). Non-employee Directors are no longer

                              CELGENE CORPORATION

    December 31, 1994, 1995 and 1996 and September 30, 1997 Data (Unaudited)


(7) STOCK BASED COMPENSATION (Continued)

eligible to participate in the 1992 Non-Employee Directors' Stock Option Plan. Each new Non-Employee Director, upon the date of his election or appointment, receives an option to purchase 20,000 shares of common stock. Additionally, upon the date of each annual meeting of stockholders, each continuing Non-Employee Director receives an option to purchase 10,000 shares of common stock (or a pro rata portion thereof if he has served less than one year), except that at the 1995 annual meeting of stockholders the Non-Employee Directors received an option to purchase 6,000 shares of common stock. On April 5, 1995, each Non-Employee Director received an initial grant of a non-qualified option to purchase 20,000 shares of common stock, upon shareholder approval of this plan, which was received June 16, 1995. The shares subject to each non-employee director's option grant of 20,000 shares vest in four equal annual installments commencing on the first anniversary of the date of grant. The shares subject to an annual meeting option grant vest in full on the date of the first annual meeting of stockholders held following the date of grant. All options are granted at an exercise price that equates to the fair market value of the Company's common stock at the grant date and expire 10 years after the date of grant. This plan terminates in 2005.

On May 27, 1992, the stockholders of the Company approved two new stock option plans: the 1992 Long-Term Incentive Plan (the "1992 Incentive Plan") and the 1992 Non-Employee Directors' Stock Option Plan (the "1992 Directors' Plan").

The 1992 Incentive Plan provides for the granting of options, restricted stock awards, stock appreciation rights, performance awards and other stock-based awards to employees and officers of the Company to purchase not more than an aggregate of 1,000,000 shares of common stock, subject to adjustment under certain circumstances. The Management Compensation and Development Committee of the Board of Directors (the "Committee") determines the type, amount and terms, including vesting, of any awards made under the Incentive Plan. This plan terminates in 2002.

With respect to options granted under the 1992 Incentive Plan, the 1992 Directors' Plan, and the 1986 Stock Option Plan that terminated in June 1996 (collectively, the "Plans"), the exercise price may not be less than the fair market value of the common stock on the date of grant. In general, each option granted under the Plans vests evenly over a three or four year period and expires 10 years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting period for options and restricted stock awards granted under the Plans is subject to certain acceleration provisions if a change in control, as defined in the Plans, occurs.

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its Plans. Accordingly, no compensation expense has been recognized for its stock based compensation plans other than for restricted stock awards. Had compensation expense for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net loss and loss per share would have been increased by approximately $198,000, or $0.02 per share in 1995 to $(10,714,694), or $(1.32) per share and approximately $1,905,000, or $0.20 per share in 1996 to $(23,514,639), or
$(2.49) per share. The weighted average fair value of the options granted during 1995 is estimated as $2.88 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of zero, weighted average volatility of 47%, weighted average risk free interest rate of 6.49% and an expected term of 2.91 years. The weighted average fair value of the options granted during 1996 is estimated as $5.01 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of zero, weighted average volatility of 43% weighted average risk free interest rate ranging of 6.49%, and a weighted average expected term of 2.22 years.

The pro forma effects on net loss and loss per share for 1995 and 1996 may not be representative of the pro forma effects in future years since compensation cost is allocated on a straight-line basis over the vesting periods of the grants, which extends beyond the reported years.

                              CELGENE CORPORATION

    December 31, 1994, 1995 and 1996 and September 30, 1997 Data (Unaudited)


(7) STOCK BASED COMPENSATION (Continued)

The following table summarizes the stock option activity for the Plans:

                                                                             Options
                                                            ------------------------------------------
                                        Shares Available                     Weighted Average Exercise
                                           for Grant           Shares            Price per Share
                                       ------------------   -------------   --------------------------
   Balance January 1, 1994 .........       1,268,794          1,145,969               $ 8.60
     Granted .......................        (418,994)           418,994                 7.20
     Exercised .....................              --            (26,422)                6.65
     Cancelled .....................         233,742           (233,742)                9.46
                                           ---------          ---------               -------
   Balance December 31, 1994 .......       1,083,542          1,304,799                 8.03
     Authorized ....................         250,000                 --                   --
     Granted .......................        (209,368)           209,368                 6.49
     Exercised .....................              --            (24,987)                6.84
     Cancelled .....................          78,712            (78,712)                9.24
                                           ---------          ---------               -------
   Balance December 31, 1995 .......       1,202,886          1,410,468                 7.75
     Expired Plan ..................        (139,999)                --                   --
     Granted .......................        (678,589)           678,589                13.25
     Exercised .....................              --            (42,069                 8.03
     Cancelled .....................          46,095            (46,095)                6.40
                                           ---------          ---------               -------
   Balance December 31, 1996 .......         430,393          2,000,893               $ 9.64
                                           =========          =========               =======

The following table summarizes information concerning options outstanding under the Plans at December 31, 1996:


                                Options Outstanding                                              Options Exercisable
------------------------------------------------------------------------------------   ----------------------------------------
    Range of        Number Outstanding                 Weighted Average                 Number Exercisable     Weighted Average
 Exercise Price        at 12/31/96         Remaining Term (Life)     Exercise Price        at 12/31/96         Exercise Price
----------------   --------------------   -----------------------   ----------------   --------------------   -----------------
  5.00-9.00               871,658                   6.2                  $ 6.52               675,658              $ 6.59
 9.01-13.00               601,266                   5.4                    9.93               424,181                9.78
13.01-18.00               527,969                   8.9                   14.42               110,004               14.03
                        ----------                  ---                  -------            ----------             -------
                        2,000,893                   6.7                  $ 9.64             1,209,843              $ 8.39
                        ==========                  ===                  =======            ==========             =======

On February 14, 1997 the Company granted 50,000 options to a Vice President exercisable at $10.69 (market price at the date of grant). These options vest evenly over four years and have a ten year term.

 (b) Restricted Stock Awards

 Restricted stock awards granted pursuant to the Plans generally require no payments by the grantee. All of the shares of stock subject to such restricted stock awards are subject to forfeiture if the employee's employment, or Non-Employee Director's association with the Company, is terminated or ended (except under certain circumstances) prior to a vesting period of generally three to five years from the restricted stock award grant date. The market price of the shares on the date of the grant is recorded as a deduction from stockholders' equity (unamortized deferred compensation--restricted stock) which is amortized to compensation expense over the applicable vesting period. There have been no grants of restricted stock in 1994, 1995, or 1996.

On January 1, 1997, the Company awarded 5,000 shares to the Company's Chairman and CEO, which were immediately vested.

 (c) Warrants

In connection with the retention of a financial advisor, the Company in February 1991 granted to such financial advisor a warrant to purchase, until January 15, 1996, 50,000 shares of common stock at a price of $6.50 per share. This warrant expired on January 15, 1996.

                              CELGENE CORPORATION

    December 31, 1994, 1995 and 1996 and September 30, 1997 Data (Unaudited)


(7) STOCK BASED COMPENSATION (Continued)

In connection with the retention of an investor relations firm, the Company in November 1994 granted to such firm a warrant to purchase until September 1, 1999, 50,000 shares of common stock at a price of $6.50 per share. This warrant was outstanding as of December 31, 1996.

In connection with the retention of an investment firm to assist in the sale and issuance of 8% Convertible Debentures, the Company in August, 1995 granted to such firm warrants to purchase until July 31, 2000, 105,000 shares of common stock at a price of $9.60 per share. These warrants were outstanding as of December 31, 1996.

In connection with the retention of an investment firm to assist in the sale and issuance of the Preferred Stock, the Company, in March, 1996 granted to such firm warrants to purchase until March 10, 2001, 66,853 shares of common stock at a price of $20.52. These warrants were outstanding as of December 31, 1996.

During 1996, the Company also issued warrants that entitled certain stockholders of the Series A Convertible Preferred Stock Warrants valued at $138,156, to purchase 153,507 shares of common stock at an exercise price of $11.50. The warrants were issued in exchange for the deferral of conversion for 90 days. These warrants are exercisable for a period of two years from the date of issuance. These warrants were outstanding as of December 31, 1996.

 (d) Rights Plan

During 1996, the Company adopted a shareholder rights plan ("Rights Plan"). The Rights Plan involves the distribution of one "Right" as a dividend on each outstanding share of the Company's common stock to all holders of record on September 26, 1996. Each Right shall entitle the holder to purchase one-tenth of a share of common stock. The Rights trade in tandem with the common stock until, and exercisable upon, certain triggering events, and the exercise price is based on the estimated long term value of the Company's common stock.

(8) INCOME TAXES

At December 31, 1995 and 1996, the tax effects of temporary differences that give rise to deferred tax assets are as follows:

                                                                                1995               1996
                                                                           ---------------   ----------------
   Deferred Assets:
     Federal and state net operating loss carryforwards ................   $ 26,510,000       $  33,998,000
     Research and experimentation tax credit carryforwards .............      1,851,000           2,050,000
     Plant and equipment, principally due to differences in depreciation      1,226,000           1,301,000
     Patents, principally due to differences in amortization ...........         90,000              75,000
     Accrued expenses, principally due to accrual for financial
      reporting purposes ...............................................        297,000             165,000
                                                                           -------------      -------------
   Total deferred tax assets ...........................................     29,974,000          37,589,000
   Valuation allowance .................................................    (29,974,000)        (37,589,000)
                                                                           -------------      -------------
   Net deferred tax assets .............................................   $         --       $          --
                                                                           =============      =============

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

At December 31, 1996, the Company had net operating loss carryforwards of approximately $85,000,000 that will expire in the years 2001 to 2011. The Company also has research and experimentation credit carryforwards of approximately $ 2,050,000 that expire in the years 2001 to 2011. Ultimate utilization/availability of such net operating losses and credits may be curtailed if a significant change in ownership occurs.

                              CELGENE CORPORATION

      December 31, 1994, 1995 and 1996 and September 30, 1997 (Unaudited)


(9) DISCONTINUED OPERATION

On June 16, 1994, the Company entered into an agreement with Sybron Chemicals, Inc. ("Sybron Chemicals") pursuant to which the Company has exclusively licensed its biotreatment technology and sold its biotreatment laboratory and field demonstration equipment to Sybron Chemicals. Under the terms of the agreement, Sybron Chemicals has the exclusive right to commercialize the Company's biocatalysis technology for the removal of hazardous wastes from manufacturing and process waste streams. During the next ten years, under the terms of the agreement, the Company will receive royalty payments based on a percentage of commercial net sales of biotreatment systems made by Sybron Chemicals. The Company has not recorded any royalty revenues in 1994, 1995 and 1996.

During the second quarter of 1994, the Company recognized a charge to discontinued operations of $839,000, or $.11 per share, for disposal of its biotreatment business, of which $536,000 represents a non-cash loss on the sale of capital equipment dedicated to the Company's biotreatment operations and $303,000 relates to severance arrangements with biotreatment personnel.

For the year ended December 31, 1994, revenues relative to the biotreatment operations were approximately $38,000. Direct expenses related to the biotreatment operations, primarily for personnel, research and development and depreciation, amounted to $1,535,000 for the year ended December 31, 1994.

(10) MARKETABLE SECURITIES AVAILABLE FOR SALE

Marketable securities available for sale at September 30, 1997 include debt securities with maturities ranging from October 1997 to April 1998. A summary of marketable securities at September 30, 1997 is as follows:

A summary of marketable securities at December 31, 1995 is as follows:

                                                         Gross          Gross        Estimated
                                                       Unrealized     Unrealized        Fair
                                          Cost            Gain           Loss          Value
                                      -------------   ------------   ------------   ------------
   US Government and agency
    obligations ...................   $ 8,892,723      $      --     $ (13,301)     $ 8,879,422
   Certificates of deposit ........     1,000,017             --           (22)         999,995
   Asset backed security ..........       500,665             --          (509)         500,156
   Commercial Paper ...............       995,473            694            --          996,167
                                      ------------     ----------    ----------     ------------
                                      $11,388,878      $     694     $ (13,832)     $11,375,740
                                      ============     ==========    ==========     ============

The net change in the unrealized gain (loss) for the year ended December 31, 1995 amounted to approximately $254,000. The proceeds from sales and maturities of marketable securities available for sale included gross realized gains and losses of approximately $34,000 and $148,000 respectively, for the year ended December 31, 1995.

                              CELGENE CORPORATION

      December 31, 1994, 1995 and 1996 and September 30, 1997 (Unaudited)
(10) MARKETABLE SECURITIES AVAILABLE FOR SALE (Continued)

Marketable securities available for sale at December 31, 1996 include debt securities with maturities ranging from January, 1997 to October, 1997. A summary of marketable securities at December 31, 1996 is as follows:


                                                         Gross          Gross        Estimated
                                                       Unrealized     Unrealized        Fair
                                          Cost            Gain           Loss          Value
                                      -------------   ------------   ------------   ------------
   Commercial Paper ...............   $ 8,369,006     $       --     $    (170)     $ 8,368,836
   Corporate Bonds ................     4,015,052          6,773            --        4,021,825
   Certificates of deposit ........     3,000,034             --          (424)       2,999,610
   US Government and agency
    obligations ...................   $ 1,502,217             --          (465)     $ 1,501,752
                                      ------------    -----------    ----------     ------------
                                      $16,886,309     $    6,773     $  (1,059)     $16,892,023
                                      ============    ===========    ==========     ============

The net change in the unrealized gain (loss) for the year ended December 31, 1996 amounted to approximately $19,000. The proceeds from sales and maturities of marketable securities available for sale included gross realized gains and losses of approximately $359,000 and $32,000 respectively, for the year ended December 31, 1996.


Marketable securities available for sale at September 30, 1997 include debt securities with maturities ranging from October 1997 to April 1998. A summary of market securities at September 30, 1997 is as follows:


                                                        Gross          Gross        Estimated
                                                      Unrealized     Unrealized       Fair
                                          Cost           Gain           Loss          Value
                                      ------------   ------------   ------------   -----------
   Commercial Paper ...............   $  733,793         $ --          $  --       $  733,793
   Corporate Bonds ................      999,790          210             --        1,000,000
   Certificates of Deposit ........           --           --             --               --
   US Government and agency
    obligations ...................    2,793,428           --            (82)       2,793,346
                                      ----------         ----          -----       ----------
                                      $4,527,011         $210          $ (82)      $4,527,139
                                      ==========         ====          =====       ==========

(11) COMMITMENTS AND CONTINGENCIES

(a) Lease
Celgene leases its main laboratory and office facilities in Warren Township, New Jersey. The current lease term for the main laboratory and office space expires in 1997 and has two five-year renewal options. The Company has notified the landlord of its intent to renew the lease for a five-year term into the year 2002. Annual payments are $330,000. The lease provides that at the end of each five-year term, the rent will be increased based upon the change in the consumer price index, but in no case shall the increase be greater than 20%. Celgene is also required to pay additional amounts for real estate taxes, utilities, and maintenance. Total rental expense amounted to $474,000, $448,000 and $453,000 in 1994, 1995 and 1996, respectively.

In January, 1997 the Company entered into a sub-lease agreement to lease an additional 18,000 square feet of laboratory and office space in Annandale, New Jersey. The sub-lease agreement is for a two year term, expiring in February, 1999. Annual payments are $227,500.

In July, 1997, the Company entered into an equipment leasing agreement; under the agreement, the Company can lease up to $1,000,000 of equipment for a three year term after which the Company can purchase the equipment for a nominal value. Through September 30, 1997, the Company has leased $631,000 of laboratory equipment under this agreement. Under this capital lease, the Company is committed to 36 monthly payments of approximately $19,000.

                              CELGENE CORPORATION

      December 31, 1994, 1995 and 1996 and September 30, 1997 (Unaudited)


(11) COMMITMENTS AND CONTINGENCIES (Continued)

(b) Employment Agreements
Celgene has employment agreements with certain officers and employees. The related outstanding commitments at December 31, 1996 total approximately $692,000 for 1997. As of September 30, 1997 the Company has outstanding commitments over the next four years of approximately $2,500,000. Employment contracts provide for an increase in compensation reflecting annual reviews and related salary adjustments.

(c) Contracts
The Company enters into sponsored research contracts from which certain revenues are derived. Aggregate research and development costs incurred in connection with such contracts totaled $247,000, $403,000, and $910,000, in 1994, 1995. For 1997 such costs are estimated to be approximately $606,000.

In August 1992, the Company entered into a two-year research and development agreement with The Rockefeller University. Under the terms of the agreement, the Company has the world-wide exclusive license to manufacture and market any drugs, including Thalomid, which may result from the research performed at The Rockefeller University. Rockefeller is entitled to receive royalties based on commercial sales of any such drugs. In July 1994 this agreement was extended for an additional two years and again in 1996 for an additional two years. Under terms of the extension, the Company is committed to pay the Rockefeller University $504,000 annually.

In December, 1995 the Company entered into an agreement with Penn Pharmaceutical, Ltd. of Great Britain ("Penn") to build a special facility devoted exclusively to the production of Thalomid. Under the terms of the agreement, based on certain milestones with respect to commencing production and U.S. Food & Drug Administration inspection, the Company is responsible for $320,000 of start-up and validation costs. In addition, the Company will lease the dedicated facility for a three year period. Annual facility payments are $268,000, which began in December, 1996. Penn will manufacture Thalomid and sell it exclusively to the Company.

(d) Contingencies
The Company believes it maintains insurance coverage adequate for its current needs.

The Company's operations are subject to environmental laws and regulations which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company reviews the effects of such laws and regulations on its operation and modifies its operations as appropriate. The Company believes that it is in substantial compliance with all applicable environmental laws and regulations.

(e) Concentration of Market Risk
During 1994, three customers accounted for approximately 83% (57%, 14% and 12% individually) of the total revenues. During 1995, one customer accounted for approximately 40% of the total revenues. During 1996, four customers accounted for approximately 73% (35%, 15%, 12% and 11% individually) of the total revenues.

Through September 30, 1997, three customers accounted for approximately 84% (44%, 34% and 6% individually) of the total revenues.

[CELGENE LOGO]             CHIRAL CHEMISTRY PLATFORM

                     [Drawing of Celgene C Molecule]

                     Many compounds exist in mirror
                     image conformations of each other.
                     One conformation may fit perfectly
                     into a receptor site and have desired
                     beneficial effects while the other may
                     be inactive or produce undesirable
                     effects. Chirally pure versions have
                     only the desired conformation.

                     Celgene's chiral chemistry platform,
                     based on the Company's patented
                     biocatalytic technology, supports
                     three commercial opportunities.


[Photo of
various pills]                                       [Photo of Cornfield]

Chirally Pure                                        Chirally Pure
Pharmaceuticals                                      Agrochemicals

Celgene recently                                     Celgene is applying its
completed a Phase I/II                               chiral technology to the
clinical trial for                                   production of chirally pure
d-methylphenidate, a                                 crop protection agents.
chirally pure version of                             Benefits could include a
Ritalin which has been                               significant reduction in
used for decades in the                              manufacturing costs and
treatment of Attention                               environmental burden.
Deficit Hyperactivity                                The first application of
Disorder ("ADHD"). The                               Celgene's technology is
next compound being                                  the subject of an R&D
developed by Celgene is a                            agreement with a major
chirally pure version of                             agrochemical company.
mexiletine, and is
targeted at treatment of
neuropathic pain.



                              [Photo of
                              Chiral intermediate
                              manufacturing process]

                              Chirally Pure
                              Intermediates

                              Celgene supplies chirally
                              pure intermediates as
                              building blocks to make
                              active ingredients for use
                              in new drug development.
                              Several large
                              pharmaceutical companies
                              are currently conducting
                              advanced clinical trials
                              for chirally pure
                              pharmaceuticals that
                              incorporate Celgene's
                              intermediates.

No dealer, salesperson or other person has      PROSPECTUS      October 27, 1997
been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, shares of tion to any person to whom it is not lawful to make such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date of this Prospectus.



            TABLE OF CONTENTS
-------------------------------------------
Prospectus Summary .....................  3
Risk Factors ...........................  6                2,600,000
Use of Proceeds ........................ 12
Celgene Corporation                                   Celgene Corporation
Price Range of Common Stock ............ 12
Dividend Policy ........................ 12               Common Stock
Capitalization ......................... 13
Dilution ............................... 14
Selected Financial Data ................ 15
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations ....................... 16
Business ............................... 21
Management ............................. 35
Security Ownership of Certain
   Beneficial Owners and Management .... 38
Description of Capital Stock ........... 39
Shares Eligible for Future Sale ........ 41
Underwriting ........................... 42
Legal Matters .......................... 44
Experts ................................ 44      SBC Warburg Dillon Read Inc.
Additional Information ................. 45
Incorporation of Certain Documents            Prudential Securities Incorporated
   by Reference ........................ 45
Index to Financial Statements .......... F-1   Loewenbaum & Company Incorporated

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.


The following table sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.



        SEC registration fee .....................   $  9,117
        NASD fee .................................      3,864
        Nasdaq additional listing ................     17,500
        Legal fees and expenses ..................    150,000
        Printing and engraving expenses ..........    200,000
        Accounting fees and expenses .............     50,000
        Transfer agent and registrar fees ........      5,000
        Miscellaneous ............................    164,519
                                                     ---------
          Total ..................................   $601,557
                                                     =========

Item 15. Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware ("DGCL") permits the Company and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of the Company or in an action by stockholders of the Company.

The Certificate of Incorporation of the Company (the "Charter") eliminates the liability of directors to stockholders or the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes the Company to indemnify its directors, officers, incorporators, employees, and agents with respect to certain costs, expenses, and amounts incurred in connection with an action, suit, or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee, or agent of the Company. In addition, the Charter permits the Company to provide additional indemnification rights to its officers and directors, and to indemnify them to the greatest extent possible under the DGCL. The Company has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Company has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this Registration Statement.

The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

The Underwriting Agreement filed as Exhibit 1.1 hereto provides for reciprocal indemnification between the Company and its controlling persons, on the one hand, and the Underwriters and their controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

1.1*    Form of Underwriting Agreement

3.1 Certificate of Incorporation of the Company, as amended (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, dated July 24, 1987).

3.2 By-laws of the Company (Incorporated by reference to the Company's Current Report on Form 8-K, dated September 16, 1996).

4.1 Form of Certificate of Designation of Series A Convertible Preferred Stock, par value $.01 per share (Incorporated by reference to Exhibit
        4.1 to the Company's Current Report on Form 8-K, dated March 13, 1996).

 4.2 Form of Certificate of Designation of Series B Convertible Preferred Stock, par value $.01 per share (Incorporated by reference to Exhibit
        4.1 to the Company's Current Report on Form 8-K, dated June 10, 1997).

 5.1*   Opinion of Proskauer Rose LLP.

10.1 Lease Agreement, dated January 16, 1987, between the Company and Powder Horn Associates (Incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1, dated July 24, 1987).

10.2 1992 Long-Term Incentive Plan (Incorporated by reference to Exhibit A to the Company's Proxy Statement, dated May 30, 1997).

10.3 1995 Non-Employee Directors' Incentive Plan (Incorporated by reference to Exhibit B to the Company's Proxy Statement, dated May 30, 1997).

10.4 Agent's Warrant issued in connection with the placement of 8% Convertible Debentures (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
        1995).

10.5 Form of Registration Rights Agreement in connection with Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, dated March 13, 1996).

10.6 Agent's Warrant issued in connection with the placement of Series A Convertible Preferred Stock (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

10.7* Form of Lock-Up Warrant issued to certain holders of Series A Convertible Preferred Stock.

10.8 Form of Registration Rights Agreement in connection with the Series B Convertible Preferred Stock (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, dated June 10, 1997).

10.9 Form of Warrant to be issued in connection with the issuance of Series B Convertible Preferred Stock (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated June 10, 1997).

10.10 Rights Agreement, dated as of September 16, 1996, between Celgene Corporation and American Stock Transfer & Trust Company (Incorporated by reference to the Company's Registration Statement on Form 8-A, filed on September 16, 1996).

10.11 Form of indemnification agreement between the Company and each officer and director of the Company (Incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

10.12* Form of Employment Agreement dated September 30, 1997 between the Company and John W. Jackson.

10.13* Form of Employment Agreement dated September 30, 1997 between the Company and Sol J. Barer.

10.14* Manufacturing Agreement between Penn Pharmaceuticals Limited and the Company.

23.1*   Consent of KPMG Peat Marwick LLP.

23.2*   Consent of Proskauer Rose LLP (included in Exhibit 5.1).

23.3*   Consent of Mathews, Collins, Shepherd and Gould, P.A.

23.4*   Consent of Kleinfeld, Kaplan & Becker.

24.1*   Powers of Attorney (included with signature page).

* Filed herewith.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       SIGNATURES AND POWER OF ATTORNEY
--------------------------------------------------------------------------------
KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints John W. Jackson and Sol J. Barer, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement on Form S-3, or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in- fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warren, State of New Jersey on October 27, 1997.


                                                  CELGENE CORPORATION




                                                  By: /s/ John W. Jackson
                                                      -------------------
                                                  John W. Jackson
                                                  Chairman of the Board
                                                  and Chief Executive Officer


Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on October 27, 1997 by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities indicated:


         Signature                                              Title
----------------------------                          --------------------------
/s/ John W. Jackson                                   Chairman of the Board and
-------------------------                             Chief Executive Officer
John W. Jackson

/s/ Sol J. Barer                                      Director
-------------------------
Sol J. Barer

/s/ Frank T. Cary                                     Director
-------------------------
Frank T. Cary

/s/ Arthur Hull Hayes, Jr.                            Director
-------------------------
Arthur Hull Hayes, Jr.

/s/ Richard C. E. Morgan                              Director
-------------------------
Richard C. E. Morgan

/s/ Walter L. Robb                                    Director
-------------------------
Walter L. Robb

/s/ Lee J. Schroeder                               Director
-------------------------                          Chief Financial Officer
Lee J. Schroeder

/s/ Robert C. Butler                               (Principal Financial Officer)
-------------------------
Robert C. Butler

/s/ James R. Swenson                               Controller (Principal
-------------------------                          Accounting Officer)
James R. Swenson

                                 EXHIBIT INDEX
--------------------------------------------------------------------------------

 1.1*   Form of Underwriting Agreement
 3.1 Certificate of Incorporation of the Company, as amended (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, dated July 24, 1987).
 3.2 By-laws of the Company (Incorporated by reference to the Company's Current Report on Form 8-K, dated September 16, 1996).
 4.1 Form of Certificate of Designation of Series A Convertible Preferred Stock, par value $.01 per share (Incorporated by reference to Exhibit
        4.1 to the Company's Current Report on Form 8-K, dated March 13, 1996).
 4.2 Form of Certificate of Designation of Series B Convertible Preferred Stock, par value $.01 per share (Incorporated by reference to Exhibit
        4.1 to the Company's Current Report on Form 8-K, dated June 10, 1997).
 5.1*   Opinion of Proskauer Rose LLP.
10.1 Lease Agreement, dated January 16, 1987, between the Company and Powder Horn Associates (Incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1, dated July 24, 1987).
10.2 1992 Non-Employee Directors' Incentive Plan (Incorporated by reference to Exhibit B to the Company's Proxy Statement, dated April 17, 1992).
10.3 1995 Non-Employee Directors' Incentive Plan (Incorporated by reference to Exhibit B to the Company's Proxy Statement, dated May 30, 1997).
10.4 Agent's Warrant issued in connection with the placement of 8% Convertible Debentures (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
        1995).
10.5 Form of Registration Rights Agreement in connection with Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, dated March 13, 1996).
10.6 Agent's Warrant issued in connection with the placement of Series A Convertible Preferred Stock (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.7* Form of Lock-Up Warrant issued to certain holders of Series A Convertible Preferred Stock.
10.8 Form of Registration Rights Agreement in connection with the Series B Convertible Preferred Stock (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, dated June 10, 1997).
10.9 Form of Warrant to be issued in connection with the issuance of Series B Convertible Preferred Stock (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated June 10, 1997).
10.10 Rights Agreement, dated as of September 16, 1996, between Celgene Corporation and American Stock Transfer & Trust Company (Incorporated by reference to the Company's Registration Statement on Form 8-A, filed on September 16, 1996).
10.11 Form of indemnification agreement between the Company and each officer and director of the Company (Incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996).
10.12* Form of Employment Agreement dated September 30, 1997 between the Company and John W. Jackson.
10.13* Form of Employment Agreement dated September 30, 1997 between the Company and Sol J. Barer.
10.14*  Penn Pharmaceutical Manufacturing Agreement.
23.1*   Consent of KPMG Peat Marwick LLP.
23.2*   Consent of Proskauer Rose LLP (included in Exhibit 5.1).
23.3*   Consent of Mathews, Collins, Shepherd and Gould, P.A.
23.4*   Consent of Kleinfeld, Kaplan & Becker.
24.1*   Powers of Attorney (included with signature page).

* Filed herewith.